   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 8, 1998

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                   FORM SB-2

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                           --------------------------

                                BENZ ENERGY LTD.

                 (Name of Small Business Issuer in its Charter)

   YUKON TERRITORY, CANADA                   1311                  76-0577348
 (State or Other Jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of
Incorporation or Organization)   Classification Code Number)     Identification
                                                                      No.)

                             1000 LOUISIANA STREET
                                   15TH FLOOR
                              HOUSTON, TEXAS 77002
                                 (713) 739-0351

          (Address and Telephone Number of Principal Executive Offices
                        and Principal Place of Business)

                          ERNEST J. LAFLURE, PRESIDENT
                       1000 LOUISIANA STREET, 15TH FLOOR
                              HOUSTON, TEXAS 77002
                                 (713) 739-0351

           (Name, Address and Telephone Number of Agent For Service)
                           --------------------------

                                 WITH COPY TO:

                            PORTER & HEDGES, L.L.P.
                                 700 Louisiana
                              Houston, Texas 77002
                                 (713) 226-0629
                             Attn: Samuel N. Allen
                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.
                           --------------------------

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                  PROPOSED MAXIMUM    PROPOSED MAXIMUM
          TITLE OF EACH CLASS OF                   AMOUNT             OFFERING           AGGREGATE           AMOUNT OF
        SECURITIES TO BE REGISTERED           TO BE REGISTERED   PRICE PER SHARE(1)  OFFERING PRICE(1)    REGISTRATION FEE
Common Stock, without par value............    36,849,575(2)            0.41             15,074,826          $4,710.88

(1) Pursuant to Rule 457(c), the registration fee is calculated based on the average of the high and low sales prices for the Common Stock reported on the Vancouver Stock Exchange September 1, 1998.

(2) Plus an indeterminate number of shares that may be issued upon conversion of outstanding debentures due to changes in the exchange rate of Canadian to U.S. dollars.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATE AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 8, 1998
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                                                    [LOGO]
PROSPECTUS                     36,849,575 SHARES

                                BENZ ENERGY LTD.

                                  COMMON STOCK
                               ------------------

    Of the 36,849,575 shares of common stock, without par value (the "Common Stock"), of Benz Energy Ltd., a Yukon Territory, Canada company (the "Company"), offered hereby (the "Offering"), 36,041,859 shares are being offered for sale upon conversion of $36.512 million principal amount of the Company's 9% Convertible Debentures, Series 1, and 9% Special Notes exchangeable for Series 2 and Series 3 9% Debentures (collectively, the "Debentures") by the holders of the Debentures (the "Debenture Holders"), and 807,716 shares are being offered for sale upon exercise of warrants by certain warrant holders (the "Warrant Holders") (the Debenture Holders and the Warrant Holders collectively, the "Selling Shareholders"). The Company will not receive any of the proceeds from the sale of the Common Stock offered hereby. See "Principal and Selling Shareholders."

    The Common Stock is traded on the Vancouver Stock Exchange (the "VSE") under the symbol "BZG." On September 3, 1998, the last reported sale price of the Common Stock, as reported on the VSE, was CDN $0.65 per share ($.42 per share based on the exchange rate of Canadian to U.S. dollars as reported by the Federal Reserve Bank of New York). Before the Offering, there has been no market for the Common Stock in the United States.
                            ------------------------
 THESE SECURITIES ARE SPECULATIVE IN NATURE AND INVOLVE A HIGH DEGREE OF RISK.
                   SEE "RISK FACTORS" BEGINNING ON PAGE 12."
                             ---------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.

    The Common Stock may be offered and sold from time to time by the Selling Shareholders through brokers, dealers or agents or directly to one or more purchasers in fixed price offerings, in negotiated transactions, at market prices prevailing at the time of sale or at prices related to such market prices. The terms of the offering and sale of Common Stock in respect of which this Prospectus is being delivered, including any discounts, commissions or concessions allowed, reallowed or paid to brokers, dealers or agents, the purchase price of the Common Stock and the proceeds to the Selling Shareholders, and any other material terms shall be as set forth in a Prospectus Supplement. See "Plan of Distribution" for indemnification arrangements, including indemnification of brokers, dealers and agents.

                THE DATE OF THIS PROSPECTUS IS OCTOBER   , 1998.

                 (This page has been left blank intentionally.)

                                    SUMMARY

    THE FOLLOWING SUMMARY SHOULD BE READ IN CONJUNCTION WITH, AND IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION AND FINANCIAL INFORMATION, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. INVESTORS SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER THE HEADING "RISK FACTORS." UNLESS OTHERWISE INDICATED HEREIN, ALL DOLLAR AMOUNTS ARE IN UNITED STATES DOLLARS. CERTAIN TERMS USED HEREIN RELATING TO THE OIL AND GAS INDUSTRY ARE DEFINED IN A "GLOSSARY" INCLUDED ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE NOTED HEREIN, REFERENCES IN THIS PROSPECTUS TO THE "COMPANY" MEANS BENZ ENERGY LTD. AND ITS WHOLLY OWNED SUBSIDIARIES.

GENERAL

    The Company is an independent energy company engaged in the exploration for and development of oil and natural gas. The Company has interests in over 25 oil and gas prospects primarily in the United States Gulf Coast areas of Mississippi, Texas and Louisiana. Most of the Company's prospects have been, are being, or are expected to be enhanced with three dimensional ("3-D") seismic data and computer aided exploration ("CAEX") technologies. The 3-D seismic data, when complete for the existing prospects, will cover over 950 square miles. The Company has drilled three wells that are in the process of being completed and three additional wells are currently being drilled. The Company's 1998 capital budget provides for a total of $27.4 million for drilling, prospect development, leasehold acquisitions and seismic data acquisitions. Of such amount, approximately $5.0 million is budgeted for development drilling, approximately $12.2 million is budgeted for exploratory drilling, testing and subsequent completions, $8.4 million is budgeted for seismic data acquisitions and the remainder is budgeted for leasehold purchases. The Company believes that its prospects represent a diverse array of technology enhanced, 3-D seismic confirmed oil and gas exploration prospects.

STRATEGY

    The Company's strategy is to expand its reserves, production and cash flows through the implementation of an exploration program that focuses on (i) obtaining dominant positions in targeted areas on the United States Gulf Coast in or adjacent to fields and trends that have historically produced hydrocarbons in significant quantities; (ii) enhancing the value of its prospects and reducing exploration risks through the use of 3-D seismic data and CAEX technologies; (iii) maintaining an experienced technical staff with the expertise necessary to take advantage of the Company's 3-D seismic data and CAEX technologies; (iv) adding reserves and production using modern reservoir stimulation methods and new drilling technology; and (v) retaining control over critical exploration decisions.

        OBTAIN DOMINANT POSITION IN CORE AREAS. The Company has identified core areas for exploration and development that have geological trends with demonstrated histories of prolific natural gas production from high porosity reservoir rocks with profiles suitable for seismic evaluation. The Company believes that by obtaining substantial working interests, related 3-D seismic data and significant acreage positions within its core areas, it will be able to achieve a dominant position in focused portions of those areas. With a dominant position, the Company believes it can better control the core areas' exploration opportunities and future production, and can attempt to minimize costs through economies of scale and other efficiencies inherent in its focused approach. Such cost savings and efficiencies include the ability to use the Company's 3-D seismic data to reduce exploration risks and lower its leasehold acquisition costs by identifying and purchasing leasehold interests only in those focused areas in which the Company believes exploratory drilling is most likely to be successful.

                                     [INSERT B]

        USE OF 3-D SEISMIC AND CAEX TECHNOLOGIES. The Company attempts to enhance the value of its prospects through the use of 3-D seismic data and CAEX technologies, with an emphasis on direct hydrocarbon detection technologies. These technologies create computer generated three-dimensional displays of subsurface geological formations that enable the Company's explorationists to detect seismic anomalies in structural features that are not apparent in two dimensional ("2-D") seismic surveys. The Company believes that 3-D seismic data, when properly used, will reduce drilling risks and costs by reducing the number of dry holes, optimizing well locations and reducing the number of wells required to exploit a discovery.

                [INSERT C HERE]                       [INSERT D HERE]

        EXPERIENCED TEAM. The Company maintains an experienced staff, including engineers, geologists, geophysicists, landmen and other technical personnel. (Shown left to right: Todd Grabois, Vice President, Finance; Ernest J. LaFlure, President and Chief Operating Officer; Prentis B. Tomlinson, Chairman and Chief Executive Officer; and Robert S. Herlin, Senior Vice President and Chief Financial Officer.

                                  [INSERT F HERE]

                     MANAGEMENT AND TECHNICAL STAFF                               PREVIOUS EXPERIENCE
------------------------------------------------------------------------  -----------------------------------
Prentis B. Tomlinson...............  Chrm. & CEO........................  TGS Geophysical; Tomlinson
                                                                            Interests

Ernest J. LaFlure..................  Pres. & COO........................  Shell Oil Company

Robert S. Herlin...................  Sr. VP & CFO.......................  Enron

Todd E. Grabois....................  VP Finance.........................  Price Waterhouse

William G. Foster..................  Land Mgr...........................  Shell Oil Company

James A. Honert....................  Mgr. of New Ventures...............  Shell Oil Company

John Lambuth.......................  Mgr. of Geophysics.................  Shell Oil Company; Meridian
                                                                            Resources

Ken Weisenburger...................  Explor. Project Mgr................  Shell Oil Company

David N. Witter....................  Mgr. of Geology....................  Shell Oil Company

Frank Falbo........................  Mgr. of Engineering................  Shell Oil Company

John A. Brooks.....................  Operations Mgr.....................  AA Production; Ranger Oil

Hiram Lucius.......................  Contract Negotiation...............  Output Exploration

    --PROFESSIONAL STAFF ABOVE HAS AN AVERAGE OF 18 YEARS' EXPERIENCE IN THE OIL AND GAS INDUSTRY.

        USE OF MODERN RESERVOIR STIMULATION METHODS AND NEW DRILLING TECHNOLOGY. In addition to applying 3-D seismic and CAEX technology, the Company uses the latest in industry reservoir stimulation and directional drilling techniques. For example, many of the Company's development and exploitation opportunities are "tight" reservoirs in which modern stimulation practices may significantly increase production. The Company is fostering alliances with service companies that are leaders in these areas.

        CONTROL OF EXPLORATION FUNCTIONS. The Company believes that controlling the most critical functions in the exploration process will enhance its ability to successfully develop its prospects. The Company has acquired a majority interest in many of its prospects, including interests in most of the 3-D seismic data relating to those prospects. In many cases where the Company does not own a majority of interest in a prospect, the Company still owns a greater interest than that of any other working interest owner. As a result, in most of its prospects, the Company is able to influence the selection of areas to explore, manage the land permitting and option process, determine seismic survey areas, oversee data acquisition and processing, prepare, integrate and interpret the data and identify each prospect drillsite. In addition, the Company will be the operator of many of the wells drilled within its prospects. See "Business and Properties--Prospects."

                                                                 Old Ocean Field
                                                                 Matagorda and Brazoria
                                                                 Counties, TX

                                                                 The Company is the
                                                                 operator
                                                                 for seismic data
                                                                 acquisition
                                                                 and deeper exploration
                                                                 production for the field.

RECENT DEVELOPMENTS

    In April, 1998, the Company completed the private placement of $37.5 million principal amount of the Debentures. The Debentures mature between March 31, 2003 and August 31, 2003, bear interest at 9% per annum, and are convertible into Common Stock at a conversion rate of CDN $1.70 per share, subject to adjustment in certain circumstances.

    A substantial portion of the Company's growth has been through acquisitions, including (i) in January 1998 the acquisition of certain oil and gas prospects from Lasco Energy Partners, L.P. ("Lasco") (the "Lasco Acquisition"); (ii) the acquisition on April 22, 1998 of certain oil and gas property interests of Calibre Energy, LLC ("Calibre") (the "Calibre Acquisition"); (iii) the acquisition on May 1, 1998 of certain oil and gas properties from Southern Gas Corporation (the "Southern Gas Acquisition"); and (iv) the acquisition effective June 30, 1998 of certain oil and gas property interests from Starbucks Trust (the "Starbucks Acquisition"); (the Lasco Acquisition, the Calibre Acquisition, Southern Gas Acquisition and Starbucks Acquisition are referred to collectively herein as the "Acquisitions"). The Calibre Acquisition, Southern Gas Acquisition and Starbucks Acquisition are awaiting approval from the VSE.

    The Company's principal executive offices are located at 1000 Louisiana Street, Houston, Texas 77002, and its telephone number at such address is (713) 739-0351.

THE PROSPECTS

    The Company's prospects are located primarily in the Gulf Coast areas of Mississippi, Louisiana, and Texas. Each of the prospects differs in scope and character and consists of one or more types of assets, such as 3-D seismic data, working interest in oil and gas leases, oil and gas lease options, contractual rights to earn a working interest in oil and gas leases, royalty interests or other mineral interests. Most of the Company's prospects have been, are being, or are expected to be enhanced with 3-D seismic data and CAEX technologies. The 3-D seismic data acquired will, when complete for the existing prospects, cover over 950 square miles (gross). The table below gives certain information regarding the location, objectives, and present status of the Company's most significant prospects as of June 30, 1998.

                                                    ADDITIONAL ACREAGE(4)       GROSS
                              LEASED ACREAGE                                   SQUARE
                         ------------------------  ------------------------   MILES OF
                            GROSS         NET         GROSS         NET      3-D SEISMIC    FORMATION       APPROX.
*PROSPECT                 ACRES(1)     ACRES(2)     ACRES(1)     ACRES(2)      DATA(5)      OBJECTIVE     TOTAL DEPTH
-----------------------  -----------  -----------  -----------  -----------  -----------  --------------  -----------     APPROX.
                                                                                                                         DRILLING
                                                                                                                         COSTS(4)
                                                                                                                       -------------
                                                                                                                        (THOUSANDS)
MISSISSIPPI
Oakvale Dome(3)(7).....       4,706        2,613       N/A          N/A              33   Hosston            16,700'     $   2,200
Glancy(3)(9)...........       3,726        2,477       N/A          N/A          N/A      Hosston;           21,000'     $   2,000
                                                                                            Cotton
                                                                                            Valley
Wausau(3)(10)..........       5,377        1,626       N/A          N/A              55   Cotton Valley      19,000'     $   2,200
Sardis Church
  Dome(3)(11)..........       4,000        2,835       N/A          N/A          N/A      Hosston            16,500'     $     800

TEXAS
East Buffalo(7)........       1,482          427       N/A          N/A              30   Cotton Valley      17,000'     $   6,000
LaHinch(3)(12).........       2,028        1,358       N/A          N/A              20   Wilcox             16,000'     $   2,500
Old Ocean(3)(13).......      N/A          N/A          81,082       35,873          120   Frio               16,000'     $   2,400
Oak Hill Field(3)(8)...       1,012          791       N/A          N/A          N/A      Cotton Valley       9,500'     $   2,000
Plum Grove(13).........      10,362        3,056       50,757       36,459          100   Yegua; Wilcox      15,000'     $   1,100
Rayburn(3)(11)(13).....       3,048        1,256        4,542        3,603           30   Yegua; Wilcox      15,000'     $   1,100

OTHER
Louisiana..............      13,163        2,222       N/A          N/A             478
Mississippi............      32,269       10,435       N/A          N/A              73
Texas..................       9,549        2,820       N/A          N/A              30
                         -----------  -----------  -----------  -----------         ---
  Total................      90,722       31,916      136,381       75,935          969
                         -----------  -----------  -----------  -----------         ---
                         -----------  -----------  -----------  -----------         ---

------------------------------

 (1) "Net Acres" means the sum of the fractional working interest owned in gross acres expressed as whole numbers and fractions thereof.

 (2) "Gross Acres" means an acre in which the Company owns a working interest. When used in conjunction with acreage under options, it means an acre in which the Company will acquire a working interest if and when the option is exercised.

 (3) Operated by the Company.

 (4) "Additional Acreage" refers to the number of acres in which the Company owns options for oil and gas leases from mineral owners and, with respect to part of the acreage reported for the Old Ocean Prospect, has contractual rights to earn a working interest from an oil and gas lease owner.

 (5) Represents 3-D seismic data acquired, being acquired or expected to be acquired.

 (6) Refers to the gross cost to drill and test a well to casing point, but does not include completion costs. The Company's share of drilling costs will be based on the Company's working interest in each well.

 (7) Drilling.

 (8) Reworking.

 (9) Preparing to drill.

 (10) Completing.

 (11) Soliciting industry participant.

 (12) Evaluating 3-D seismic data.

 (13) Shooting 3-D seismic survey.

------------------------------

*The foregoing table gives effect to the Acquisitions excluding the Starbucks Acquisition.

ESTIMATED PROVED RESERVES

    The following table sets forth information regarding the Company's estimated proved oil and gas reserve quantities, reserve values and discounted future net revenues. The information is based (i) with regard to some prospects, on estimates by independent petroleum engineers at January 1, 1998, as revised and adjusted in part by the Company's internal engineers as of July 1, 1998, (ii) in part on estimates by independent petroleum engineers at June 30, 1998 and (iii) with regard to some prospects, solely on estimates by the Company's internal engineers. No adjustments have been made to account for the intervening decrease in the market prices of oil and gas since January 1, 1998.

                                                                                                   PRESENT VALUE OF
                                                                                                   ESTIMATED FUTURE
                                                                                                     NET REVENUE
                                                                                                    BEFORE INCOME
                                                                             GAS       ESTIMATED        TAXES
                                                                         EQUIVALENT   FUTURE NET    (DISCOUNTED AT
                                                 GAS (MMCF)   OIL (BBL)    (MMCFE)      REVENUE      10 PERCENT)
                                                 -----------  ---------  -----------  -----------  ----------------
                                                                                             (IN THOUSANDS)
AS OF JANUARY 1, 1998(1):
Proved developed reserves......................      14,627     182,828      15,724    $  25,691      $   15,979
Proved undeveloped reserves....................      19,012     231,512      20,401       23,515           9,913
                                                 -----------  ---------  -----------  -----------        -------
                                                     33,639     414,340      36,125    $  49,206      $   25,892
                                                 -----------  ---------  -----------  -----------        -------
REVISIONS AND ADDITIONS(2):
Proved developed reserves......................      22,069     325,140      24,020    $  40,710      $   24,190
Proved undeveloped reserves....................      (3,668)    (15,609)     (3,762)      (7,066)         (4,626)
                                                 -----------  ---------  -----------  -----------        -------
                                                     18,401     309,531      20,258    $  33,644      $   19,564
                                                 -----------  ---------  -----------  -----------        -------
ESTIMATED AS OF JULY 1, 1998:
Proved developed reserves......................      36,696     507,968      39,744    $  66,401      $   40,169
Proved undeveloped reserves....................      15,344     215,903      16,639       16,449           5,287
                                                 -----------  ---------  -----------  -----------        -------
                                                     52,040     723,871      56,383    $  82,850      $   45,456
                                                 -----------  ---------  -----------  -----------        -------
                                                 -----------  ---------  -----------  -----------        -------

------------------------

(1) Estimated by Ryder Scott Company ("Ryder Scott") and T.J. Smith & Company, Inc. ("T.J. Smith"), each as of January 1, 1998.

(2) Based on (i) additions to the Company's reserves for the Glancy Prospect as estimated by Crocker Company ("Crocker") as of June 30, 1998, (ii) internally generated additions for the Company's increased interest in the Glancy Prospect as a result of the Starbucks Acquisition (developed from the Crocker estimate, referred to in (i) above, of the Company's reserves before the Starbucks Acquisition), (iii) internally generated additions for the recently completed East Morgantown Prospect, (iv) internally generated revisions of reserves in the Oakvale Dome Prospect based on recent reservoir pressure data, (v) internally generated additions for the Company's increased interest in the Oakvale Dome Prospect as a result of the Southern Gas Acquisition (based on the Ryder Scott estimates of January 1, 1998 referred to in note 1 above and revisions as noted in (iv) above), (vi) conversion of the proved undeveloped reserves at the White Castle Prospect to proved developed reserves (based on the State Lease 14720 #2 well) and
    (vii) less estimated production from all included prospects for the six-month period ended June 30, 1998.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

    The summary financial data below sets forth (i) the historical financial data as of and for the four months ended December 31, 1997 and the ten months ended August 31, 1997; (ii) unaudited historical financial data as of and for the six months ended June 30, 1998 and 1997; and (iii) pro forma statements of income giving effect to the Lasco Acquisition as if such transaction had been consummated at the inception of the Company on October 31, 1996. The historical financial data for the four months ended December 31, 1997 and the ten months ended August 31, 1997 are derived from the Company's audited financial statements. The financial data as of and for the six-month periods ended June 30, 1998 and 1997 are derived from the Company's unaudited consolidated financial statements. The unaudited consolidated financial statements include, in the opinion of the Company's management, all adjustments necessary for a fair presentation of the Company's financial position and results of operations and cash flows for such periods. Operating results for the six months ended June 30, 1998 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 1998. The statement of operations and balance sheet data are provided for comparative purposes only and should be read in conjunction with the Company's historical consolidated financial statements included elsewhere in this Prospectus. The pro forma information presents the revenues, direct costs and estimated depletion, depreciation and amortization related to the Lasco Acquisition as if such transaction occurred at the inception of the Company. The pro forma information is not necessarily indicative of the combined financial results as they may be in the future or as they might have been for the periods indicated had the Lasco Acquisition been consummated at the inception of the Company on October 31, 1996.

                                 SIX MONTHS ENDED JUNE 30,   SIX MONTHS     FOUR MONTHS     FOUR MONTHS     TEN MONTHS
                                                             ENDED JUNE        ENDED       ENDED DECEMBER      ENDED
                                 -------------------------  30, 1997 PRO   DECEMBER 31,     31, 1997 PRO    AUGUST 31,
                                     1998         1997        FORMA(1)      1997(2)(3)      FORMA(1)(2)     1997(2)(3)
                                 ------------  -----------  -------------  -------------  ----------------  -----------
                                        (UNAUDITED)
STATEMENTS OF OPERATIONS DATA:
Revenues:
  Oil and gas production
    revenues...................   $1,740,939   $   268,779   $ 1,846,076    $   707,987     $  1,579,950    $   444,203
                                 ------------  -----------  -------------  -------------  ----------------  -----------
Operating Expenses:
  Depletion, depreciation and
    amortization...............      989,531       152,673       750,271        634,493        1,053,338        240,403
  Operating costs..............      337,558        52,732       559,205         49,762          256,904         68,511
  General and administrative...    3,142,945     1,411,619     1,411,619      2,087,087        2,087,087      2,026,399
  Financing Costs:
    Interest expense...........    1,418,281        33,839        33,839        178,522          178,522         49,314
    Amortization of NPI........      920,267       --            --             427,506          427,506        --
    Amortization of deferred
      loan costs...............      356,445       --            --              42,857           42,857        --
    Interest income............     (307,824)      (23,558)      (23,558)       (23,825)         (23,825)       (59,200)
                                 ------------  -----------  -------------  -------------  ----------------  -----------
                                   6,857,203     1,627,305     2,731,376      3,396,402        4,022,389      2,325,427
                                 ------------  -----------  -------------  -------------  ----------------  -----------
Loss from operations before
  other income (expense) and
  provision for income taxes...   (5,116,264)   (1,358,526)     (885,300)    (2,688,415)      (2,442,439)    (1,881,224)
Other income (expense).........       --           107,126       107,126        (50,907)         (50,907)       (35,917)
                                 ------------  -----------  -------------  -------------  ----------------  -----------
Loss from operations before
  provision for income taxes...   (5,116,264)   (1,251,400)     (778,174)    (2,739,322)      (2,493,346)    (1,917,141)
Provision for income taxes.....       --           --            --             --               --             --
                                 ------------  -----------  -------------  -------------  ----------------  -----------
Net loss.......................   $(5,116,264) $(1,251,400)  $  (778,174)   $(2,739,322)    $ (2,493,346)   $(1,917,141)
                                 ------------  -----------  -------------  -------------  ----------------  -----------
                                 ------------  -----------  -------------  -------------  ----------------  -----------
Net loss per common
  share, basic.................   $    (0.16)  $     (0.06)  $     (0.03)   $     (0.10)    $      (0.08)   $     (0.09)
                                 ------------  -----------  -------------  -------------  ----------------  -----------
                                 ------------  -----------  -------------  -------------  ----------------  -----------
Weighted average number of
  common shares outstanding....   31,688,218    22,365,815    24,908,187     27,926,016       31,318,756     21,921,985
                                 ------------  -----------  -------------  -------------  ----------------  -----------
                                 ------------  -----------  -------------  -------------  ----------------  -----------


                                 TEN MONTHS ENDED
                                 AUGUST 31, 1997
                                 PRO FORMA(1)(2)
                                 ----------------

STATEMENTS OF OPERATIONS DATA:
Revenues:
  Oil and gas production
    revenues...................    $  2,914,227
                                 ----------------
Operating Expenses:
  Depletion, depreciation and
    amortization...............       1,213,131
  Operating costs..............         796,493
  General and administrative...       2,026,399
  Financing Costs:
    Interest expense...........          49,314
    Amortization of NPI........         --
    Amortization of deferred
      loan costs...............         --
    Interest income............         (59,200)
                                 ----------------
                                      4,026,137
                                 ----------------
Loss from operations before
  other income (expense) and
  provision for income taxes...      (1,111,910)
Other income (expense).........         (35,917)
                                 ----------------
Loss from operations before
  provision for income taxes...      (1,147,827)
Provision for income taxes.....         --
                                 ----------------
Net loss.......................    $ (1,147,827)
                                 ----------------
                                 ----------------
Net loss per common
  share, basic.................    $      (0.05)
                                 ----------------
                                 ----------------
Weighted average number of
  common shares outstanding....      24,470,015
                                 ----------------
                                 ----------------

                                           JUNE 30,
                                           1998(2)
                                         ------------
                                         (UNAUDITED)

BALANCE SHEET DATA:
  Working capital deficit..............   $(2,932,554)
  Properties and equipment, net........   $62,325,530
  Total assets.........................   $87,974,566
  Long-term debt, including current
    maturities.........................   $51,611,186
  Stockholders' equity.................   $23,314,482

BALANCE SHEET DATA:
  Working capital deficit..............
  Properties and equipment, net........
  Total assets.........................
  Long-term debt, including current
    maturities.........................
  Stockholders' equity.................

----------------------------------

(1) Adjusted to show the effect on the Company's consolidated results of operations as if the Lasco Acquisition occurred at the inception of the Company on October 31, 1996.

(2) Does not include the Starbucks Acquisition.

(3) In 1997, the Company changed its fiscal year-end from August 31 to December 31.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

    This Prospectus includes "forward-looking statements." All statements other than statements of historical facts included in this Prospectus, including without limitation statements under "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business and Properties" regarding planned capital expenditures, the availability of capital resources to fund capital expenditures, estimates of proved reserves, the number of anticipated wells to be drilled in the future, the Company's financial position, business strategy and other plans and objectives for future operations, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. There are numerous uncertainties inherent in estimating quantities of proved oil and natural gas reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond the Company's control. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates made by different engineers often vary from one another. In addition, results of drilling, testing and production after the date of an estimate may justify revisions of such estimate and such revisions, if significant, would change the schedule of any further production and development drilling. Accordingly, reserve estimates are generally different from quantities of oil and natural gas that ultimately are recovered. Additional important factors that could cause actual results to differ materially from the Company's expectations are disclosed elsewhere in this Prospectus. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by such factors.

                                  RISK FACTORS

    AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVES CERTAIN RISKS. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE RISK FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, BEFORE MAKING AN INVESTMENT IN THE COMMON STOCK.

LIMITED OPERATING HISTORY; HISTORY OF LOSSES; ACCUMULATED AND WORKING CAPITAL
  DEFICITS

    The Company commenced its operations in October 1996 and has only a limited operating history. Potential investors, therefore, have limited historical financial and operating information upon which to base an evaluation of the Company's performance and an investment in the Common Stock. As a result of operating expenses and costs associated with establishing the infrastructure necessary to sustain the planned expansion of oil and gas operations and the Company's desired position as operator of many of its prospects, the Company has incurred significant operating and net losses to date. For the six month period ended June 30, 1998, the four month period ended December 31, 1997 and the ten month period ended August 31, 1997, the Company had net losses of $5.1 million, $2.7 million and $1.9 million, respectively. At June 30, 1998, the Company had an accumulated deficit of $10.1 million. The Company had a working-capital deficit of $2.9 million at June 30, 1998, a working capital deficit of $15.3 million at December 31, 1997 and a working capital surplus of $1.8 million at August 31, 1997. The Company will continue to require substantial expenditures to develop and expand its business. The Company's future financial results will depend primarily on its ability to economically locate hydrocarbons in commercial quantities, to reduce drilling risks and costs through the use of 3-D seismic data and CAEX technologies in selecting site and depth of wells, and externally, on oil and gas prices. There can be no assurance that the Company will achieve or sustain profitability or positive cash flows from operating activities in the future. See "--Substantial Capital Requirements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

SUBSTANTIAL CAPITAL REQUIREMENTS

    The Company has experienced and expects to continue to experience substantial working capital needs, particularly as a result of its active 3-D seismic data acquisition and drilling program. In addition to cash generated from operations and proceeds from the sale of the Debentures, additional financing will be required in the future to fund the Company's growth. No assurance can be given as to the availability or terms of additional financing that may be required or that financing will continue to be available under existing or new credit facilities. If such capital resources are not available to the Company, its drilling, development and other activities will be curtailed. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

VOLATILITY OF OIL AND GAS MARKETS; FLUCTUATION IN PRICES; MARKETABILITY OF
  PRODUCTION

    The Company's revenue, profitability and future rate of growth are substantially dependent upon the prevailing prices of, and demand for, oil and natural gas. The Company's ability to maintain or increase its borrowing capacity and to obtain additional capital on attractive terms also is substantially dependent upon oil and gas prices. Prices for oil and natural gas are subject to wide fluctuation in response to relatively minor changes in supply and demand, market uncertainty and a variety of additional factors that are beyond the Company's control. These factors include the level of consumer product demand, weather conditions, domestic and foreign governmental regulations, the price and availability of alternative fuels, political conditions in the Middle East, the foreign supply of oil and natural gas, the price of oil and gas imports and overall economic conditions. From time to time, oil and gas prices have been depressed by excess domestic and imported supplies. Market prices for oil have generally declined since December 1997. There can be no assurance that the prices used in the Company's estimates of the present value of its future net revenue from its proved reserves will be obtained. Furthermore, there can be no assurance that current price levels for oil and gas will be sustained or that oil and gas prices will not decline further. Predicting future oil and natural gas price movements with any certainty is not possible. Declines in oil and natural gas prices may adversely affect the Company's financial condition, liquidity and results of operations and may reduce the amount of the Company's oil and natural gas that can be produced economically. Additionally, substantially all of the Company's sales of oil and natural gas are made in the spot market or pursuant to contracts based on spot market prices and not pursuant to long-term fixed price contracts. With the objective of reducing price risk, the Company from time to time enters into hedging and forward sale transactions with respect to a portion of its expected future production. To the extent that the Company may enter into any hedging or forward sale transactions in the future, there can be no assurance that such hedging transactions will reduce risk or mitigate the effect of any substantial or extended additional decline in oil or natural gas prices.

    In addition, the marketability of the Company's production depends upon the availability and capacity of gas gathering systems, pipelines and processing facilities. Federal and state regulation of oil and gas production and transportation, general economic conditions and changes in supply and demand all could adversely affect the Company's ability to produce and market its oil and natural gas. If marketability factors were to change dramatically, the financial impact on the Company could be substantial. The availability of markets and the volatility of product prices are beyond the Company's control and represent a significant risk. See "--Uncertainty of Estimates of Oil and Gas Reserves;" "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview;" and "Business and Properties--Marketing."

UNCERTAINTY OF ESTIMATES OF OIL AND GAS RESERVES

    This Prospectus contains estimates of the Company's proved oil and gas reserves and the estimated future net revenues therefrom based upon various assumptions, including assumptions required by the Commission as to oil and gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. The process of estimating oil and gas reserves is complex, requiring significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each reservoir. As a result, such estimates are inherently imprecise. Actual future production, oil and gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and gas reserves may vary substantially from the Company's estimates. Any significant variance in these assumptions could materially affect the estimated quantity and value of reserves set forth in this Prospectus. In addition, the Company's estimates of proved reserves may be subject to downward or upward revision based upon production history, results of future exploration and development, prevailing oil and gas prices and other factors, many of which are beyond the Company's control. Actual production, revenues, taxes, development expenditures and operating expenses with respect to the Company's reserves will likely vary from the estimates used, and such variances may be material.

    Information concerning the Company's proved reserves contained in this Prospectus is based in part on estimates by independent petroleum engineers at January 1, 1998 as revised and adjusted in part by the Company's internal engineers as of July 1, 1998; in part on estimates by independent petroleum engineers at June 30, 1998; and in part solely on estimates by the Company's internal engineers. While the reserve estimates at June 30, 1998 and some of the internal reserve estimates use the average of spot market price for oil and gas during May 1998, no adjustments have been made to the reserves estimated at January 1, 1998 by independent petroleum engineers to account for the decrease from the historical price of oil since January 1, 1998. Although the Company believes the revisions and adjustments to its estimates of its proved reserves are based on sound judgments and analysis, there can be no assurance that the Company's revised estimates will be as accurate as those that might have been prepared by an independent petroleum engineer.

    Approximately 30%, on a gas equivalent basis, of the Company's total proved reserves were undeveloped at June 30, 1998. Proved undeveloped reserves by their nature are less certain than proved developed reserves. Recovery of such reserves will require significant capital expenditures and successful drilling operations. Although cost and reserve estimates attributable to the Company's oil and gas reserves have been prepared in accordance with Commission rules and industry standards, no assurance can be given that the estimated costs are accurate, that development will occur as scheduled or that the results will be as estimated. See "Business and Properties--Oil and Gas Reserves."

    In accordance with applicable Commission requirements, the estimated future net cash flows from proved reserves are based on prices and costs as of the date of the estimate, whereas actual future prices and costs may be materially higher or lower. Actual future net cash flows also will be affected by increases in consumption by gas purchasers and changes in governmental regulations or taxation. The timing of actual future net cash flows from proved reserves, and thus their actual present value, will be affected by the timing of both the production and the incurrence of expenses in connection with the development and production of the Company's oil and gas properties. In addition, the 10% discount factor, which the Commission requires to be used in calculating discounted future net cash flows for reporting purposes, is not necessarily the most appropriate discount factor.

EXPLORATION RISKS; RELIANCE ON 3-D SEISMIC DATA AND CAEX TECHNOLOGY

    The Company's strategy is to enhance the value of its prospects through the use of 3-D seismic data and CAEX technology, with an emphasis on direct hydrocarbon detection technologies. These technologies create computer generated 3-D displays of subsurface geological formations that enable the Company's explorationists to detect seismic anomalies and structural features that are not apparent in 2-D seismic surveys; however, these technologies require greater pre-drilling expenditures than traditional drilling strategies. Even when fully used and properly interpreted, 3-D seismic data and CAEX visualization techniques only assist geoscientists in identifying subsurface structures and hydrocarbon indicators, and do not conclusively allow the interpreter to know if hydrocarbons will in fact be present and commercially recoverable in such structures. Exploratory drilling and, to a lesser extent, development drilling involve a high degree of risk that no commercial production will be obtained or that the production will be insufficient to recover drilling and completion costs. The costs of drilling, completing and operating wells are uncertain. The Company's drilling operations may be curtailed, delayed or canceled as a result of numerous factors, including title problems, weather conditions, compliance with governmental requirements and shortages or delays in the delivery of equipment. Furthermore, completion of a well does not assure a profit on the investment or a recovery of drilling, completion and operating costs.

RESERVE REPLACEMENT

    The Company's future success depends upon its ability to find, develop or acquire additional oil and gas reserves that are economically recoverable. Unless the Company replaces its estimated proved reserves (through development, exploration or acquisition), the Company's proved reserves generally will decline as they are produced.

    The Company's current strategy includes increasing its reserve base through acquisitions of leaseholds with drilling potential and by continuing to exploit its existing properties. There can be no assurance, however, that the Company's exploration and development projects will result in significant additional reserves or that the Company will have success drilling productive wells at economically viable costs. Furthermore, while the Company's revenues may increase if prevailing oil and gas prices increase significantly, the Company's finding costs for additional reserves could also increase. For a discussion of the Company's reserves, see "Business and Properties--Oil and Gas Reserves."

OPERATING HAZARDS AND UNINSURED RISKS; PRODUCTION CURTAILMENTS

    Oil and gas drilling and production activities are subject to numerous risks, many of which are beyond the Company's control. These risks include the risk that no commercially productive oil or natural gas reservoirs will be encountered, that operations may be curtailed, delayed or canceled and that title problems, compliance with governmental requirements, mechanical difficulties or shortages or delays in the delivery of drilling rigs and other equipment may limit the Company's ability to market its production. There can be no assurance that new wells drilled by the Company will be productive or that the Company will recover all or any portion of its investment. Drilling for oil and natural gas may involve unprofitable efforts, not only from dry wells but also from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs. In addition, the Company's properties may be susceptible to hydrocarbon drainage from production by other operators on adjacent properties.

    Industry operating risks include the risk of fire, explosions, blow-outs, pipe failure, abnormally pressured formations and environmental hazards such as oil spills, gas leaks, ruptures or discharges of toxic gases, the occurrence of any of which could result in substantial losses to the Company due to injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, clean-up responsibilities, regulatory investigation and penalties and suspension of operations. Additionally, many of the Company's oil and gas operations are located in an area that is subject to tropical weather disturbances, some of which can be severe enough to cause substantial damage to facilities and possibly interrupt production. In accordance with customary industry practice, the Company maintains insurance against some, but not all, of these risks. There can be no assurance that the Company's insurance coverage will be adequate to cover losses or liabilities. The Company cannot guarantee that it will be able to maintain the type and amount of insurance coverage that it considers adequate at commercially reasonable rates. Losses and liabilities arising from uninsured or under-insured events could have a material adverse effect on the Company's financial condition and results of operations.

    From time to time, due primarily to contract terms, pipeline interruptions or weather conditions, the producing wells in which the Company owns an interest may be subject to production curtailments. The curtailments may vary from a few days to several months. In most cases, the Company will be provided only limited notice as to when production will be curtailed and the duration of such curtailments. Currently the Company has not curtailed production on any of its oil and gas wells.

GOVERNMENTAL REGULATION

    Oil and gas operations are subject to various United States federal, state and local governmental regulations that change from time to time in response to economic or political conditions. Matters subject to regulation include discharge permits for drilling operations, drilling and abandonment bonds, reports concerning operations, the spacing of wells, and unitization and pooling of properties and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and gas wells below actual production capacity in order to conserve supplies of oil and gas. In addition, the production, handling, storage, transportation and disposal of oil and gas, by-products thereof and other substances and materials produced or used in connection with oil and gas operations are subject to regulation under federal, state and local laws and regulations primarily relating to protection of human health and the environment. The Company also may be subject to substantial clean-up costs for any toxic or hazardous substance that may exist under any of its current properties or properties that it has operated in the past. To date, expenditures related to complying with these laws and for remediation of existing environmental contamination have not been significant in relation to the Company's results of operations.

    Although the Company believes it is in substantial compliance with all applicable laws and regulations, the requirements imposed by such laws and regulations are frequently changed (sometimes retroactively) and are subject to interpretation. In addition, the recent trend toward stricter standards in environmental legislation and regulation is likely to continue. For instance, legislation has been proposed in Congress from time to time that would reclassify certain crude oil and natural gas exploration and production wastes as "hazardous wastes," which would make the reclassified wastes subject to much more stringent handling, disposal and clean-up requirements. Such legislation could have a significant impact on the Company's operating costs, as well as on the oil and gas industry in general. The Company could incur substantial costs to comply with environmental laws and regulations, and the Company is unable to predict the ultimate cost of compliance with these requirements or their effect on its production. See "Business and Properties-- Regulation."

TITLE DEFECTS

    Title to the Company's oil and gas leases will not be examined until drill sites are selected. As is customary in the industry in the case of undeveloped properties, little investigation of record title is made at the time of acquisition other than a preliminary review of local records. However, title to the drillsite will be examined before drilling on a site commences. The Company does not intend to purchase title insurance and there can be no assurance that losses relating to any lease will not result from title defects, defects in the assignment of leasehold rights or prior encumbrances. See "Business and Properties--Title to Properties."

COMPETITION FOR OIL AND GAS LEASES AND SEISMIC PERMITS

    Substantial competition exists for oil and gas leases and there can be no assurance the Company will be able to acquire the oil and gas leases it seeks. Similar competition exists for seismic permits without which 2-D and 3-D seismic surveys cannot be conducted. There can be no assurance the Company can obtain the permits necessary to conduct seismic surveys it may desire to conduct. The seismic permitting risk can be greater in the State of Louisiana, where current law requires permits from owners of at least an undivided 80% interest in each tract over which a seismic survey is proposed to be conducted. See "Business and Properties--Competition."

COMPETITION

    The Company operates in a highly competitive environment. The Company competes with major integrated and independent oil and gas companies for the acquisition of desirable oil and gas properties and leases, and for the equipment and labor required to develop and operate such properties. Many of these competitors have financial and other resources substantially greater than those of the Company. In addition, many of the Company's larger competitors may be better able to respond to factors that affect the demand for oil and natural gas production, such as changes in worldwide oil and natural gas prices and levels of production, the cost and availability of alternative fuels and the application of government regulations. The Company also competes in attracting and retaining technical personnel, including geologists, geophysicists and other specialists. There can be no assurance the Company will be able to attract or retain technical personnel in the future. See "Business and Properties--Competition."

DEPENDENCE ON THE K.S. BYRD 31-1 #1 WELL

    The K.S. Byrd 31-1 #1 (hereinafter the "K.S. Byrd Well") accounted for $878,100 and $546,600 of the Company's revenues for the six month period ended June 30, 1998 and the four month period ended December 31, 1997, respectively. During these periods, the Company's portion of the K.S. Byrd Well's production was 2,104 MCFGD, representing 56% of the Company's natural gas production, and 1,605 MCFGD, representing 88.0% of the Company's natural gas production, respectively. A significant decrease in revenues generated by, or production from, the K.S. Byrd Well would have a material adverse effect on the Company. See "Business and Properties--The Prospects--Oakvale Dome."

CONFLICTS OF INTEREST WITH RESPECT TO CERTAIN ACQUISITIONS

    The Calibre Acquisition and Starbucks Acquisition each involved the acquisitions of oil and gas prospects from entities that are owned in part by certain of the Company's officers, directors and affiliates. Although the Acquisitions were approved by the Company's outside directors, and independent petroleum engineers estimated oil and gas reserve quantities, reserve values and discounted future net revenues of the acquired prospects, these acquisitions did not result from arms-length negotiations. The Company believes that the purchase prices for these Acquisitions were fair to the Company; however, the Company did not obtain an independent third party to estimate the fair market value of the acquired oil and gas prospects. There can be no assurance that the terms of such acquisitions are comparable to those that would have been obtained between unrelated parties. The Calibre Acquisition, Starbucks Acquisition and Southern Gas Acquisition are awaiting VSE approval. The acquisition agreements relating to these transactions have been executed and delivered to the parties thereto, but the actual conveyance of the oil and gas interest will not be executed and delivered until VSE approval has been obtained. Pending such approval, the oil and gas properties are being operated for the Company's account. The VSE has informed the Company that it is conducting a heightened review of the Calibre Acquisition and Starbucks Acquisition because they were not arms-length transactions. Although the Company believes that VSE approval will be obtained, if such approval is not obtained, the Calibre Acquisition and Starbucks Acquisition would be revoked. Such an event would have a material adverse effect on the Company. See "Certain Transactions."

CONTROL BY EXISTING MANAGEMENT AND STOCKHOLDERS

    Prentis B. Tomlinson, Jr., the Company's Chairman and Chief Executive Officer, and Heather Tomlinson, his wife, beneficially own approximately 35.5% and 6.8%, respectively, of the outstanding shares of Common Stock. Mr. and Mrs. Tomlinson, are able to exercise significant influence over the Company's affairs, including election of the Board of Directors and other matters submitted to a vote of stockholders. Assuming full conversion of the Debentures, Mr. Tomlinson and Mrs. Tomlinson will beneficially own approximately 17.6% and 3.3%, respectively, of the then outstanding shares of Common Stock. See "Principal and Selling Shareholders."

DEPENDENCE ON KEY PERSONNEL

    The Company's business is dependent upon the performance of certain of its executive officers and members of its technical staff. The Company has entered into employment agreements with certain of its executive officers and other key personnel. Certain of such employment agreements contain noncompetition provisions that prohibit such executive officers from competing with the Company after the term of their employment has expired. There can be no assurance, however, that such noncompetition agreements will be enforceable or that the Company will be able to enter into employment agreements with its existing executive officers to extend the terms of their employment. The Company does not have an employment agreement with Mr. Tomlinson. There can be no assurance that the Company will be able to enter into an employment agreement with Mr. Tomlinson or that Mr. Tomlinson will remain employed by the Company. See "Management--Employment Agreements."

SHARES ELIGIBLE FOR FUTURE SALE

    As of August 31, 1998, the Company had a total of 34,130,683 shares of Common Stock outstanding. The Selling Shareholders will own approximately 36,849,575 shares of Common Stock, assuming conversion of all outstanding Debentures and exercise of the Warrants, which represents approximately 108% of the issued and outstanding shares of Common Stock. Of the outstanding shares of Common Stock 13,817,460 shares of Common Stock are owned by affiliates, as defined in regulations under the Securities Act, and will be considered "Restricted Securities" within the meaning of Rule 144 under the Securities Act. Shares of Common Stock held by affiliates may not be sold in the United States in the absence of registration under the Securities Act, unless an exemption from registration is available. The remaining outstanding shares of Common Stock are freely transferable by persons other than affiliates without restriction or further registration under the Securities Act. Although the Company cannot predict the timing or amount of future sales, if any, by Selling Shareholders or affiliates of the Company of Common Stock or the effect that the availability of such shares for sale will have on the market price from time to time, sales of substantial amounts of Common Stock could adversely affect the market price of the Common Stock. See "Principal and Selling Shareholders" and "Description of Securities."

ABSENCE OF UNITED STATES TRADING MARKET; POSSIBLE PRICE VOLATILITY

    The Common Stock is currently traded on the VSE. In the United States the Common Stock will constitute a new issue of securities with no established domestic trading market. The future value of the Common Stock will depend on many factors, including, among other, prevailing foreign currency exchange rates, the Company's operating results, and the market for similar domestic securities. Furthermore, there can be no assurance that an active United States public trading market will develop or that a purchaser of Common Stock will be able to resell such securities within the United States.

ABSENCE OF DIVIDENDS ON COMMON STOCK

    To date, the Company has not paid any dividends on its Common Stock. The Company intends to retain its earnings, if any, to provide funds for reinvestment in the Company's exploration, development and production activities, and, therefore, does not anticipate declaring or paying dividends in the foreseeable future. Furthermore, payment of dividends, if any, in the future is within the discretion of the Board of Directors and will depend on the Company's earnings, if any, its capital requirements and financial condition and other relevant factors. Presently, the payment of dividends by the Company is restricted under the terms of certain of the Company's credit facilities. See "Management's Discussion and Analysis--Liquidity and Capital Resources."

CERTAIN ANTI-TAKEOVER PROVISIONS

    The Company's Certificate of Incorporation (the "Certificate of Incorporation") authorizes the issuance of preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of holders of the Common Stock. In the event of issuance, the preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company, which could have the effect of discouraging bids for the Company and, thereby, prevent shareholders from receiving the maximum value for their shares.

                                DIVIDEND POLICY

    To date, the Company has not paid any dividends on its Common Stock. The Company intends to retain its earnings, if any, to provide funds for reinvestment in the Company's exploration, development and production activities, and, therefore, does not anticipate declaring or paying dividends in the foreseeable future. Furthermore, payment of dividends, if any, in the future is within the discretion of the Board of Directors and will depend on the Company's earnings, if any, its capital requirements and financial condition and other relevant factors. Presently, the payment of dividends by the Company is restricted under the terms of certain of the Company's credit facilities. See "Management's Discussion and Analysis--Liquidity and Capital Resources."

                           PRICE RANGE OF SECURITIES

    The Common Stock is listed on the VSE under the symbol "BZG." At September 3, 1998, there were approximately 162 shareholders of record of Common Stock and 266 beneficial owners.

    The following table sets forth, for the periods indicated, the high and low sales prices per share, in Canadian Dollars and in U.S. Dollar equivalents, for the Company's Common Stock as reported on Canada Stockwatch. The Company commenced operations on October 31, 1996.

                                                                                   COMMON STOCK PRICE
                                                                                                         COMMON STOCK PRICE
                                                                                      RANGE (CDN$)            RANGE(1)
                                                                                  --------------------  --------------------
                                                                                    HIGH        LOW       HIGH        LOW
                                                                                  ---------  ---------  ---------  ---------
TEN MONTHS ENDED AUGUST 31, 1997
  Month ended Nov. 30, 1996.....................................................  $    2.50  $    1.90  $    1.88  $    1.41
  Second Quarter ended Feb. 1997................................................  $    4.30  $    2.00  $    3.15  $    1.48
  Third Quarter ended May 1997..................................................  $    4.40  $    3.00  $    3.23  $    2.19
  Fourth Quarter ended August 1997..............................................  $    3.35  $    2.50  $    2.44  $    1.82

FOUR MONTHS ENDED DECEMBER 31, 1997(2)..........................................  $    3.50  $    1.55  $    2.53  $    1.08

1998
  First Quarter ended March 31, 1998............................................  $    2.10  $    1.10  $    1.49  $    0.77
  Second Quarter ended June 30, 1998............................................  $    2.04  $    1.30  $    1.43  $    0.89
  Third Quarter (through September 1, 1998).....................................  $    1.50  $    0.50  $    1.01  $    0.32

------------------------

(1) Share price was converted from Canadian dollars to U.S. dollars using the average of high and low exchange rate in effect during the respective periods.

(2) In 1997, the Company changed its fiscal year-end from August 31 to December 31.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company at June 30, 1998.

                                                                                 JUNE 30, 1998
                                                                                 -------------
                                                                                  (UNAUDITED)
Bank indebtedness..............................................................  $   3,233,474
Long-term debt, net of unamortized discount of $1,122,288......................     10,877,712
Convertible Debentures.........................................................     37,500,000
Stockholders' Equity:
  Class A Preferred Shares; no par unlimited shares authorized; 12,000,000
    shares issued and outstanding..............................................     12,000,000
  Common Stock; no par value unlimited shares authorized; 34,130,683 shares
    issued and outstanding(1)..................................................     21,326,895
  Accumulated deficit..........................................................    (10,071,902)
                                                                                 -------------
  Total Capitalization.........................................................  $  74,866,179
                                                                                 -------------
                                                                                 -------------

------------------------

(1) Includes 1,927,426 shares of Common Stock reserved issuance upon regulatory approval of Calibre Acquisition. Does not include 36,041,859 shares of Common Stock issuable upon conversion of the Debentures, 807,716 shares of Common Stock issuable upon the exercise of Warrants and 8,670,705 shares issuable upon the exercise of other outstanding options and warrants.

                         PRO FORMA FINANCIAL STATEMENTS

    The summary financial data below sets forth (i) the historical statement of operations data as of and for the four months ended December 31, 1997 and the ten months ended August 31, 1997; (ii) unaudited historical statement of operations as of and for the six months ended June 30, 1998 and 1997; and (iii) pro forma statements of income giving effect to the Lasco Acquisition as if such transaction was consummated at the inception of the Company on October 31, 1996. The historical statement of operations for the four months ended December 31, 1997 and the ten months ended August 31, 1997 are derived from the Company's audited financial statements. The financial data as of and for the six-month periods ended June 30, 1998 and 1997 are derived from the Company's unaudited consolidated financial statements. The unaudited consolidated financial statements include, in the opinion of the Company's management, all adjustments necessary for a fair presentation of the Company's financial position and results of operations and cash flows for such periods. Operating results for the six months ended June 30, 1998 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 1998. The pro forma information presents the revenues, direct costs and estimated depletion, depreciation and amortization related to the Lasco Acquisition as if such transaction occurred at the inception of the Company.

    The pro forma results of operations are not necessarily indicative of the combined financial results as they may be in the future or as they might have been for the periods indicated had the Lasco Acquisition been consummated at the inception of the Company on October 31, 1996. The pro forma information does not purport to represent what the Company's results of operations would actually have been had the Lasco Acquisition in fact occurred on such date. Furthermore, the pro forma results do not give effect to all cost savings or incremental costs that may occur as a result of the integration and consolidation of the Lasco Acquisition.

    The unaudited pro forma consolidated results of operations should be read in conjunction with the Consolidated Financial Statements of the Company and the related notes thereto included elsewhere in this Prospectus.

                                                                  SIX MONTHS                             SIX MONTHS
                                                              ENDED JUNE 30, 1998                   ENDED JUNE 30, 1997
                                                     -------------------------------------  ------------------------------------
                                                     HISTORICAL   ADJUSTMENTS   PRO FORMA   HISTORICAL   ADJUSTMENTS  PRO FORMA
                                                     -----------  -----------  -----------  -----------  -----------  ----------
                                                                  (UNAUDITED)                           (UNAUDITED)
STATEMENTS OF OPERATIONS DATA:
Revenues:(1)
  Oil and gas production revenues..................  $ 1,740,939      --       $ 1,740,939  $   268,779   $1,577,297  $1,846,076
                                                     -----------  -----------  -----------  -----------  -----------  ----------
Costs and expenses:
  Depletion, depreciation and amortization(2)......      989,531      --           989,531      152,673     597,598      750,271
  Operating costs(1)...............................      337,558      --           337,558       52,732     506,473      559,205
  General and administrative.......................    3,142,945                 3,142,945    1,411,619      --        1,411,619
  Financing costs:
    Interest expense...............................    1,418,281      --         1,418,281       33,839      --           33,839
    Amortization of NPI............................      920,267      --           920,267      --           --           --
    Amortization of deferred loan costs............      356,445      --           356,445      --           --           --
    Interest income................................     (307,824)     --          (307,824)     (23,558)     --          (23,558)
                                                     -----------  -----------  -----------  -----------  -----------  ----------
                                                       6,857,203      --         6,857,203    1,627,305   1,104,071    2,731,376
                                                     -----------  -----------  -----------  -----------  -----------  ----------
Loss from operations before other income (expense)
  and provision for income taxes...................   (5,116,264)               (5,116,264)  (1,358,526)    473,226     (885,300)
Other income (expenses)............................      --           --           --           107,126      --          107,126
                                                     -----------  -----------  -----------  -----------  -----------  ----------
Loss from operations before provision for income
  taxes............................................   (5,116,264)     --        (5,116,264)  (1,251,400)    473,226     (778,174)
Provision for income taxes.........................      --           --           --           --           --           --
                                                     -----------  -----------  -----------  -----------  -----------  ----------
Net loss...........................................  $(5,116,264)  $  --       $(5,116,264) $(1,251,400)  $ 473,226   $ (778,174)
                                                     -----------  -----------  -----------  -----------  -----------  ----------
                                                     -----------  -----------  -----------  -----------  -----------  ----------
Basic and diluted loss per common share............  $     (0.16)              $     (0.16) $     (0.06)              $    (0.03)
                                                     -----------               -----------  -----------               ----------
                                                     -----------               -----------  -----------               ----------
Weighted average number of common shares
  outstanding(3)...................................   31,688,218                32,587,179   22,365,815               24,908,187
                                                     -----------               -----------  -----------               ----------
                                                     -----------               -----------  -----------               ----------

                                                            FOUR MONTHS                                TEN MONTHS
                                                      ENDED DECEMBER 31, 1997                    ENDED AUGUST 31, 1997
                                              ----------------------------------------  ----------------------------------------
                                               HISTORICAL   ADJUSTMENTS    PRO FORMA     HISTORICAL   ADJUSTMENTS    PRO FORMA
                                              ------------  ------------  ------------  ------------  ------------  ------------
                                                                   (UNAUDITED)                               (UNAUDITED)
STATEMENTS OF OPERATIONS DATA:
Revenues:
  Oil and gas production revenues(1)........  $    707,987  $    871,963  $  1,579,950  $    444,203  $  2,470,024  $  2,914,227
                                              ------------  ------------  ------------  ------------  ------------  ------------
Costs and expenses:
  Depletion, depreciation and
    amortization(2).........................       634,493       418,845     1,053,338       240,403       972,728     1,213,131
  Operating costs(1)........................        49,762       207,142       256,904        68,511       727,982       796,493
  General and administrative................     2,087,087       --          2,087,087     2,026,399       --          2,026,399
  Financing costs:
    Interest expense........................       178,522       --            178,522        49,314       --             49,314
    Amortization of NPI.....................       427,506       --            427,506       --            --            --
    Amortization of deferred loan costs.....        42,857                      42,857       --            --            --
    Interest income.........................       (23,825)      --            (23,825)      (59,200)      --            (59,200)
                                              ------------  ------------  ------------  ------------  ------------  ------------
                                                 3,396,402       625,987     4,022,389     2,325,427     1,700,710     4,026,137
                                              ------------  ------------  ------------  ------------  ------------  ------------
Loss for operations before other income
  (expense) and provision for income
  taxes.....................................    (2,688,415)      245,976    (2,442,439)   (1,881,224)      769,314    (1,111,910)
Other income (expense)......................       (50,907)      --            (50,907) $    (35,917)      --       $    (35,917)
                                              ------------  ------------  ------------  ------------  ------------  ------------
Loss from operations before provision for
  income taxes..............................    (2,739,322)      245,976    (2,493,346)   (1,917,141)      769,314    (1,147,827)
Provision for income taxes..................       --            --            --            --            --
                                              ------------  ------------  ------------  ------------  ------------  ------------
Net loss....................................  $ (2,739,322) $    245,976  $ (2,493,346) $ (1,917,141) $    769,314  $ (1,147,827)
                                              ------------  ------------  ------------  ------------  ------------  ------------
                                              ------------  ------------  ------------  ------------  ------------  ------------
Basic and diluted loss per common
  share(3)..................................  $      (0.10)               $      (0.08) $      (0.09)               $      (0.05)
                                              ------------                ------------  ------------                ------------
                                              ------------                ------------  ------------                ------------
Weighted average number of common shares
  outstanding...............................    27,926,016                  31,318,756    21,921,985                  24,470,015
                                              ------------                ------------  ------------                ------------
                                              ------------                ------------  ------------                ------------

               NOTES TO CONDENSED PRO FORMA FINANCIAL STATEMENTS

                                  (UNAUDITED)

BASIS OF PRESENTATION

    The Lasco Acquisition is included in the Company's results of operations beginning January 1, 1998. The pro forma adjustments to the Company's consolidated results of operations were prepared to reflect the Company's combined results of operations for the six month period ended June 30, 1997, for comparative purposes, the four month period ended December 31, 1997 and the ten month period ended August 31, 1997. The adjustments give effect to the Lasco Acquisition as if it took place as of October 31, 1996. The adjustments were based upon currently available information and certain estimates and assumptions, and therefore, the actual adjustments made to effect the Lasco Acquisition may differ from the pro forma adjustments. However, management believes that the assumptions provide a reasonable basis for presenting the significant effect of the transaction as contemplated and that the pro forma adjustments give appropriate effect to these assumptions and are properly applied in the pro forma results of operations.

    (1) Reflects the increase in revenues and direct costs as a result of properties acquired in the Lasco Acquisition for the periods presented.

    (2) Reflects the increase in the depreciation, depletion and amortization rate as a result of increased production and an increased reserve base applied to a higher property base to be amortized.

    (3) Pro forma basic net loss per common share was computed assuming the 2,542,372 shares of Common Stock issued in connection with the Lasco Acquisition were outstanding since October 31, 1996.

                            SELECTED FINANCIAL DATA

    The following tables set forth selected financial data of the Company and its consolidated subsidiaries for each of the periods indicated. The financial information set forth below for the six month periods ended June 30, 1998 and 1997 is derived from unaudited financial statements of the Company which, in the opinion of management, include all adjustments necessary for the fair presentation of the financial condition and results of operations of the Company for such periods. The results of operations for interim periods are not necessarily indicative of a full year's operations. The information for the four month period ended December 31, 1997 and the ten month period ended August 31, 1997 has been derived from the Company' s audited financial statements. This information should be read in conjunction with and is qualified in its entirety by the more detailed information in the Company's Consolidated Financial Statements and notes thereto included elsewhere in this Prospectus.

                                                                SIX MONTHS ENDED        FOUR MONTHS    TEN MONTHS
                                                                    JUNE 30,               ENDED         ENDED
                                                           --------------------------  DECEMBER 31,    AUGUST 31,
                                                               1998          1997         1997(1)       1997(2)
                                                           ------------  ------------  -------------  ------------
INCOME STATEMENT DATA:
  Total revenues.........................................  $  1,740,939  $    268,779  $     707,987  $    444,203
  Net loss...............................................  $ (5,116,264) $ (1,251,400) $  (2,739,322) $ (1,917,141)
  Basic loss per common share............................  $      (0.16) $      (0.06) $       (0.10) $      (0.09)
  Shares used to compute basic loss per share............    31,688,218    22,365,815     27,926,016    21,921,985
OTHER SELECTED INFORMATION:
  Depreciation, depletion and amortization...............  $    989,531  $    152,673  $     634,493  $    240,403
  Capital expenditures...................................  $ 38,003,851  $  4,592,092  $  16,330,052  $    512,345

                                                                           JUNE 30,    DECEMBER 31,    AUGUST 31,
                                                                             1998          1997           1997
                                                                         ------------  -------------  ------------
BALANCE SHEET DATA:
  Total assets.........................................................  $ 87,974,566  $  36,216,129  $ 21,520,880
  Long-term debt, including current maturities.........................  $ 51,611,186  $  12,708,303  $    781,326
  Stockholders' equity.................................................  $ 23,314,482  $  11,806,496  $ 14,089,948
  Common stock outstanding, end of period..............................    34,130,683     29,878,985    22,714,821
  Working capital (deficit)............................................  $ (2,932,554) $ (15,290,406) $  1,784,075

------------------------

(1) In 1997, the Company's fiscal year-end was changed from August 31 to December 31 in 1997.

(2) The Company's inception was October 31, 1996.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    The following discussion should be read in conjunction with information provided above under "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors," and with the Company's Consolidated Financial Statements and notes thereto included elsewhere in this Prospectus.

OVERVIEW

    The following matters had a significant impact on the Company's results of operations and financial position for the six months ended June 30, 1998:

    CAPITALIZATION. The Company completed the private placements of $37.5 million principal amount of Debentures. After expenses and escrow of $1.056 million for the satisfaction of certain put rights of Debenture Holders (of which approximately $988,000 has been put), $32.5 million of the proceeds remained available to the Company. The Debentures are convertible into an aggregate of 36,849,575 shares of Common Stock, all of which have been registered for resale pursuant to the Registration Statement of which this Prospectus is a part.

    DISCOVERY WELL. The K.S. Byrd Well, which began producing in September of 1997, contributed an average of 1,859 MCF per day during the first half of 1998. The Company's interest in this well increased with the Calibre Acquisition and the Southern Gas Acquisition. Both of these Acquisitions are pending regulatory approval.

    ACQUISITIONS. The Company acquired certain producing properties from Lasco Energy Partners in January 1998, Calibre Energy, L.L.C. in April 1998 and Southern Gas Company in May 1998. The assets acquired in these transactions contributed an average of 1,822 MCF per day during the first half of 1998, of which 245 MCF per day was additional production to the Company related to the K.S. Byrd Well not included in the discussion above.

    VOLUME AND PRICE INFORMATION. The Company's average realized price for natural gas decreased $0.64 per MCF from $2.90 per MCF in the first six months of 1997 to $2.26 per MCF in 1998. The average realized oil price decreased $6.53 per barrel from $17.85 per barrel in the first half of 1997 to $11.32 per barrel in 1998.

    The following table summarizes volume and price information with respect to the Company's oil and gas production for the six months ended June 30, 1998 and 1997, the four month period ended December 31, 1997 and the ten month period ended August 31, 1997:

                                                           SIX MONTHS                   FOUR MONTHS    TEN MONTHS
                                                             ENDED                         ENDED         ENDED
                                                            JUNE 30,                    DECEMBER 31,  DECEMBER 31,
                                                      --------------------   INCREASE   ------------  ------------
                                                        1998       1997     (DECREASE)      1997          1998
                                                      ---------  ---------  ----------  ------------  ------------
Gas Volume--MCFGD...................................    3,782.1      288.0    3,494.1      1,833.5        275.7

Average Gas Price--per MCF..........................      $2.26      $2.90     $(0.64)       $2.79        $3.05

Oil Volume--BOD.....................................       95.1       36.5       58.6         36.9         30.5

Average Oil Price--per barrel.......................     $11.32     $17.85     $(6.53)      $18.54       $20.28

    OUTSTANDING DEBT. At June 30, 1998, the Company had outstanding debt of $51.6 million compared to $12.7 million at December 31, 1997. The increase reflects the issuance of $37.5 million of Debentures, proceeds from which were used to fund planned and ongoing oil and gas prospect drilling, leasing and seismic data acquisition activities in the onshore Texas and Mississippi Gulf of Mexico region, repayment of a portion of the Company's outstanding debt and other working capital uses. The Company's debt-to-capitalization ratio at June 30, 1998 was 72.0%. The Company can force the conversion of the Series 1 Debentures in 1999 subject to maintaining a certain stock price.

SIX MONTHS ENDED JUNE 30, 1998 VS. SIX MONTHS ENDED JUNE 30, 1997

    For the first six months of 1998, revenue from crude oil and natural gas production increased 548.0% over the same period in 1997. Natural gas contributed 89.0% and crude oil contributed 11.0% of total oil and gas production revenue.

    Natural gas sales increased over 900%, from $151,000 in the first six months of 1997 to over $1.5 million for the same period in 1998, as the impact of increased production more than offset the impact of the decline in natural gas prices. Production in the first half of 1998 increased significantly over the comparable prior year period due primarily to production from the assets purchased in the Acquisitions and production from the K.S. Byrd Well. This increase in production improved revenue for the first half of 1998 by $1.8 million. The average realized price for natural gas sales declined from $2.90 per MCF in the first half of 1997 to $2.26 per MCF in the comparable 1998 period.

    For the first half of 1998, oil sales increased 65% to $195,000, compared to $117,800 for the same period in 1997, due primarily to sales of production for properties acquired in the Acquisitions and production from the Reedy Creek properties. This increase in production improved revenue for the first half of 1998 by approximately $189,500. The Company's average realized price for sales of crude oil in the first half of 1998 decreased $6.53 per barrel, or 37%, decreasing revenue by $112,300 compared to the same period in 1997.

    The Company's depreciation, depletion and amortization ("DD&A") expense for the first six months of 1998 totaled $989,500 compared to $152,700 in the comparable period for 1997. Full cost DD&A totaled $858,800 for the first half of 1998 compared to $97,800 for the same period in 1997. The increase in DD&A is consistent with the increased production for the first six months of 1998 compared to the prior year period. On an equivalent MCF basis, full cost DD&A increased $0.02 per MCFE, from $1.07 per MCFE for the first half of 1997 to $1.09 per MCFE in the first half of 1998. DD&A of other assets for the first half of 1998 totaled $130,700, an increase of $75,900 over the comparable period in 1997 due primarily to an increase in the related asset base.

    Operating costs, including lease operating expense ("LOE") and production taxes, increased 540% from $52,700 in the first half of 1997, to $337,600 for the same period in 1998. The increase was due primarily to increased production from wells drilled or acquired since the prior year period. For the first six months of 1998, LOE, excluding severance taxes, totaled $297,100 compared to $37,500 for the comparable period in 1997. On an equivalent MCF basis, LOE for the first half of 1998 declined from $0.41 per MCFE in 1997 to $0.38 per MCFE in 1998.

    General and administrative expense in the first half of 1998 increased over $1.7 million, or 123%, compared to the same period in 1997. On an equivalent MCF basis, general and administrative costs declined 74% to $3.99 per MCFE for the first six months of 1998 compared to $15.39 per MCFE for the same period in 1997. The increase was due primarily to higher compensation expense. At June 30, 1998, the Company had 36 employees compared to 19 employees at June 30, 1997. The high level of general and administrative expenses is due to the initial costs associated with creating and managing the Company's extensive capital program.

    Net financing costs for the six months ended June 30, 1998 totaled $2.4 million compared to $10,300 in the comparable prior year period. The increase is due primarily to the financing arrangements under the EnCap Credit Agreement (defined below) entered into in December 1997 and interest on the $37.5 million principal amount Debentures issued in March and April of 1998. Average debt was approximately $39.1 million for the first half of 1998, resulting in gross interest costs of $2.1 million. Other financing costs include the amortization of the original issue discount for the EnCap NPI (defined below) of $920,300 and the amortization of deferred loan and issuance costs of $356,400. Partially offsetting these costs were capitalized interest of $705,100, which is based on the carrying value of unproved properties, and interest income of $307,800.

    For the first half of 1998, the Company reported a net loss of $5,116,300, or $0.16 per share, compared to a net loss of $1,251,400, or $0.06 per share, in the comparable 1997 period. Weighted average shares outstanding increased from approximately 22.4 million in the first half of 1997 to over 31.6 million in 1998 as a result of the conversion and exercise of warrants in late 1997 and the issuance of Common Stock to acquire certain properties in 1998.

FOUR MONTHS ENDED DECEMBER 31, 1997 AND TEN MONTHS ENDED AUGUST 31, 1997

    The Company reported a net loss of $2,739,300, or $0.10 per share, for the four months ended December 31, 1997 and $1,917,100 or $0.09 per share, for the ten months ended August 31, 1997. Weighted average shares outstanding were 27.9 million for the four months ended December 31, 1997 and 21.9 million for the ten months ended August 31, 1997.

    Natural gas sales for the four months ended December 31, 1997 and the ten months ended August 31, 1997 totaled $624,400 and $256,000, respectively. Production averaged 1,833 MCFD per day for the four-month period ended December 31, 1997 at an average price of $2.79 per MCF and 276 MCFD for the ten-month period ended August 31, 1997 at an average price of $3.05 per MCF. The K.S. Byrd Well began production in September 1997 and averaged 1,605 MCFD for the four months ended December 31, 1997.

    The Company's crude oil sales for the four months ended December 31, 1997 and the ten months ended August 31, 1997 totaled $83,500 and $188,200, respectively. Production averaged 36.9 barrels per day and 30.5 barrels per day, respectively, for the four-month period ended December 31, 1997 and the ten-month period ended August 31, 1997. The Company's average realized price for sales of crude oil for the four month period ended December 31, 1997 and the ten-month period ended August 31, 1997 were $18.54 per barrel and $20.28 per barrel, respectively.

    For the four months ended December 31, 1997, DD&A expense totaled $634,500 and for the ten months ended August 31, 1997, DD&A expense was $240,400. Full cost DD&A averaged $2.32 per MCFE for the four months ended December 31, 197 and $1.07 per MCFE for the ten months ended August 31, 1997, due primarily to a ceiling test write-down of $221,000 at December 31, 1997.

    Operating costs totaled $49,800 and $68,500, respectively for the four month period ended December 31, 1997 and the ten-month period ended August 31, 1997. LOE, excluding severance taxes, totaled $42,700 and $45,600 for the same periods. On an equivalent barrel basis, LOE for the four months ended December 31, 1997 averaged $0.17 per MCFE and for the ten months ended August 31, 1997, averaged $0.33 per MCFE.

    General and administrative costs totaled $2,087,100 for the four months ended December 31, 1997 and $2,026,400 for the ten months ended August 31, 1997. On an equivalent MCF basis, general and administrative expenses were $8.32 per MCFE for the four months ended December 31, 1997 and $14.53 per MCFE for the ten months ended August 31, 1997. General and administrative costs were significant during these periods and reflected establishment of the infrastructure necessary to sustain the planned expansion of oil and gas operations and the Company's desired position as operator of many of its prospects. Costs included signing bonuses paid to professional and senior management staff as inducements to leave their previous employments and join the Company, legal and accounting fees, and the settlement of a lawsuit filed by a former employee.

    Net Financing costs for the four months ended December 31, 1997 were $625,100, and consisted of gross interest expense of $178,500, the amortization of the original issue discount for the EnCap NPI of $427,500 and amortization of deferred loan costs of $42,900. Partially offsetting these costs was interest income of $23,800. For the ten months ended August 31, 1997, gross interest expense of $49,300 was more than offset by interest income of $59,200. The higher financing costs in the four month period ended December 31, 1997 reflects the Company's increase in long-term debt from $759,300 at August 31, 1997 to $14.7 million at December 31, 1997. This increase in debt relates to the EnCap Credit Agreement, entered into in late 1997, that was used to finance the Oakvale Dome Field and Old Ocean acquisitions and related development.

    Other revenue for the four-month period ended December 31, 1997 and the ten-month period ended August 31, 1997 represents losses on the sale of marketable securities of $50,900 and $35,900, respectively.

LIQUIDITY AND CAPITAL RESOURCES

    The Company's primary cash needs are for exploration, development and acquisition of oil and gas properties and repayment of principal and interest on outstanding debt. The Company has budgeted $24.0 million to fund the drilling of wells on its prospects over the next 12 months. The Company's sources of financing include remaining proceeds from the offering of the Debentures, expanded borrowing capacity under the Bank One Credit Facility described below and revenue generated from operations. Based on the foregoing, the Company may require additional sources of capital to fund its exploration budget over the next 12 months. If the Company is unable to obtain such additional capital, the Company will either have to sell interests in its prospects to fund its exploration program or curtail its exploration activities. Such curtailing of exploration activities could include reducing the number of wells drilled, slowing exploratory activities on projects that the Company operates, selling interest in the Company's prospect inventory or a combination of the foregoing.

    Many of the factors that may affect the Company's future operating performance and long-term liquidity are beyond the Company's control, including, but not limited to, oil and natural gas prices, governmental actions and taxes, the availability and attractiveness of financing and its operational results. The Company continues to examine alternative sources of long-term capital, including bank borrowings, the issuance of debt instruments, the sale of Common Stock or other equity securities, the issuance of net profits interests, sales of promoted interests in its prospects, and various forms of joint venture financing. In addition, the prices the Company receives for its future oil and natural gas production and the level of the Company's production will have a significant impact on future operating cash flows.

    LIQUIDITY. At June 30, 1998, the Company had cash and cash equivalents on hand of $11.0 million and working capital deficit of $2.9 million, as compared to a cash balance of $3.2 million and a working capital deficit of $15.3 million at December 31, 1997. The Company's ratio of current assets to current liabilities was .88:1 at June 30, 1998 compared to .37:1 at December 31, 1997. The increase in cash was primarily attributable to the proceeds received from the Debentures. The working capital deficit and low current ratio is primarily due to the EnCap Credit Agreement discussed below, which is due in December 1998. The Company is currently negotiating a new facility to replace the EnCap Credit Agreement.

    CASH FLOWS. Cash flows used in operations totaled $8.3 million for the six months ended June 30, 1998 due primarily to the operating loss for the first half of 1998 and changes in working capital. Cash used in investing activities for the six months ended June 30, 1998 was $17.2 million. Cash outlays for exploration and development expenditures totaled approximately $15.6 million and capital expenditures for furniture and equipment totaled $645,400. In addition, the Company had cash outlays of $1.3 million in connection with a property swap agreement with Southern Gas.

    Cash provided by financing activities totaled approximately $33.3 million and consisted primarily of proceeds from the issuance of Debentures. The Company also borrowed $3.0 million under the EnCap Credit Agreement and repaid $5.0 million thereunder during the first quarter of 1998. In addition, the Company had net borrowings from its other credit facilities of $2.5 million.

    Set forth below is a description of the Company's credit facilities:

    ENCAP CREDIT AGREEMENT. The Company entered into a $20 million credit agreement (the "EnCap Credit Agreement") with EnCap Capital Fund III, L.P. ("EnCap") consisting of a promissory note for $12,000,000 (the "Original Note") and a promissory note for $8,000,000 (the "Supplemental Note"; collectively, the "Notes"). The Original Note bears interest at 10% per annum and is due, with accrued interest, on December 31, 1998. The Supplemental Note, which has been repaid in full, bore interest at 10% per annum until July 1, 1998 and at 18% per annum thereafter, and was due, with accrued interest, on December 24, 2003. Under the terms of the Debentures, the Company has agreed to limit borrowings under the EnCap Credit Agreement to $12,000,000, all of which is outstanding. The proceeds from the facility were applied to the acquisition of Oakvale Dome ($8,000,000), and Old Ocean properties and the drilling and completion of certain development wells ($4,000,000). The Original Note is secured by a first lien on certain properties and a second lien on certain other properties. The Original Note is guaranteed by Mr. Tomlinson, Calibre and certain affiliates of Calibre.

    Under the terms of the Original Note, the Company agreed to convey to EnCap, on January 1, 1999, a 25% net profit interest (the "EnCap NPI") from the properties acquired with the proceeds of the borrowing. EnCap also required Slattery Trust, a private trust, of which Mr. Tomlison is the beneficiary, and Texstar Holdings, L.L.C., a private limited liability company owned by certain directors and officers of the Company (collectively the "Benz Shareholders"), to enter into a put/call agreement (the "Put/Call Agreement"), pursuant to which the Benz Shareholders, under certain conditions, have the right to obtain or "call" the EnCap NPI in exchange for 1.5 million shares of Common Stock. The Put/Call agreement also gives EnCap the right, under certain conditions, to sell, or put, portions of the EnCap NPI to the Benz Shareholders for an aggregate of 1.5 million shares of Common Stock as of December 31, 1998, increasing to 3.5 million shares after March 31, 1999. The Benz Shareholders have transferred the rights and obligations of the Put/Call Agreement to the Company. In connection with the original granting of the EnCap NPI, the Company recorded a discount on the Original Note of $2,102,180 as of December 31, 1997. The discount is being amortized over the term of the Original Note. The carrying amount of the oil and gas interests has been reduced by the same amount.

    Under the terms of the Supplemental Note, EnCap was issued warrants to purchase up to 1.5 million shares of Common Stock at an exercise price of $1.28 per share. In connection with the issuance of these warrants, the Company recorded a discount on the Supplemental Note of $367,881 as of December 31, 1997. This discount will be amortized over the term of the Supplemental Note.

    BANK ONE CREDIT FACILITY. The Company has a credit facility with Bank One, Texas NA ("Bank One") with a line of credit established by reference to proved producing oil and gas reserves, to a maximum of $10,000,000 (borrowing base of $3,375,000 at June 30, 1998). Interest accrues at prime plus 2.0% payable monthly, is secured by certain oil and gas properties and matures June 30, 2000. The Company obtained waivers as of December 31, 1997 and March 31, 1998 for violations of certain financial and administrative covenants. The Company has negotiated new covenants with Bank One and is currently in compliance with such covenants.

    The Company believes that cash from operations and expanded credit facilities will be sufficient to meet its planned capital expenditures for the next 12 months. The planned expenditures will extensively develop the Company's Oakvale Dome discovery and test most of the Company's high potential prospects. There can be no assurance that such additional financing, if undertaken, can be completed on terms acceptable to the Company or, in the event of a downturn in industry conditions, that the capital resources discussed above will be adequate to meet the foregoing capital needs.

ACCOUNTING STANDARDS

    In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," which established standards for reporting and display of comprehensive income and its components. Comprehensive income includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. The Company adopted SFAS NO. 130 in 1998. Comprehensive income as determined under this standard was approximately a loss of $4,929,700 and a loss of $1,790,464 for the six months ended June 30, 1998 and 1997, respectively.

    In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes new requirements on the reporting of information about operating segments, products and services, geographic areas and major customers. In February 1998, SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," was issued, which revises required disclosures about pensions and postretirement benefit plans.

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and for hedging activities.

    The Company does not expect the application of these statements to have a material effect on its financial position, liquidity or results of operations.

YEAR 2000

    The Company operates on an internally designed software package that is compliant with the year 2000. The year 2000 problem is the result of software that uses two digits (rather than four) to define the applicable year. Any software or hardware that uses time-sensitive coding may recognize a day using "00" as the year 1900 rather than the year 2000, which could result in miscalculations or system failures. The Company is attempting to identify other potential areas of risk and has begun addressing these in its planning, purchasing and daily operations. Based on preliminary information, costs of addressing potential problems are not currently expected to have a material adverse impact on the Company's financial position, results of operations, or cash flows in future periods. If, however, the Company, its customers, or vendors are unable to adequately resolve such processing issues in a timely manner, the Company's operations and financial results may be adversely affected.

                            BUSINESS AND PROPERTIES

GENERAL

    The Company is an independent energy company engaged in the exploration for and development of oil and natural gas. The Company has interests in over 25 oil and gas prospects primarily in the United States Gulf Coast areas of Mississippi, Texas and Louisiana. Most of these prospects have been, are being, or are expected to be enhanced with 3-D seismic data and CAEX technologies. The 3-D seismic data, when complete for the existing prospects, will cover over 950 square miles. The Company has drilled three wells that are in the process of being completed and three additional wells are currently being drilled. The Company's 1998 capital budget provides for a total of $27.4 million for drilling and prospect development. Of such amount, approximately $5.0 million is budgeted for development drilling, approximately $12.2 million is budgeted for exploratory drilling, testing, and subsequent completions, $8.4 million is budgeted for seismic data acquisitions and the remainder is budgeted for leasehold purchases. The Company believes that its prospects represent a diverse array of technology enhanced, 3-D seismic confirmed oil and gas exploration prospects.

STRATEGY

    The Company's strategy is to expand its reserves, production and cash flow through the implementation of an exploration program that focuses on (i) obtaining dominant positions in core areas of exploration and development in unexplored areas in or adjacent to fields and trends that have historically produced hydrocarbons in significant quantities; (ii) enhancing the value of its prospects and reducing exploration risks through the use of 3-D seismic data and CAEX technologies; (iii) maintaining an experienced technical staff with the expertise necessary to take advantage of the Company's proprietary 3-D seismic data and CAEX technologies; (iv) adding reserves and production using modern reservoir stimulation methods and new drilling technology; and (v) retaining control over critical exploration decisions.

    OBTAIN DOMINANT POSITION IN CORE AREAS. The Company has identified core areas for exploration and development in geological trends with demonstrated histories of prolific natural gas production from high porosity reservoir rocks with profiles suitable for seismic evaluation. The Company believes that by obtaining substantial working interests, related 3-D seismic data and significant acreage positions within its core areas, it will be able to achieve a dominant position in focused portions of those areas. With a dominant leasehold position, the Company believes it can better control the core areas' exploration opportunities and future production, and can attempt to minimize costs through economies of scale and other efficiencies inherent in its focused approach. Such cost savings and efficiencies include the ability to use the Company's 3-D seismic data to reduce exploration risks and lower its leasehold acquisition costs by identifying and purchasing leasehold interests only in those focused areas in which the Company believes exploratory drilling is most likely to be successful.

               [INSERT G HERE]                                [INSERT H HERE]


    USE OF 3-D SEISMIC AND CAEX TECHNOLOGIES. The Company attempts to enhance the value of its prospects through the use of 3-D seismic data and CAEX technologies, with an emphasis on direct hydrocarbon detection technologies. These technologies create computer generated 3-dimensional displays of subsurface geological formations that enable the Company's explorationists to detect seismic anomalies in structural features that are not apparent in 2-D seismic surveys. The Company believes that 3-D seismic data, if properly used, will reduce drilling risks and costs by reducing the number of dry holes, optimizing well locations and reducing the number of wells required to exploit a discovery.

3-D seismic view of
Wausau Prospect, MS
showing previous wells                             [INSERT I HERE]
and current test.

    USE OF MODERN RESERVOIR STIMULATION METHODS AND NEW DRILLING TECHNOLOGY. In addition to applying the latest in 3-D seismic and CAEX technology, the Company uses the latest in industry reservoir stimulation and directional drilling techniques. For example, many of the Company's development and exploitation opportunities are "tight" reservoirs in which modern stimulation practices may significantly increase production. The Company is fostering alliances with leading service companies in these areas.

    CONTROL OF EXPLORATION FUNCTIONS. The Company believes that controlling the most critical functions in the exploration process will enhance its ability to successfully develop its prospects. The Company has acquired a majority interest in many of its prospects, including interests in most of the 3-D seismic data relating to those prospects. In many cases where the Company does not own a majority of interest in a prospect the Company still owns a greater interest than that of any other working interest owner. As a result, in many of its prospects, the Company will be able to influence the areas to explore, manage the land permitting and option process, determine seismic survey areas, oversee data acquisition and processing, prepare, integrate and interpret the data and identify each prospect drillsite. In addition, the Company will be the operator of many of the wells drilled on these prospects.

RECENT ACQUISITIONS

    In the fall of 1997, the Company acquired an additional interest in a major discovery in Mississippi at the Oakvale Dome Prospect and acquired a large undivided interest in the deep exploration rights underneath the Old Ocean Field in Texas. In January 1998, the Company completed the Lasco Acquisition, pursuant to which the Company acquired proved reserves in east Texas and northwest Louisiana in exchange for a $15.0 million note that subsequently was exchanged for approximately 2.57 million shares of Common Stock and 12 million nonconvertible, Class A Preferred Shares, Series 1 (the "Series 1 Preferred Shares"). The Lasco Acquisition is subject to certain post-closing adjustments. The Company anticipates that certain properties acquired in the Lasco Acquisition may be transferred in exchange for a reduction in the shares of Common Stock and Series 1 Preferred Stock paid by the Company. The transfer of such properties would cause a decrease in the Company's reserves.

    In April 1998, the Company completed the Calibre Acquisition pursuant to which the Company acquired most of the assets of Calibre through the issuance of up to 1,927,426 shares of Common Stock. In connection with the Calibre Acquisition, the Company assumed $.45 million of bank debt and $1.45 million of Calibre's accounts payable and issued promissory notes payable to Calibre shareholders of $2.0 million. Additionally, the Company acquired interests in 12 exploration prospects in the same U.S. Gulf Coast area of its existing exploration program. Five of these prospects increased the Company's working interest or other rights in some of its existing prospects, such as Old Ocean, LaHinch, and Runge in Texas and Wausau and North Thompson's Creek in Mississippi and Laurel Ridge and White Castle Prospect in Louisiana. The balance of the prospect working interests to be acquired are Glancy, Pachuta Creek, Big Creek, and Greens Creek in Mississippi; San Salvadore and Elsa in Texas; as well as certain producing properties in Louisiana that are not operated by the Company. The Calibre Acquisition is subject to VSE approval. See "Risk Factors--Conflicts of Interest with Respect to Certain Acquisitions" and "Certain Transactions."

    In May 1998, the Company completed the Southern Gas Acquisition, pursuant to which the Company acquired additional working interests in the Oakvale Dome and Wausau Prospects in exchange for $1.25 million and a 5.5% working interest in a Louisiana prospect.

    In July 1998, the Company completed the Starbucks Acquisition, pursuant to which the Company acquired certain proved non-producing oil and gas properties in Mississippi, Texas and Louisiana for $2.33 million and 600,000 shares of Common Stock. The purchase is subject to approval by the VSE and is subject to certain post-closing adjustments. The purchase price is secured by 2.1 million shares of Common Stock owned by the Starbucks Trust. See "Risk Factors--Conflicts of Interest with Respect to Certain Acquisitions" and "Certain Transactions."

BACKGROUND

    The Company was originally formed on February 9, 1981 for the purpose of conducting mineral exploration in Canada. In 1989, the Company changed its focus and concentrated on investment and merchant banking activities. At that time, the Company wrote off its mineral property costs and ceased all mineral exploration activities. From 1991 to 1993, the Company diversified into the acquisition and development of oil and gas properties. During 1996, the Company sold substantially all of its investments outside of oil and gas and refocused operations on oil and gas exploration and development in the United States. Effective on October 31, 1996, the Company acquired Texstar Petroleum, Inc., a Texas corporation ("Texstar") and as a result, the Company focused its operations on oil and gas exploration and development in the United States, specifically the Gulf Coast areas of Mississippi, Texas and Louisiana. Former shareholders of Texstar acquired control of the Company and Texstar became a wholly-owned subsidiary of the Company. In July 1997, the Company changed its name from Benz Equities Ltd. to Benz Energy Ltd.

THE PROSPECTS

    The Company's prospects are located primarily in the Gulf Coast areas of Mississippi, Louisiana, and Texas. Each of the prospects differs in scope and character and consists of one or more types of assets, such as 3-D seismic data, working interest in oil and gas leases, oil and gas lease options, contractual rights to earn a working interest in oil and gas leases, royalty interests or other mineral interests. Most of the Company's prospects have been, are being, or are expected to be enhanced with 3-D seismic data and CAEX technologies. The 3-D seismic data acquired will, when complete for the existing prospects, cover over 950 square miles (gross). The table below gives certain information regarding the location, objectives, and present status of the Company's most significant prospects as of June 30, 1998.

                                                    ADDITIONAL ACREAGE(4)       GROSS
                              LEASED ACREAGE                                   SQUARE
                         ------------------------  ------------------------   MILES OF
                            GROSS         NET         GROSS         NET      3-D SEISMIC    FORMATION       APPROX.
*PROSPECT                 ACRES(1)     ACRES(2)     ACRES(1)     ACRES(2)      DATA(5)      OBJECTIVE     TOTAL DEPTH
-----------------------  -----------  -----------  -----------  -----------  -----------  --------------  -----------     APPROX.
                                                                                                                         DRILLING
                                                                                                                         COSTS(4)
                                                                                                                       -------------
                                                                                                                        (THOUSANDS)
MISSISSIPPI
Oakvale Dome(3)(7).....       4,706        2,613       N/A          N/A              33   Hosston            16,700'     $   2,200
Glancy(3)(9)...........       3,726        2,477       N/A          N/A          N/A      Hosston;           21,000'     $   2,000
                                                                                            Cotton
                                                                                            Valley
Wausau(3)(10)..........       5,377        1,626       N/A          N/A              55   Cotton Valley      19,000'     $   2,200
Sardis Church
  Dome(3)(11)..........       4,000        2,835       N/A          N/A          N/A      Hosston            16,500'     $     800

TEXAS
East Buffalo(7)........       1,482          427       N/A          N/A              30   Cotton Valley      17,000'     $   6,000
LaHinch(3)(12).........       2,028        1,358       N/A          N/A              20   Wilcox             16,000'     $   2,500
Old Ocean(3)(13).......      N/A          N/A          81,082       35,873          120   Frio               16,000'     $   2,400
Oak Hill Field(3)(8)...       1,012          791       N/A          N/A          N/A      Cotton Valley       9,500'     $   2,000
Plum Grove(13).........      10,362        3,056       50,757       36,459          100   Yegua; Wilcox      15,000'     $   1,100
Rayburn(3)(11)(13).....       3,048        1,256        4,542        3,603           30   Yegua; Wilcox      15,000'     $   1,100

OTHER
Louisiana..............      13,163        2,222       N/A          N/A             478
Mississippi............      32,269       10,435       N/A          N/A              73
Texas..................       9,549        2,820       N/A          N/A              30
                         -----------  -----------  -----------  -----------         ---
  Total................      90,722       31,916      136,381       75,935          969
                         -----------  -----------  -----------  -----------         ---
                         -----------  -----------  -----------  -----------         ---

------------------------------

 (1) "Net Acres" means the sum of the fractional working interest owned in gross acres expressed as whole numbers and fractions thereof.

 (2) "Gross Acres" means an acre in which the Company owns a working interest. When used in conjunction with acreage under options it means an acre in which the Company will acquire a working interes if and when the option is exercised.

 (3) Operated by the Company.

 (4) "Additional Acreage" refers to the number of acres in which the Company owns options for oil and gas leases from mineral owners and, with respect to part of the acreage reported for the Old Ocean Prospect, has contractual rights to earn a working interest from an oil and gas lease owner.

 (5) Represents 3-D seismic data acquired, being acquired or expected to be acquired.

 (6) Refers to the gross cost to drill and test a well to casing point, but does not include completion costs. The Company's share of drilling costs will be based on the Company's working interest in each well.

 (7) Drilling.

 (8) Reworking.

 (9) Preparing to drill.

 (10) Completing.

 (11) Soliciting industry participant.

 (12) Evaluating 3-D seismic data.

 (13) Shooting 3-D seismic survey.

------------------------------

*The foregoing table gives effect to the Acquisitions excluding the Starbucks Acquisition.

    Set forth below are descriptions of certain of the Company's most significant Prospects.

    OAKVALE DOME. The Oakvale Dome Prospect, located in Jefferson Davis County, Mississippi, is the Company's most significant producing property. The Company owns approximately 4,706 gross (2,613 net) acres in the Prospect. The Company is the operator.

                                [INSERT M HERE]

    A 2-D seismic survey shot and processed originally in 1979 was reprocessed in 1996 and confirmed the discovery well, which was the K.S. Byrd Well. The K.S. Byrd Well was completed in June 1997 in the Harper formation from 15,964 feet to 15,988 feet, flowing 5.708 MMCFGD. Initial reserve estimates as of August 1, 1997 conducted by an independent petroleum engineer gave the well proved producing reserves of 8.7 BCFG and 34,800 barrels of condensate. Later reserve estimates as of January 1, 1998 conducted by the same independent petroleum engineer revised the well's proved producing reserves to 9.3 BCFG and 33,500 barrels of condensate. The well began sales of production in September 1997 and, as of June 30, 1998, was flowing at the rate of 7.4 MMCFGD and 34 BOPD. The Company has spent $2.2 million in acquiring a 3-D seismic survey for this prospect and anticipates additional expenditures in 1998 of approximately $3.6 million relating to participation in three additional wells, two of which are currently being drilled as development wells.

    GLANCY. The Company owns approximately 3,726 gross (2,477 net) acres in the Glancy Prospect in Copiah County, Mississippi. The Company is the operator. Glancy Field has produced gas and condensate from the Lower Cretaceous Rodessa formation on acreage not owned by the Company. The Glancy Prospect is characterized as a simple anticline structure that formed as a result of a deep seated salt pillow. The presence of reservoir quality sandstones at both the deeper Hosston and Cotton Valley levels has been demonstrated by two well penetrations, both of which have produced gas and had multiple shows of hydrocarbons. Early attempts (in 1971) to fracture stimulate one of the test wells, having an initial production of 3.1 MMCFGD on an extended test from the Cotton Valley, damaged the formation in the near-wellbore area. The Company intends to re-enter and sidetrack one or both of the deep tests and to apply modern fracture stimulation.

    WAUSAU. The Company owns approximately 5,377 gross (1,626 net) acres in the Wausau Prospect in Wayne County, Mississippi. The Company is the operator. The Company has rights in a 3-D survey acquired by Compagnie Generale de Geophysique over this prospect area. The Company's drilling objectives are the deeper Cotton Valley, Smackover and Norphlet formations. This Prospect is located on two flanks of a large salt ridge trending northwest to southeast. Based upon 3-D seismic data, the Cotton Valley appears to be trapped in both a simple closure and an updip pinchout along the salt ridge flank. The Smackover and Norphlet formations are interpreted to be trapped in a pinchout configuration against the lateral salt wall. The Company commenced drilling a test well in May 1998 and expects to complete the well in September 1998 as a discovery.

    SARDIS CHURCH DOME. The Company owns approximately 4,000 gross (2,835 net) acres in the Sardis Church Dome Prospect in Copiah County, Mississippi. The Company is the operator. The Company's drilling objectives are the Paluxy, Hosston and Cotton Valley sands. The Company anticipates it will sell at least 50% of the working interest to an industry participant before spudding the test well. This prospect is an analog to the Oakvale Dome discovery.

    EAST BUFFALO. The Company owns 1,482 gross (427 net) acres in the East Buffalo Prospect in Leon County, Texas. This Prospect has been delineated by a 3-D seismic survey. The first well was spudded in March 1998 with results expected in September 1998.

    LAHINCH. The Company owns approximately 2,028 gross (1,358 net) acres in the LaHinch Prospect in Duval County, Texas. The Company is the operator. The LaHinch Prospect contains two wells, which were not owned by the Company when drilled, that are gas productive. This prospect is broken into multiple fault blocks. The gas production in these two productive wells, the Mobil (Santa Fe) #1 G. B. Hamilton well and the Dantex #1 Buck Hamilton well, is supportive of gas saturation in the untested portion of the structure. The Mobil (Santa Fe) #1
G. B. Hamilton well, now owned by the Company, is expected to be re-entered and cleaned out to 14,900 feet, and completed with multiple fracture stimulation treatments in intervals from 14,140 feet to 14,710 feet. Company owned 3-D seismic data is being reprocessed to confirm proposed drill sites. A Wilcox well is anticipated to be drilled in 1998 with additional development wells possible in 1999.

    OLD OCEAN. The Company owns options for oil and gas leases and has contractual rights to earn working interests in approximately 81,082 gross (35,873 net) acres in the Old Ocean Prospect in Brazoria and Matagorda Counties, Texas. A 3-D seismic survey is underway. The Company is the operator of the seismic survey. The Old Ocean Field is the largest Frio field in the Gulf Coast, having produced more than five TCFGE since its discovery in 1934. In excess of 200 wells have been drilled in the Old Ocean Field. These reserves have been produced from four normally pressured reservoirs between 9,500 and 11,000 feet. The Old Ocean Prospect actually consists of numerous prospects.

                               OLD OCEAN PROSPECT
                       BRAZORIA AND MATAGORDA CO., TEXAS
                  CUMULATIVE PRODUCTION: 4,477 BCFG + 450 MMBO

                                [INSERT N HERE]

    OAK HILL FIELD. The Company owns approximately 1,012 gross (791 net) acres in the Oak Hill Field Prospect in Gregg and Rusk Counties, Texas. The Company is the operator. This prospect produces from the Lower Cotton Valley sands at depths of approximately 10,150 to 10,500 feet and from the Upper Cotton Valley sands at depths of approximately 9,000 to 10,000 feet. The Company has initiated a recompletion program covering six wells and involving up to eleven distinct zones. Six recompleted zones have been fracture stimulated and appear favorable in increasing the Company's net production. There are currently six producing wells in Oak Hill Field Prospect owned by the Company.

                                [INSERT O HERE]

    PLUM GROVE. The Company owns approximately 10,362 gross (3,056 net) acres and owns options for oil and gas leases on an additional 50,757 gross (36,459 net) acres in the Plum Grove Prospect in Liberty and Montgomery Counties, Texas. The Belco Operating Corporation is the operator. This area has been technically evaluated with a reprocessed grid of 2-D seismic data. Multiple prospects and prospect leads have been identified ranging in depth from 4,000 feet to 16,000 feet. Because of the complex faulting of the subsurface in this area, 3-D seismic data will be necessary to appropriately understand structural risks. The Company is planning a 3-D seismic shoot of at least 100 square miles to properly image this area. Recently, the Company entered into an agreement with Belco Operating Company to combine acreage blocks and share in the costs of the 3-D shoot and subsequent drilling. The Plum Grove area has had cumulative production of 200 BCFG and 20 MMBO from stratigraphic intervals ranging from 4,000 to 14,000 feet. Most of the production for the area is from the Yegua and Upper Wilcox formations. Other productive intervals include the Cockfield, Jackson, Cook Mountain and Lower Wilcox formations. In addition to the Lower Wilcox potential, both the Upper Wilcox and Yegua stratigraphic intervals provide exploration opportunity.

    RAYBURN. The Company owns approximately 3,048 gross (1,256 net) acres and owns options for oil and gas leases on an additional 4,542 gross (3,603 net) acres in the Rayburn Prospect in Liberty Co., Texas. The Company is the operator. This prospect is contiguous with the Plum Grove Prospect and is currently being shot in conjunction with the Plum Grove 3-D seismic survey. The Rayburn Prospect offers similar potential as the Plum Grove Prospect.

PRINCIPAL AREAS OF OPERATIONS

    The Company owns and operates producing properties with proved reserves located primarily in Louisiana, Mississippi and Texas. The Company currently owns interests in 21 producing wells it operates and also owns non-operated interests in approximately 14 producing wells in Louisiana, Mississippi, and Texas. Daily production from both operated and non-operated wells net to the Company's interest averaged 3,782 MCFGD and 95.1 BOPD for the six months ended June 30, 1998.

OIL AND GAS RESERVES

    The following table sets forth information regarding estimated oil and gas reserve quantities, reserve values and discounted future net revenues as estimated by the Company at July 1, 1998. The information is based (i) in part on estimates by independent petroleum engineers, at January 1, 1998 as revised and adjusted in part by the Company's internal engineers as of July 1, 1998,
(ii) in part on estimates by independent petroleum engineers at June 30, 1998 and (iii) in part solely on estimates by the Company's internal engineers.

    The Company's reserves were estimated at January 1, 1998 by Ryder Scott. Additionally, proved reserves for certain properties acquired in the Lasco Acquisition were estimated by T.J. Smith at January 1, 1998. Internally generated additions were made for the Company's increased interest in the Glancy Prospect as a result of the Starbucks Acquisition. These internally generated additions were developed from Crocker's estimate of the Company's proved reserves prepared before the Starbucks Acquisition. Further internally generated additions were made to account for the recently completed East Morgantown Prospect. These additions were based on production test and bottom hole pressure survey of the BOE 16-14 #1 well and volumetric determination of gas originally-in-place. Internally generated revisions of reserves in the Oakvale Dome Prospect were made based on an engineering analysis of recent pressure data of and production from the reservoir. From the engineering analysis of pressure and production, using the production history of the K.S. Byrd Well and the average reservoir pressure measured over time, a determination of gas originally-in-place was made and an expected ultimate recovery from the well was then made assuming an abandonment pressure of 1,500 psi. Further internally generated additions were made for the Company's increased interest in the Oakvale Dome Prospect as a result of the Southern Gas Acquisition. These internally generated additions were based on the Ryder Scott estimates of January 1,

1998, referenced above, and the Company's internal materials balance of the reservoir as discussed above. The Company also converted proved undeveloped reserves at the White Castle Dome Prospect to proved developed reserves based on the State lease 14720-2 well. Finally, an internally generated downward reduction was made to the reserve estimates based on estimated production from all included prospects for the six-month period ended June 30, 1998.

    Of the proved reserves set forth below, 87%, on a MCFE basis, are covered by or derived from reserve reports prepared by independent petroleum engineers. There are numerous uncertainties inherent in estimating quantities of proved reserves and projecting future rates of production and timing of development expenditures. The following reserve information represents estimates only and should not be construed as being exact.

                                                                                    PRESENT VALUE OF
                                                                                    ESTIMATED FUTURE
                                                                                      NET REVENUES
                                                              GAS       ESTIMATED     BEFORE INCOME
                                                          EQUIVALENT   FUTURE NET   TAXES (DISCOUNTED
                                  GAS (MMCF)   OIL (BBL)  (MMCFE)(1)   REVENUE(2)    AT 10 PERCENT)
                                  -----------  ---------  -----------  -----------  -----------------
                                                                               (IN THOUSANDS)
Proved developed reserves(4)
  Louisiana.....................       2,479      25,967       2,635    $   5,069       $   2,956
  Mississippi...................      25,517     466,623      28,317       49,666          31,092
  Texas.........................       8,700      15,378       8,792       11,666           6,121
                                  -----------  ---------  -----------  -----------        -------
                                      36,696     507,968      39,744       66,401          40,169
                                  -----------  ---------  -----------  -----------        -------
Proved undeveloped reserves:(5)
  Louisiana.....................       5,016      84,100       5,520        4,962           1,909
  Mississippi...................         336     101,825         947        1,654             999
  Texas.........................       9,992      29,978      10,172        9,833           2,379
                                  -----------  ---------  -----------  -----------        -------
                                      15,344     215,903      16,639       16,449           5,287
                                  -----------  ---------  -----------  -----------        -------
  Total proved reserves(3)......      52,040     723,871      56,383    $  82,850       $  45,456
                                  -----------  ---------  -----------  -----------        -------
                                  -----------  ---------  -----------  -----------        -------

------------------------

(1) Oil production is converted to MCFE at the rate of six MCF of natural gas per Bbl of oil, based upon the approximate energy content of natural gas and oil.

(2) Estimated future net revenue represents estimated future gross revenue to be generated from the production of proved reserves, net of estimated production and future development costs, using prices and costs in effect as of the date of the estimate. The amounts shown do not give effect to non-property related expenses, such as general and administrative expenses, debt service and future income tax expense or to depreciation, depletion and amortization.

(3) Does not reflect potential reductions based on certain post-closing adjustments to the Lasco Acquisition.

(4) "Proved Developed Reserves" means those reserves estimated as recoverable under current technology and projected economic conditions, from that portion of a reservoir that can reasonably be evaluated as economically productive on the basis of analysis of drilling, geological, geophysical and engineering data, including the reserves to be obtained by enhanced recovery processes demonstrated to be economic and technically successful in the subject reservoir.

(5) "Proved Undeveloped Reserves" mean those reserves estimated as recoverable under current technology and projected economic conditions from that portion of a reservoir that can reasonably be evaluated as technologically productive, but which requires the drilling and completion of a well to initiate production.

ACREAGE

    The following table sets forth as of June 30, 1998, the gross and net acres of developed and undeveloped oil and gas acreage that the Company holds after giving effect to the Acquisitions, with the exception of the Starbucks Acquisition, which was consummated after June 30, 1998. Additionally, the data set forth below are based on the Company's before payout working interests. In certain cases, the Company has a greater after payout working interest. In certain other cases, the Company has only an after payout working interest. As such, the amount of gross and net, developed and undeveloped acreage will increase when and if certain wells pay out.

                                                                                 DEVELOPED(1)             UNDEVELOPED(2)
                                                                           ------------------------  ------------------------
                                                                              GROSS         NET         GROSS         NET
                                                                            ACRES(3)     ACRES(4)     ACRES(3)     ACRES(4)
                                                                           -----------  -----------  -----------  -----------
STATE
Louisiana................................................................       5,671        1,810        7,491          412
Mississippi..............................................................       1,440          462       48,640       19,524
New Mexico...............................................................         160           12       --           --
Texas....................................................................       1,769          730       25,713        8,978
                                                                                -----        -----   -----------  -----------
    Total................................................................       9,040        3,014       81,844       28,914
                                                                                -----        -----   -----------  -----------
                                                                                -----        -----   -----------  -----------

------------------------

(1) "Developed acreage" is that acreage which is spaced or assignable to productive wells.

(2) "Undeveloped acreage" is leased acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas regardless of whether or not such acreage contains proved reserves.

(3) "Gross acres" means an acre in which the Company owns a working interest. When used in conjunction with acreage under options, it means an acre in which the Company will acquire a working interest if and when the option is executed.

(4) "Net acres" means the sum of the fractional working interest owned in gross acres expressed as whole numbers and fractions thereof.

PRODUCTIVE OIL AND GAS WELLS

    The following table sets forth certain information regarding the Company's ownership as of June 30, 1998 of productive oil and gas wells, operated and non-operated, in the areas indicated after giving effect to the Acquisitions, with the exception of the Starbucks Acquisition, which was consummated after June 30, 1998. Additionally, the data set forth below are based on the Company's before payout working interest. In some cases the Company has a greater working interest after payout. In certain other cases the

Company has only an after payout working interest. As such, the number of gross and net wells will increase when and if certain wells pay out.

                                                                                  GAS                     OIL
                                                                        -----------------------  ----------------------
                                                                           GROSS        NET         GROSS        NET
                                                                         WELLS(1)     WELLS(2)    WELLS(1)    WELLS(2)
                                                                        -----------  ----------  -----------  ---------
STATE
Louisiana.............................................................          16      7.00220           1     0.04770
Mississippi...........................................................           2      0.72854           5     0.62630
New Mexico............................................................           1      0.07500      --          --
Texas.................................................................          10      6.09930      --          --
                                                                               ---   ----------         ---   ---------
    Total.............................................................          29     13.90504           6     0.67400
                                                                               ---   ----------         ---   ---------
                                                                               ---   ----------         ---   ---------

------------------------

(1) "Gross wells" means a well in which the Company owns a working interest. The number of gross wells is the total number of wells in which a working interest is owned.

(2) "Net wells" means the sum of the fractional working interest owned in gross wells expressed as whole numbers and fractions thereof.

DRILLING ACTIVITY

    The Company participated in two gross (0.20054 net) productive wells during the six months ended June 30, 1998. For the four month period ended December 31, 1997, the Company drilled one gross (0.48500 net) productive well, two gross (1.3575 net) dry exploratory wells and three gross (0.34220 net) productive development wells. For the 10 months ended August 31, 1997, the Company drilled one gross (0.14725 net) productive well and one gross (0.20110 net) dry exploratory well. The Company is entitled to a working interest in certain additional wells completed during these time periods when and if those wells payout. Furthermore, the number of net wells was calculated based on the Company's before payout working interest and in some cases, the Company will have a greater working interest or is entitled to a working interest in certain wells completed during these time periods when and if those wells payout.

    On June 30, 1998, the Company was drilling 3 gross (1.77698 net) exploratory wells and 2 gross (0.61525 net) development wells.

VOLUMES, PRICES AND PRODUCTION COSTS

    The following table sets forth certain information regarding the production volumes, average prices received and average production costs associated with the Company's sale of oil and gas for the periods including the Acquisitions, other than the Starbucks Acquisition, which was completed after June 30, 1998.

                                                         SIX MONTHS ENDED   FOUR MONTHS ENDED   TEN MONTHS ENDED
                                                           JUNE 30, 1998    DECEMBER 31, 1997    AUGUST 31, 1997
                                                         -----------------  ------------------  -----------------
Net Production:
  Oil (Bbl)............................................         17,219               4,506              9,281
  Gas (MCF)............................................        684,562             223,683             83,810
  Gas equivalent (MCFE)................................        787,875             250,719            139,493
Average sales price:
  Oil ($ per Bbl)......................................      $   11.32          $    18.54          $   20.28
  Gas ($ per MCF)......................................      $    2.26          $     2.79          $    3.05
Average production expenses
  ($ per MCFE)(1)......................................      $    0.38          $     0.17          $    0.33

------------------------

(1) Average production costs, excluding severance taxes.

CAEX AND 3-D SEISMIC TECHNOLOGY

    The Company, either directly or through other prospect participants, uses 3-D seismic data and CAEX technology to collect and analyze geological, geophysical, engineering, production and other data obtained about potential gas or oil prospects. The Company uses this technology to correlate density and sonic characteristics of subsurface formations obtained from 2-D seismic surveys with like data from similar properties, and uses computer programs and modeling techniques to determine the likely geological composition of a prospect and potential locations of hydrocarbons.

    Once all available data has been analyzed to determine the areas with the highest potential within a prospect area, the Company may conduct 3-D seismic surveys to enhance and verify the geological interpretation of the structure, including its location and potential size. The 3-D seismic process produces a three-dimensional image based upon seismic data obtained from multiple horizontal and vertical points within a geological formation. The calculations needed to process such data are made possible by computer programs and advanced computer hardware.

    While large oil companies have used 3-D seismic data and CAEX technologies for approximately 20 years, these methods were not affordable by smaller, independent oil and gas companies until more recently, when improved data acquisition equipment and techniques and computer technology became available at reduced costs. The Company believes that its use of 3-D seismic data and CAEX technology may provide it with certain advantages in the exploration process over those companies that do not use this technology. These advantages include better delineation of the subsurface, which can reduce exploration risks and help optimize well locations in productive reservoirs. The Company believes these advantages can be readily validated based upon general industry experience. Because computer modeling generally provides clearer and more accurate projected images of geological formations, the Company believes it is better able to identify potential locations of hydrocarbon accumulations and the desirable locations for wellbores. However, the Company has not used the technology extensively enough to arrive at any conclusion regarding the Company's ability to interpret and use the information developed from the technology.

CUSTOMERS

    During the six months ended June 30, 1998, H&N Gas Ltd. "H&N Gas" and Tejas Gas Marketing Co. accounted for approximately 49% and 22%, respectively of the Company's total revenue. For the four month period ended December 31, 1997, H&N Gas and KCS Resources, Inc. ("KCS") accounted for 75% and 10%, respectively, of the Company's total revenue. For the ten months ended August 31, 1997, KCS, Samaden Oil Corporation and Energy Operating Limited Partnership accounted for 50%, 30% and 15%, respectively, of the Company's total revenue. No other purchasers accounted for more than 10% of the Company's total revenue in the periods indicated above. The Company does not believe the loss of any existing purchaser would have a material adverse effect on the Company.

MARKETING

    The Company markets its natural gas and oil through monthly spot sales. Because sales made under spot sales contracts result in fluctuating revenues to the Company depending upon the market price of oil and gas, the Company has entered into various forward contracts covering approximately 37% of the Company's production through October of 1998 to minimize the fluctuations and the effect of price declines.

COMPETITION

    The oil and gas industry is highly competitive in all of its phases. The Company encounters strong competition from other oil and gas companies in all areas of its operations, including the acquisition of exploratory and producing properties, the permitting and conducting of seismic surveys and the marketing of oil and gas. Many of these competitors possess greater financial, technical and other resources than the Company. Competition for the acquisition of producing properties is affected by the amount of funds available to the Company, information about producing properties available to the Company and any standards the Company establishes from time to time for the minimum projected return on investment. Competition also may be presented by alternative fuel sources, including heating oil and other fossil fuels. There has been increased competition for lower risk development opportunities and for available sources of financing. In addition, the marketing and sale of natural gas and processed gas are competitive. Because the primary markets for natural gas liquids are refineries, petrochemical plants and fuel distributors, prices generally are set by or in competition with the prices for refined products in the petrochemical, fuel and motor gasoline markets.

REGULATION

    GENERAL. The oil and gas industry is extensively regulated by federal, state and local authorities. In particular, oil and gas production operations and economics are affected by price controls, environmental protection statutes, tax statutes and other laws, rules and regulations relating to the petroleum industry, as well as changes in such laws, changing rules and regulations and the interpretations and applications of such laws, rules and regulations. Oil and gas industry legislation and agency regulation are under constant review for amendment and expansion for a variety of political, economic and other reasons. Numerous regulatory authorities, and federal, state and local governments issue rules and regulations binding on the oil and gas industry, some of which carry substantial penalties for failure to comply. The regulatory burden on the oil and gas industry increases the Company's cost of doing business and, consequently, affects its profitability. The Company believes it is in compliance with all federal, state and local laws, regulations and orders applicable to the Company and its properties and operations, the violation of which would have a material adverse effect on the Company or its financial condition.

    SEISMIC PERMITS. Current law in the State of Louisiana requires permits from owners of at least an undivided 80% interest in each tract over which the Company intends to conduct seismic surveys. As a result, the Company may not be able to conduct seismic surveys covering its entire area of interest. Moreover, 3-D seismic surveys typically are conducted from various locations both inside and outside the area of interest to obtain the most detailed data of the geological features within the area. To the extent that the Company is unable to obtain permits to access locations to conduct the seismic surveys, the data obtained may not be as detailed as might otherwise be available.

    EXPLORATION AND PRODUCTION. The Company's operations are subject to various regulations at the federal, state and local levels. Such regulations include (i) requiring permits for the drilling of wells; (ii) maintaining bonding requirements to drill or operate wells; and (iii) regulating the location of wells, the method of drilling and casing wells, the surface use and restoration of properties upon which wells are drilled, the plugging and abandoning of wells and the disposal of fluids used in connection with well operations. The Company's operations also are subject to various conservation regulations. These include the regulation of the size of drilling and spacing units, the density of wells that may be drilled, and the unitization or pooling of oil and gas properties. In addition, state conservation laws establish maximum rates of production from oil and gas wells, generally prohibiting the venting or flaring of gas, and impose certain requirements regarding the ratability of production. The effect of these regulations is to limit the amount of oil and gas the Company can produce from its wells and to limit the number of wells or the locations at which the Company can drill. Recently enacted legislation and regulatory action in Texas is intended to reduce the total production of natural gas in that state. Although such restrictions have not had a material impact on the Company's operations to date, the extent of any future impact therefrom cannot be predicted.

    NATURAL GAS MARKETING, GATHERING AND TRANSPORTATION. Federal legislation and regulatory controls in the United States have historically affected the price of the natural gas produced by the Company and the manner in which such production is marketed. The transportation and resale of natural gas in interstate commerce are regulated by the Federal Energy Regulatory Commission (the "FERC") pursuant to the Natural Gas Act and the Natural Gas Policy Act of 1978 (the "NGPA"). The maximum selling prices of natural gas were formerly established pursuant to regulation. However, on July 26, 1989, the Natural Gas Wellhead Decontrol Act of 1989 (the "Decontrol Act") was enacted, which terminated wellhead price controls on all domestic natural gas on January 1, 1993 and amended the NGPA to remove completely by January 1, 1993 price and nonprice controls for all "first sales" of natural gas, which include all sales by the Company of its own production. Consequently, sales of the Company's natural gas currently are made at market prices, subject to applicable contract provisions. The FERC's jurisdiction over natural gas transportation was unaffected by the Decontrol Act.

    The FERC also regulates interstate natural gas transportation rates and service conditions, which affect the marketing of natural gas produced by the Company, as well as the revenues received by the Company for sales of such natural gas. Since the latter part of 1985, the FERC has endeavored to make interstate natural gas transportation more accessible to gas buyers and sellers on an open and nondiscriminatory basis. The FERC's efforts have significantly altered the marketing and transportation of natural gas. Commencing in April 1992, the FERC issued Order Nos. 636, 636-A, 636-B and 636-C (collectively, "Order No. 636"), which, among other things, required interstate pipelines to "restructure" their services to provide transportation separate or "unbundled" from the pipelines' sales of gas. Also, Order No. 636 requires interstate pipelines to provide open-access transportation on a nondiscriminatory basis that is equal for all natural gas shippers. Order No. 636 has been implemented through decisions and negotiated settlements in individual pipeline services restructuring proceedings. In many instances, the result of Order No. 636 and related initiatives has been to substantially reduce or eliminate the interstate pipelines' traditional role as wholesalers of natural gas, and has substantially increased competition and volatility in natural gas markets. The FERC has issued final orders in virtually all Order No. 636 pipeline restructuring proceedings. In July 1996, the United States Court of Appeals for the District of Columbia Circuit largely upheld Order No. 636 and remanded certain issues for further explanation or clarification. Numerous petitions for review of the individual pipeline restructuring orders are currently pending in that court. The issues remanded for further action do not appear to materially affect the Company. Proceedings on the remanded issues are currently ongoing before the FERC following its issuance of Order No. 636-C in February 1997. Although it is difficult to predict when all appeals of pipeline restructuring orders will be completed or their impact on the Company, the Company does not believe that it will be affected by the restructuring rule and orders any differently than other natural gas producers and marketers with which it competes.

    Although Order No. 636 does not regulate natural gas production operations, the FERC has stated that Order No. 636 is intended to foster increased competition within all phases of the natural gas industry. It is unclear what impact, if any, increased competition within the natural gas industry under Order No. 636 will have on the Company and its natural gas marketing efforts. Although Order No. 636 could provide the Company with additional market access and more fairly applied transportation service rates, terms and conditions, it could also subject the Company to more restrictive pipeline imbalance tolerances and greater penalties for violation of those tolerances. The Company does not believe, however, that it will be affected by any action taken with respect to Order No. 636 materially differently than other natural gas producers and marketers with which it competes.

    The FERC has recently announced its intention to reexamine certain of its transportation-related policies, including the appropriate manner for setting rates for new interstate pipeline construction, the manner in which interstate pipeline shippers may release interstate pipeline capacity under Order No. 636 for resale in the secondary market, the price that shippers can charge for their released capacity, and the use of negotiated and market-based rates and terms and conditions for interstate gas transmission. Several pipelines have obtained FERC authorization to charge negotiated rates as an alternative to traditional cost-of-service rate making methodology. In February 1997, the FERC announced a broad inquiry into issues facing the natural gas industry to assist the FERC in establishing regulatory goals and priorities in the post-Order No. 636 environment. In December 1997, the FERC requested comments on the financial outlook of the natural gas pipeline industry, including among other matters, whether the FERC's current rate making policies are suitable in the current industry environment. In April 1998, the FERC issued a new rule to further standardize pipeline transaction tariffs that, as the result of newly standardized provisions regarding firm intra day transportation nominations, could adversely affect the reliability of scheduled interruptible transportation service on some pipelines. While any resulting FERC action would affect the Company only indirectly, any new rules and policy statements may have the effect of enhancing competition in natural gas markets.

    Additional proposals and proceedings that might affect the natural gas industry are considered from time to time by Congress, the FERC and state regulatory bodies. The Company cannot predict when or if any such proposals might become effective, or their effect, if any, on the operations of the Company. The natural gas industry historically has been very heavily regulated; therefore, there is no assurance that the less stringent regulatory approach recently pursued by the FERC and Congress will continue indefinitely. The regulatory burden on the oil and natural gas industry increases the Company's cost of doing business and, consequently, affects its profitability and cash flow. In as much as such laws and regulations are frequently expanded, amended or reinterpreted, the Company is unable to predict the future cost or impact of complying with such regulations.

    LOUISIANA LEGISLATION. The Louisiana legislature passed Act 404 in 1993, which permits a party transferring an oil field site to establish a site-specific trust account for such oil field. If the site-specific trust account is established in accordance with the requirements of the statute, the party transferring the oil field site may not thereafter be held liable by the state for any site restoration costs or actions associated with the transferred oil field site. The parties to a transfer may elect not to establish a site-specific trust account, however, in the absence of such an account, the transferring party will continue to have liability for the costs of restoration of the site. If the parties to a transfer elect to establish a site-specific trust account pursuant to the statute, the Louisiana Department of Natural Resources (the "DNR") requires an oil field site restoration assessment to be made at the time of the transfer or within one year thereafter, to determine the site restoration requirements existing at the time of transfer. Based upon the site restoration assessment, the parties to the transfer must propose to the DNR a funding schedule for the site-specific trust account, providing for some contribution to the account at the time of transfer and at least quarterly payment thereafter. If the DNR approves the establishment and funding of the site-specific trust account, the purchaser will thereafter be the responsible party to the state, except that the failure of a transferring party to make a good faith disclosure of all oil field site conditions existing at the time of the transfer will render that party liable for the costs of restoration of such undisclosed conditions in excess of the balance of the site-specific trust fund.

    OIL SALES AND TRANSPORTATION RATES. The FERC also regulates rates and service conditions for interstate transportation of crude oil, liquids and condensate, which can affect the amount the Company receives from the sale of these products. Rates for such transportation are generally subject to an indexing system under which rates may be increased as long as they do not exceed an index rate that is tied to inflation. Over time, this indexing system could have the effect of increasing the cost of transporting crude oil, liquids and condensate by pipeline. Sales of crude oil, condensate and gas liquids by the Company are not regulated and are made at market prices. The price the Company receives from the sale of these products is affected by the cost of transporting the products to market.

    ENVIRONMENTAL MATTERS. The Company's oil and natural gas exploration, development and production operations are subject to stringent federal, state and local laws governing the discharge of materials into the environment or otherwise relating to environmental protection. Numerous governmental agencies, such as the Environmental Protection Agency (the "EPA"), issue regulations to implement and enforce such laws, which often require difficult and costly compliance measures that carry substantial civil and criminal penalties for failure to comply. These laws and regulations may require the acquisition of a permit before drilling commences, restrict the types, quantities and concentrations of various substances that can be released into the environment in connection with drilling and production activities, limit or prohibit drilling activities on certain lands lying within wilderness, wetlands, ecologically sensitive and other protected areas, require some form of remedial action to prevent pollution from former operations, such as plugging abandoning wells, and impose substantial liabilities for pollution resulting from the Company's operations. In addition, these laws, rules and regulations may restrict the rate of oil and natural gas production below the rate that would otherwise exist. The regulatory burden on the oil and gas industry increases the cost of doing business and consequently affects its profitability. Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent and costly waste handling, disposal or cleanup requirements could adversely affect the Company's operations and financial position, as well as those of the oil and gas industry in general. While management believes that the Company is in substantial compliance with current applicable environmental laws and regulations and the Company has not experienced any material adverse effect from compliance with these environmental requirements, there is no assurance that this will continue in the future.

    The primary environmental statutory and regulatory programs that affect the Company's operations include the following:

    The Comprehensive Environmental Response, Compensation and Liability Act, as amended ("CERCLA"), also known as "Superfund," imposes liability without regard to fault or the legality of the original conduct, on certain classes of persons who are considered to be responsible for the release of a "hazardous substance" into the environment. These persons include (i) the current owner and operator of a facility from which hazardous substances are released, (ii) owners and operators of the facility at the time the disposal of hazardous substances took place, (iii) generators of hazardous substances who arranged for the disposal or treatment at or transportation to such facility of hazardous substances and (iv) transporters of hazardous substances to disposal or treatment facilities selected by them.

    Under CERCLA, such persons may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources and for the costs of certain health studies, and it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the release of hazardous substances or other pollutants into the environment. Furthermore, although petroleum, including crude oil and natural gas, is exempt from CERCLA, at least two courts have ruled that certain wastes associated with the production of crude oil may be classified as "hazardous substances" under CERCLA, and thus such wastes may become subject to liability and regulation under CERCLA. Regulatory programs aimed at remediation of environmental releases could have a similar impact on the Company.

    The Federal Water Pollution Control Act of 1972 ("FWPCA") as amended, also known as the Clean Water Act (the "CWA"), imposes restrictions and strict controls regarding the discharge of pollutants, including produced waters and other oil and gas wastes, into waters of the United States (as defined in the CWA). The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the EPA or the state. These proscriptions also prohibit certain activities in wetlands unless authorized by a permit issued by the U.S. Army Corps of Engineers. Sanctions for unauthorized discharges include administrative, civil and criminal penalties, as well as injunctive relief.

    The Oil Pollution Act of 1990 (the "OPA") amends certain provisions of the CWA, and other statutes as they pertain to the prevention of and response to spills or discharges of hazardous substances or oil into navigable waters. Under the OPA, a person owning or operating a facility or equipment (including land drilling equipment) from which there is a discharge or threat of a discharge of oil into or upon navigable waters or adjoining shorelines is liable, regardless of fault, as a "responsible party" for removal costs and damages. Federal law imposes strict, joint and several liability on facility owners for containment and clean-up costs and certain other damages, including natural resource damages, arising from a spill.

    The EPA is also authorized to seek preliminary and permanent injunctive relief and, in certain cases, criminal penalties and fines. State laws governing the control of water pollution also provide varying civil and criminal penalties and liabilities in the case of releases of petroleum or its derivatives into surface waters or into the ground. If a discharge occurs at a well site at which the Company is conducting production operations, the Company may be exposed to claims that it is liable under the OPA, the CWA or similar state laws.

    The Resource Conservation and Recovery Act ("RCRA"), as amended, generally does not regulate most wastes generated by the exploration and production of oil and gas. RCRA specifically excludes from the definition of hazardous waste "drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas or geothermal energy." However, these wastes may be regulated by the EPA or state agencies as solid waste. Moreover, ordinary industrial wastes, such as paint wastes, waste solvents, laboratory wastes, and waste compressor oils, may be regulated as hazardous waste. Pipelines used to transfer oil and gas may also generate some hazardous wastes. Although the costs of managing solid and hazardous waste may be significant, the Company does not expect to experience more burdensome costs than similarly situated companies involved in oil and gas exploration and production.

TITLE TO PROPERTIES

    Title to properties is subject to royalty, overriding royalty, carried working, net profits, working and other similar interests and contractual arrangements customary in the oil and gas industry, liens for current taxes not yet due and other encumbrances. As is customary in the industry in the case of undeveloped properties, little investigation of record title is made at the time of acquisition (other than a preliminary review of local records). Investigations, including a title opinion covering the drillsite by local counsel, generally are made before commencement of drilling operations.

OPERATING HAZARDS AND INSURANCE

    The oil and gas business involves a variety of operating risks, including the risk of fire, explosions, blow-outs, pipe failure, abnormally pressured formations, and environmental hazards such as oil spills, gas leaks, ruptures or discharges of toxic gases, the occurrence of any of which could result in substantial losses to the Company due to injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, cleanup responsibilities, regulatory investigation and penalties and suspension of operations.

    The Company maintains an oil and gas lease operator insurance policy that insures the Company against certain sudden and accidental risks associated with drilling, completing and operating its wells. There can be no assurance that this insurance will be adequate to cover any losses or exposure to liability. The Company also carries comprehensive general liability policies and an umbrella policy. Although the Company believes that the amount of coverage it maintains is customary in the industry, it does not provide complete coverage against all operating risks. An uninsured or partially insured claim, if successful and of sufficient magnitude, could have a material adverse effect on the Company and its financial condition. If the Company experiences significant claims or losses, the Company's insurance premiums could be increased, which may adversely affect the Company and its financial condition, or limit the ability of the Company to obtain coverage. Any difficulty in obtaining coverage may impair the Company's ability to engage in its business activities.

FACILITIES

    The Company maintains approximately 25,100 square feet of office space in Houston, Texas, which is leased at an annual rent of $396,187. The lease expires January 31, 2003. The Company believes it will be able to renew the lease on acceptable terms.

EMPLOYEES

    The Company has 37 full-time employees in its Houston, Texas office as of August 31, 1998. Their functions include management, production, engineering, geology, geophysics, land, legal, gas marketing, accounting, financial planning and administration. Certain operations of the Company's field activities are accomplished through independent contractors who are supervised by the Company. The Company believes its relations with its employees and contractors are good. No employees of the Company are represented by a union.

LEGAL PROCEEDINGS

    The Company is involved in routine litigation arising in the ordinary course of business. Management believes that the results of such proceedings, individually and in the aggregate, will not have a material adverse effect on the Company's financial position or results of operations.

    The Company filed a lawsuit in April 1998 in the United States District Court of the Southern District of Texas, Houston Division against Hilton Petroleum, Inc. ("Hilton"). This lawsuit alleges that Hilton breached a Participation Agreement and an Operating Agreement between the Company and Hilton covering a prospect in Hidalgo County, Texas by failing to pay its share of exploration, promotion and operation costs. In May of 1998, Hilton answered and counterclaimed against Texstar alleging breach of contract, intentional misrepresentation and concealment, and negligent misrepresentation, seeking relief in the form of damages, exemplary damages, interest and attorney's fees. The lawsuit is presently in the preliminary discovery stages and is the subject of settlement negotiations. Although the outcome of this lawsuit cannot be predicted with certainty, management will vigorously defend the counterclaims and believes that such counterclaims will not have a material adverse effect on the financial position or results of operations of the Company.

    The Company filed a lawsuit in April 1998 in the 281st Judicial District Court of Harris County, Texas against STB Energy, Inc. ("STB"). This lawsuit (i) alleges that STB breached certain Participation Agreements and Operating Agreements covering prospects in Hidalgo County, Texas and Jefferson Davis Parish, Louisiana by failing to pay its share of exploration, promotion, development and operation costs and (ii) seeks judicial foreclosure of the Company's liens covering the interests of STB in those prospects. In May of 1998, STB answered by general denial. Although no counterclaims were filed by STB, state court procedures permit them to be filed later. The lawsuit is presently in the preliminary discovery stages and is the subject of settlement negotiations. Although the outcome of this lawsuit cannot be predicted with certainty, management will vigorously defend any counterclaims that might be filed in the future and does not anticipate that any such counterclaim would have a material adverse effect on the financial position or results of operations of the Company.

    The Company filed a lawsuit in April 1998 in the United States District Court for the Southern District of Texas, Houston Division, against Rainbow Oil & Gas, Inc. ("Rainbow"). This lawsuit (i) alleges breaches of Participation, Operating and Letter Agreements covering propects in Hidalgo and Duval Counties, Texas, Jefferson Davis Parish, Louisiana and Green and Wayne Counties, Mississippi, by Rainbow in failing to pay its share of exploration, promotion, development and operating costs and (ii) seeks declaratory judgment regarding the meaning of such agreements and the parties' obligations thereunder. In May 1998, Rainbow answered and counterclaimed against the Company, naming L.E. Walker, Calibre Energy, L.L.C., Prentis B. Tomlinson, Jr., and Texstar Petroleum, L.L.C., as third-party defendants, and alleging breach of contract, fraud, and violations of Colorado Securities Act and Section 10(c) of the Securities Act of 1934. Rainbow seeks relief in the form of damages of $145,000 for breach of contract, $115,000 for fraud, $200,000 in punitive damages and attorneys' fees and interest. The lawsuit is presently in the initial stages of discovery. Although the outcome of this lawsuit cannot be predicted with certainty, management will vigorously defend the counterclaims and believes that such counterclaims will not have a material adverse effect on the financial position or results of operations of the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information regarding the Company's directors and executive officers. Officers of the Company are elected by the Board of Directors and serve at the discretion of the Board. All of the current Directors serve until the next annual shareholders' meeting or until their successors have been duly elected and qualified.

NAME                                            AGE      POSITION
------------------------------------------      ---      ---------------------------------------------------------------
Prentis B. Tomlinson, Jr.(1)..............          55   Chairman of the Board and Chief Executive Officer
Ernest J. LaFlure(1)......................          44   Director, President and Chief Operating Officer
Robert L. Zorich(1).......................          48   Director
L.E. Walker(2)............................          53   Director
Yale Fisher(2)............................          53   Director
Robert Despres............................          70   Director
Robert S. Herlin(1)(2)....................          43   Director, Senior Vice President and Chief Financial Officer
Todd Grabois..............................          39   Vice President, Treasurer and Secretary

------------------------

(1) Member of the Executive Committee.

(2) Member of the Audit Committee.

    PRENTIS B. TOMLINSON, JR. has been involved in the oil and gas industry for the past 30 years and has been involved with the Company as its President and Chief Executive Officer since its inception in October 1996. Mr. Tomlinson served as Chairman of Texstar North America, Inc. from 1984 to 1995, founded and served as Chairman of TGS Geophysical Company, Inc. from 1983 to 1993 and served as Chairman and President of Tomlinson Interests, Inc. from 1973 to 1983. Mr. Tomlinson commenced his career in the oil and gas industry as a geophysicist with Western Geophysical Inc. in 1969.

    ERNEST J. LAFLURE has been President, Chief Operating Officer and Director of the Company since November 1997, when he joined the Company. Mr. LaFlure has 20 years of experience in the oil and gas industry with Shell Oil Company, and before joining the Company was manager of New Oil & Gas Ventures for the continental United States for Shell. He also served as the Manager of Reservoir Management and Infield Exploration for Shell.

    ROBERT L. ZORICH has been a Director of the Company since November 1997. He is the Managing Director and co-founder of EnCap Investments, L.C., a Houston-based venture capital and mezzanine fund for the energy industry. Before founding EnCap, Mr. Zorich was a senior officer in the energy group of Republic Bank.

    L. E. WALKER has been a Director of the Company since October 1997. He was President of Calibre Energy from October 1997 until March 31, 1998. He is a former Senior Vice President of J. Ray McDermott Inc., an international energy services and construction company.

    YALE FISHER has been a Director of the Company since January 1997. He is, and has been, an independent investment banker based in California since July 1994. Before that he was head of trading at Bank of America in Los Angeles and San Francisco, California and New York, New York.

    ROBERT DESPRES was elected as a Director of the Company in May 1998. Mr. Despres is the current Chairman of the Board of Alliance Forest Products, Inc. and a director of several other companies. Mr. Despres previously served as President and CEO of Netcom Inc, National Cablevision Limited and Chairman of the Board of Atomic Energy of Canada Limited. He has also served as controller and member of the Executive Committee of Quebec Power Company. He was a member of the Quebec

Commission of Inquiry on Financial Institutions and the Royal Commission of Inquiry on Financial Management and Accountability, and President of the University of Quebec.

    ROBERT S. HERLIN has been Senior Vice President, Chief Financial Officer and Director of the Company since November 1997, when he joined the Company. Mr. Herlin has 17 years experience in finance, planning and corporate development in the oil and gas industry with several companies, including his own management consulting firm. Most recently, he was vice president of Enron Liquids Services, a subsidiary of Enron Corporation, and Manager of Planning and Investor Relations for Kelley Oil & Gas Corporation.

    TODD GRABOIS has been Vice President, Treasurer and Secretary of the Company since November 1997. Prior thereto, Mr. Grabois served as Chief Financial Officer of the Company from September 1997 until November 1997 and Director of the Company from inception in October 1996 until November 1997. He has served in various other positions with the Company or its predecessors since 1984.

EXECUTIVE COMPENSATION

    The following table sets forth the compensation, including bonuses, paid by the Company during the years ended December 31, 1997 and 1996 to the Chief Executive Officer and to those executive officers whose aggregate cash compensation exceeded $100,000 during the last fiscal year other than the Chief Executive Officer of the Company (collectively the "Named Executive Officers").

                                                                                      NUMBER OF
                                                              ANNUAL COMPENSATION     SECURITIES
                                             YEAR ENDED      ----------------------   UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION                DECEMBER 31(1)    SALARY(2)     BONUS       OPTIONS      COMPENSATION(3)
----------------------------------------  -----------------  ----------  ----------  ------------  -----------------
Prentis B. Tomlinson, Jr................           1997      $  150,000  $  210,000     1,621,000      $   4,750
  Chairman & Chief                                 1996          25,000(4)     --         --              --
  Executive Officer

Ernest J. LaFlure.......................           1997          46,282     100,000       300,000         --
  Director, President and                          1996          --          --           --              --
  Chief Operating Officer

Robert S. Herlin........................           1997          14,884     110,000       300,000         --
  Senior Vice President &                          1996          --          --           --              --
  Chief Financial Officer

------------------------

(1) In 1997, the Company changed its fiscal year end from August 31 to December 31.

(2) Salary for Messrs. LaFlure and Herlin represent amounts paid from date of hire to the end of the year. Annualized salaries for the current executive officers of the Company are estimated to total the following for the fiscal year ended December 31, 1998: Mr. Tomlinson, $275,000; Mr. LaFlure, $200,000; Mr. Herlin, $175,000; and Mr. Grabois, $105,000.

(3) Other compensation includes Company contributions made to the account of Mr. Tomlinson under the Company's 401(k) plan.

(4) Total compensation to Mr. Tomlinson for the year ended December 31, 1996 was $150,000, including amounts paid before the inception of the Company.

OPTION GRANTS

    The following table sets forth certain information relating to option grants made in 1997 to the Named Executive Officers. The Company changed its fiscal year end from August 31 to December 31 in

1997. Information set forth below is for the year ended December 31, 1997. See "Management--Executive Compensation."

                                                                                             MARKET
                                                              % OF TOTAL                    VALUE OF
                                                  NUMBER OF     OPTIONS                    SECURITIES
                                                 SECURITIES   GRANTED TO                   UNDERLYING
                                                 UNDERLYING    EMPLOYEES                     OPTIONS
                                                   OPTIONS     IN FISCAL     EXERCISE      ON THE DATE   EXPIRATION
NAME                                               GRANTED       YEAR          PRICE        OF GRANT        DATE
-----------------------------------------------  -----------  -----------  -------------  -------------  -----------
Prentis B. Tomlinson, Jr.......................     586,000        16.26%  CDN $    2.60  CDN $    2.60      1/2000
                                                    710,000(2)      19.70% CDN $    3.45  CDN $    3.45      4/2000
                                                    325,000         9.02%  CDN $    1.95  CDN $    1.95     12/2002
Ernest J. LaFlure..............................     300,000         8.32%  CDN $    1.95  CDN $    1.95     12/2002
Robert S. Herlin...............................     300,000         8.32%  CDN $    1.95  CDN $    1.95     12/2002

------------------------

(1) All options granted to the Named Executive Officers were granted at an exercise price equal to the mean of the highest and lowest sales prices of the Common Stock on the VSE on the date of grant.

(2) Granted to First Capital Corporation, a private company owned by Mr. Tomlinson. After the end of the fiscal year, 200,000 of such options were canceled.

OPTION EXERCISE AND YEAR-END VALUES

    The following table provides information with respect to options to purchase Common Stock exercised by the Named Executive Officers during 1997 and with respect to the number and value of unexercised options held by the Named Executive Officers at December 31, 1997.

                                                                 NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                     NUMBER OF                  UNDERLYING UNEXERCISED             IN-THE-MONEY OPTIONS
                                      SHARES                          OPTIONS AT                   AT DECEMBER 31, 1997
                                     ACQUIRED     VALUE           DECEMBER 31, 1997                        $CDN
                                        ON       REALIZED   ------------------------------  ----------------------------------
                                     EXERCISE      CDN      EXERCISABLE    UNEXERCISABLE      EXERCISABLE      UNEXERCISABLE
                                     ---------  ----------  -----------  -----------------  ---------------  -----------------
Prentis B. Tomlinson, Jr...........    437,300  $  262,380     983,700          --                --                --
Ernest J. LaFlure..................     --          --         300,000          --                --                --
Robert S. Herlin...................     --          --         300,000          --                --                --

OPTION PLANS

    The Company adopted the Stock Option Plan at its annual shareholders meeting held on February 19, 1998. It covers all options to be issued from that date forward, as well as the 2,967,464 options granted before January 14, 1998. The plan provides for the granting of options of Common Stock at the discretion of the Board of Directors (or a committee so designated by the Board). The exercise price shall be determined by the Board at the time the option is granted, but cannot be less than the closing price of the Common Stock on the VSE on the last trading day before the grant of such options. The term of the options shall be determined by the board and may not exceed ten years. Options outstanding under this plan as of June 30, 1998 were 3,127,464 expiring on various dates through the year 2003.

DIRECTOR COMPENSATION

    Certain non-employee Directors are individually awarded stock options and receive cash compensation at the Board's discretion.

EMPLOYMENT AGREEMENTS

    The Company entered into a three year employment agreement with Mr. LaFlure on September 30, 1997 pursuant to which Mr. LaFlure serves as the Company's President and Chief Operating Officer.

Under the employment agreement, Mr. LaFlure receives a monthly salary of $16,666.67 and an initial bonus of $100,000. Mr. LaFlure is entitled to participate in all other employee compensation and welfare benefit plans and programs available to the Company's other employees and executive officers, including, but not limited to, health, dental and 401(k) plans. If the Company terminates the employment agreement other than for cause or for disability or death (as each such term is defined in the agreement) at any time before the expiration thereof, then the Company must pay Mr. LaFlure $1,500,000 minus (i) the amount of monthly salary for each month Mr. LaFlure was paid; (ii) all cash bonuses received by Mr. LaFlure before the termination; and (iii) the value of his stock options, such value being the difference between the option price and the value of the options shares as of the date of termination.

    The Company entered into a two year employment agreement with Mr. Herlin on November 15, 1997. Under the employment agreement, Mr. Herlin receives an initial monthly salary of $11,250 and an initial bonus of $110,000. Mr. Herlin is entitled to participate in all other employee compensation and welfare benefit plans and programs available to the Company's other employees and executive officers, including, but not limited to, health, dental and 401(k) plans. If the Company terminates the employment agreement other than for cause, disability or death at any time before the expiration thereof, then the Company must pay to Mr. Herlin the remaining amount of salary accrued or otherwise to be paid throughout the remainder of the term of the agreement; provided that the remaining amount may be no less than 12 months of Mr. Herlin's salary. If such termination is due to a change of control of the Company, the minimum remaining amount must be equal to 24 months of Mr. Herlin's salary.

    In the event of termination of either Mr. LaFlure or Mr. Herlin for death or disability or for cause, such agreements terminate immediately and the Company's sole remaining obligation is to pay any amounts accrued thereunder through the date of termination.

                              CERTAIN TRANSACTIONS

    The Company has entered into agreements with entities that are owned or managed by certain of the Company's Directors, officers or other affiliates, or in which certain of the Company's Directors, officers or affiliates of the Company have an interest. These entities include (i) EnCap Capital Fund III L.P. ("EnCap"), a partnership whose general partner is EnCap Investments, L.C., which is managed by Robert L. Zorich, a director of the Company; (ii) Slattery Trust, a private trust of which Mr. Tomlinson is the beneficiary; (iii) Starbucks Trust, a private trust of which Heather Tomlinson, is the beneficiary; (iv) Calibre Energy, LLC ("Calibre"), a limited liability company owned by Slattery Trust, Starbucks Trust, Mr. Grabois and Mr. Novak and which is managed by Heather Tomlinson; (v) Lasco, an affiliate of EnCap; and Stanford Energy, Inc. ("Stanford"), a company affiliated with Donald W. Busby, the former Chairman of the Company's Board of Directors. In addition, the Company has entered into agreements with certain of its former Directors and officers. Although some of these transactions were approved by the Company's outside Directors, there can be no assurance that these transactions were negotiated at arms-length or on terms that would have been negotiated with unaffiliated third parties.

    The Company entered into the Original Note and the Supplemental Note with EnCap. The Original Note's principal amount of $12.0 million, bears interest at 10% per annum, and is due, with accrued interest, in December 1998. The Supplemental Note, which has been repaid in full was in the principal amount of $8.0 million, bore interest at 10% per annum until July 1, 1998 and at 18% per annum thereafter. Under the terms of the Supplemental Note, EnCap was issued warrants for the purchase of 1.5 million shares of Common Stock, at an exercise price of $1.28 per share. The Note is secured by a first lien on the properties acquired and a second lien on certain other properties. The Original Note has been guaranteed by Mr. Tomlinson, Calibre and certain affiliates of Calibre.

    Under the terms of the Original Note, the Company agreed to convey the NPI to EnCap, on January 1, 1999. EnCap also required Slattery Trust, and Texstar Holdings, L.L.C., a private limited liability company owned by certain Benz Shareholders, to enter into the Put/Call Agreement whereby certain Benz Shareholders, under certain conditions, have the right to obtain or "call" the NPI in exchange for 1.5 million shares of Common Stock. The Put/Call agreement also gives EnCap the right, under certain conditions, to sell, or put, portions of the NPI to certain Benz Shareholders for 1.5 million or 3.5 million shares of Common Stock as of December 31, 1998 or March 31, 1999, respectively. The Company has entered into an agreement with certain Benz Shareholders that transfers the rights and obligations of the Put/Call Agreement to the Company.

    In August 1997, Stanford issued the Company an unsecured convertible debenture in the principal amount of CDN $200,000 (the "Stanford Debenture"). The STB Debenture bore interest at a rate of 8% per annum, payable quarterly. The Stanford Debenture was repaid on August 6, 1997.

    As of December 31, 1997 the Company had written off advances totaling $402,192 made to Calibre Ecuador, Inc., which was owned 50% by the Slattery Trust, the Starbucks Trust, Mr. Grabois, Mr. Novak and James Alexander. Calibre Ecuador had no means with which to repay the advances. The advances were non-interest bearing and due upon demand. Due to the write-off, the Company obtained rights to substantially all of the shares of common stock of Calibre Equador.

    The Company also advanced funds to Calibre. Net advances to Calibre totaled $1,768,772 at December 31, 1997. The advances bore no interest and were due upon demand. In connection with acquisition of certain properties from Calibre discussed below, $1.45 million of the advances to Calibre were reclassified as an assumption of payables relating to the Calibre Acquisition and the remaining $318,772 was written off as a bad debt.

    In the second quarter of 1998, the Company agreed, subject to regulatory approval, to acquire certain petroleum interests and assume certain liabilities from Calibre. The Company paid $261,000 in cash, assumed $1.45 million of advances, assumed $.45 million of debt, issued promissory notes totaling

$2.0 million and issued 1,927,426 shares of Common Stock at an ascribed price of CDN $2.80 per share in connection with this transaction.

    In the Lasco Acquisition, the Company acquired proved reserves in Texas and Louisiana from Lasco for 2.57 million shares of Common Stock and 12 million Series 1 Preferred Shares.

    In the first quarter of 1998, the Company executed a secured short-term interest-bearing note in the amount of up to $2.5 million with Starbucks Trust. The note is due December 31, 1998 and bears interest at 9% per annum. At June 30, 1998 the full amount was outstanding and carried as an account receivable by the Company. Starbucks Trust invested the funds with brokerage firms that used a portion of the funds to purchase Common Stock.

    In July 1998 the Company entered into the Starbucks Acquisition, pursuant to which the Company acquired certain proved non-producing oil and gas properties in Mississippi, Texas and Louisiana from Starbucks Trust for $2.33 million and 600,000 shares of Common Stock. The purchase is subject to approval by the VSE and is subject to certain post-closing adjustments relating to purchase value. The purchase value is secured by 2.1 million shares of Common Stock owned by the Starbucks Trust.

    The Company had an agreement with DWB Management Ltd. ("DWB") to provide management, professional and office services. DWB is a private company owned by Donald W. Busby, former Chairman and Director of the Company. During the four months ended December 31, 1997, the Company paid DWB CDN $8,000. In addition, as of June 30, 1998, Boone Petroleum, a private corporation wholly owned by Mr. Busby, beneficially owns 4,649,574 shares, or 13.67%, of the Company's Common Stock or the right to acquire such shares through the exercise of warrants and options. Mr. Busby resigned as Chairman of the Company on October 2, 1997 and as a Director of the Company on October 8, 1997. Under the agreement, the Company paid DWB for services rendered a fee of Canadian $8,000 per month. The agreement with DWB was terminated in September 1997.

    The Company entered into an agreement with Chase Management Ltd. ("Chase") to provide management, professional and office services to the Company including daily accounting services as required and general legal assistance for routine Canadian securities filings. Chase is a private company owned by Nick DeMare, former officer and director of the Company. The agreement is for one year commencing on the first day of October 1997 and terminating on the last day of September 1998. Thereafter, the agreement will continue in effect from year to year unless terminated by either party upon 60 days' written notice. During the last fiscal year the Company paid Chase CDN $60,000 and for the remaining term of the agreement, the Company will pay Chase CDN $5,000 per month for services rendered.

                       PRINCIPAL AND SELLING SHAREHOLDERS

    The following table sets forth certain information as of August 31, 1998, with respect to the Common Stock owned, directly or indirectly, by (i) each Director; (ii) each of the Company's Named Executive Officers; (iii) each person known by management to own beneficially more than 5% of the Company's outstanding Common Stock; (iv) the Selling Shareholders; and (v) all directors and executive officers of the Company as a group. Unless otherwise noted, the persons named below have sole voting and investment power with respect to such shares.

                                                    SHARES BENEFICIALLY OWNED                SHARES BENEFICIALLY OWNED
                                                         BEFORE OFFERING                          AFTER OFFERING
                                                   ---------------------------              ---------------------------
                                                                  PERCENT OF      SHARES                   PERCENT OF
NAME OF BENEFICIAL OWNER                            NUMBER(1)      CLASS(2)     OFFERED(3)   NUMBER(1)      CLASS(2)
-------------------------------------------------  ------------  -------------  ----------  ------------  -------------
Prentis B. Tomlinson, Jr.(4).....................    12,829,408         35.5%       --        12,829,408         17.6%
Ernest J. LaFlure(5).............................       300,000       --            --           300,000            *
Robert S. Herlin(6)..............................       340,000       --            --           340,000            *
Robert Despres(7)................................        97,500       --            --            97,500            *
Yale E. Fisher(8)................................       282,500       --            --           282,500            *
L.E. Walker(9)...................................       141,454       --            --           141,454            *
Robert L. Zorich(10).............................     1,500,000          4.2        --         1,500,000          2.1
Boone Petroleum(11)..............................     4,649,574         13.2        --         4,649,574          6.4
Lasco Energy Partners............................     2,542,372          7.4        --         2,542,372          3.6
Heather Tomlinson................................     2,330,000          6.8        --         2,330,000          3.3
Aarfauische Kantonalbank.........................        47,970            *        47,970       --                 *
ABN Amro Bank (Schweiz)..........................       287,817            *       287,817       --                 *
Affida Bank......................................       959,391            *       959,391       --                 *
Banca del Gottardo...............................     2,830,204            *     2,830,204       --                 *
Bank Austria.....................................     1,256,802            *     1,256,802       --                 *
Bank Hoffmann....................................       115,127            *       115,127       --                 *
Bank Julius Bar..................................     3,194,773            *     3,194,773       --                 *
Ban Leu..........................................        95,939            *        95,939       --                 *
Bank vonGraffenreid AG...........................       239,848            *       239,848       --                 *
Centrum Bank.....................................       143,909            *       143,909       --                 *
Cook & Co........................................        95,939            *        95,939       --                 *
Coop Bank........................................       335,787            *       335,787       --                 *
Coutts & Co. AG, Zurich..........................     2,197,006            *     2,197,006       --                 *
Credit Suisse....................................     2,417,666            *     2,417,666       --                 *
Dominick & Dominick..............................       143,909            *       143,909       --                 *
EFG Private Bank.................................     1,127,285            *     1,127,285       --                 *
Experta BIL Bank and Trust Co. Ltd...............        47,970            *        47,970       --                 *
Evan Lansohot Bankiers (Schweiz).................       239,848            *       239,848       --                 *
Helaba (Schweiz).................................       143,909            *       143,909       --                 *
Hyposwiss........................................       143,909            *       143,909       --                 *
Jefferies (Switzerland) Ltd......................     4,892,895            *     4,892,895       --                 *
La Roche Banquiers AG............................        38,376            *        38,376       --                 *
LGT Bank in Liechtenstein........................       335,787            *       335,787       --                 *
Liechtensteinische Landesbank....................       143,909            *       143,909       --                 *
Lombard Odier & Co...............................       316,599            *       316,599       --                 *
Migros Bank......................................        47,970            *        47,970       --                 *
MM Warburg Bank (Schweiz) AG.....................        95,939            *        95,939       --                 *
NCL Investments Ltd..............................       143,909            *       143,909       --                 *
Nordfinanz Bank Zurich...........................       383,756            *       383,756       --                 *

                                                    SHARES BENEFICIALLY OWNED                SHARES BENEFICIALLY OWNED
                                                         BEFORE OFFERING                          AFTER OFFERING
                                                   ---------------------------              ---------------------------
                                                                  PERCENT OF      SHARES                   PERCENT OF
NAME OF BENEFICIAL OWNER                            NUMBER(1)      CLASS(2)     OFFERED(3)   NUMBER(1)      CLASS(2)
-------------------------------------------------  ------------  -------------  ----------  ------------  -------------
Northern International Banking Corp..............       479,696            *       479,696       --                 *
Paribas (London).................................        95,939            *        95,939       --                 *
Renaissance U.S. Growth and Income Trust.........       959,391            *       959,391       --                 *
Rothschild Bank AG...............................        47,970            *        47,970       --                 *
Royal Bank of Scotland...........................        95,939            *        95,939       --                 *
St. Gallische Creditanstalt......................        47,970            *        47,970       --                 *
Swiss Bank Corp..................................       863,452            *       863,452       --                 *
UBS..............................................       959,391            *       959,391       --                 *
ZKB Filiale Neumenster...........................       105,533            *       105,533       --                 *
ZKB Wintethur....................................        19,188            *        19,188       --                 *
Zurcher Kantonalbank.............................        95,939            *        95,939       --                 *
Midland Bank plc.................................       148,706            *       148,706       --                 *
Midland Walwyn Capital Inc.......................       443,239            *       443,239       --                 *
Debbie Harper....................................       163,097            *       163,097       --                 *
Jayvee & Co......................................       431,726            *       431,726       --                 *
Canada Trust.....................................       143,909            *       143,909       --                 *
Roytor & Co......................................       575,635            *       575,635       --                 *
Colony Investments Limited.......................       143,909            *       143,909       --                 *
San Juan Investments Ltd.........................       287,817            *       287,817       --                 *
Kane & Co........................................       575,635            *       575,635       --                 *
Tapp & Co........................................       287,817            *       287,817       --                 *
Pitt & Co........................................       479,696            *       479,696       --                 *
Hammerhead and Co................................       383,756            *       383,756       --                 *
Blockisland & Co.................................     2,590,356            *     2,590,356       --                 *
Whirl & Co.......................................       959,391            *       959,391       --                 *
Postage & Co.....................................     1,199,239            *     1,199,239       --                 *
Midland Walwyn Capital Inc.......................       153,503            *       153,503       --                 *
All Directors and executive officers (8
  persons).......................................    15,955,122         41.3%       --        15,955,122         21.1%

------------------------

   * Less than one percent

 (1) Includes all shares with respect to which each person, executive officer or Director who, directly or through any contract, arrangement, understanding, relationship or otherwise, has or shares the power to vote or direct the voting of such shares, to dispose or direct the disposition of such shares or that may be purchased upon the exercise of stock options or warrants exercisable within 60 days. Assumes conversion of 100% of all Debentures or Warrants held.

 (2) Based on 34,130,683 shares of Common Stock outstanding at August 31, 1998 plus for each executive officer or Director those number of shares underlying exercisable options held by such executive officer or Director or, in the case of Debenture Holders and Warrant Holders the number of shares of Common Stock underlying their Debentures and Warrants.

 (3) Assumes that 100% of all Debentures or Warrants held by the Selling Shareholder have been converted into Common Stock.

 (4) Includes the following: (i) 983,700 shares issuable upon the exercise of stock options; (ii) 5,525,000 shares in the name of Slattery Trust, a trust which Mr. Tomlinson is the beneficiary; (iii) 2,043,000 shares held in trusts, of which Mr. Tomlinson is the trustee and exercises voting and dispositive power over such shares; (iv) 1,352,774 shares in the name of Texstar Holding LLC, a private company, (v) 1,927,426 shares issued to Calibre, controlled by Mr. Tomlinson; (vi) 675,289 shares held in escrow in the name of Slattery Trust to be automatically released on September 15, 1998; and (vii) 20,000 shares owned by Mr. Tomlinson's wife as to which Mr. Tomlinson disclaims beneficial ownership.

 (5) Includes 300,000 shares issuable upon the exercise of stock options.

 (6) Includes 300,000 shares issuable upon the exercise of stock options.

 (7) Includes 25,000 shares issuable upon exercise of stock options.

 (8) Includes 150,000 shares issuable upon the exercise of stock options.

 (9) Includes 393,673 shares issuable upon exercise of warrants.

 (10) Includes 1,500,000 shares issuable upon the exercise of warrants issued to EnCap.

 (11) Includes 3,441,681 shares held through Boone Petroleum, Inc., a private corporation wholly owned by Mr. Donald W. Busby. Mr. Busby resigned as chairman of the Company on October 2, 1997, and as Director of the Company on October 8, 1997. Also includes 200,000 shares issuable upon exercise of stock options, 422,504 shares issuable upon exercise of warrants and 675,289 shares held in escrow in the name of Boone Petroleum to be automatically released on September 15, 1998.

                              PLAN OF DISTRIBUTION

    This Prospectus relates to the resale of up to 36,849,575 shares of Common Stock that are being offered by the Selling Shareholders (the "Shares"). All of such Shares are issuable upon the conversion of the Debentures or exercise of the Warrants. The Company will not receive any of the proceeds from the offering of the Shares of Common Stock offered hereby.

    The Company has been advised by the Selling Shareholders that the Shares may be sold or distributed from time to time by the Selling Shareholders directly to one or more purchasers or through brokers, or dealers who may act solely as agents or who may acquire Shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, negotiated prices, or at fixed prices, which may be changed. The distribution of the Shares may be effected in one or more of the following methods: (i) ordinary brokers' transactions; (ii) transactions involving cross or block trades or otherwise in any market or markets where the Company's Common Stock is traded; (iii) purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts; (iv) "at the market" to or through market makers or into an existing market for the Common Stock; (v) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents; (vi) through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise) or
(vii) any combination of the foregoing, or by any other legally available means.

    To the extent not described herein and as otherwise required by law, the Company will file, during any period in which offers or sales are being made, a supplement to this Prospectus or a post-effective amendment to the Registration Statement of which this Prospectus is a part, which sets forth, with respect to a particular offering, the specific number of Shares to be sold, the name of the Selling Shareholder, the sale price, the name of any participating broker, dealer, underwriter or agent, any applicable commission or discount and any other material information with respect to the distribution.

    In order to comply with the securities laws of certain states, if applicable, the Common Stock offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares of Common Stock offered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and compliance therewith is effected.

    The Selling Shareholders and any brokers, dealers, agents or underwriters that participate with the Selling Shareholders in the distribution of the Common Stock offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions or discounts received by such brokers, dealers, agents or underwriters and any profit on the resale of the Common Stock offered hereby and purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

    The Common Stock is listed for trading on the Vancouver Stock Exchange.

                           DESCRIPTION OF SECURITIES

    The authorized capital stock of the Company consists of an unlimited number of shares of Common Stock without par value and an unlimited number of Class A Preferred Shares. As of August 31, 1998, 34,130,683 shares of Common Stock and 12,000,000 shares of Class A Preferred Shares were issued and outstanding.

COMMON STOCK

    The rights of the holders of the Common Stock are equal in all respects and include the right to vote at any meeting of the shareholders of the Company, to receive any dividend declared by the Company and to receive the remaining property of the Company on dissolution. The terms and conditions of the Common Stock do not include any restrictions on the transferability thereof. The outstanding shares of Common Stock are not subject to any calls or assessments. There are no preemptive or conversion rights and no provision for redemption, purchase for cancellation, surrender or sinking or purchase funds in respect of the Common Stock. Dividends payable on the Common Stock are subject to the deduction of Canadian withholding tax.

    Montreal Trust Company of Canada, at its principal offices in the cities of Vancouver, British Columbia and Toronto, Ontario, is the registrar and transfer agent of the Common Stock and provides the financial services related thereto.

PREFERRED STOCK

    GENERAL. At the annual general meeting of its shareholders held on February 19, 1998, the Company's capital structure was amended to add an unlimited number of Class A Preferred Shares. The Board of Directors of the Company may issue the Class A Preferred shares at any time and from time to time in one or more series. Before the first shares of a particular series are issued, the Board of Directors shall fix the number of shares in such series and shall determine, subject to the limitations set out in the articles, the designation, rights, privileges, restrictions and conditions to be attached to the shares of such series including, without limitation, the rate or rates, amount or method or methods of calculation of dividends thereon, the time and place of payment of dividends, whether cumulative or non-cumulative or partially cumulative and whether such rate, amount or method of calculation shall be subject to change or adjustment in the future, the currency or currencies of payment of dividends, the consideration and the terms and conditions of any purchase for cancellation, retraction or redemption (if any), the conversion, exchange or reclassification rights attached thereto (if any), the rights attached thereto (if any), the terms and conditions of any share purchase plan or sinking fund with respect thereto, and any other terms not inconsistent with these provisions. Before the issue of the first shares of a series, the Board of Directors is required to send to the Registrar (as defined in the Business Corporations Act (Yukon Territory)) articles of amendment containing a description of such series including the designation, rights, privileges, restrictions and conditions determined by the board of directors of the Company. The Class A Preferred shares will be entitled to priority over the Common Stock of the Company and over any other shares of the Company ranking junior to the Class A Preferred shares with respect to priority in the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among its shareholders for the purpose of winding-up its affairs.

    DIVIDENDS. The Series I Preferred Shares were authorized by the Board on March 6, 1998. The Board of Directors fixed 12,000,000 shares with the following the designation, rights, privileges, restrictions and conditions. The Series I shares are entitled to dividends at the Designated Rate (as defined below), to be paid in cash quarterly on March 31, June 30, September 30, and December 31 of each year and are cumulative whether or not declared or whether or not there are funds legally available to pay the dividend on the aggregate price paid or deemed to be paid (the "Purchase Price") for the shares. The Designated Rate is 10% per annum, but upon the occurrence or continuance of a Voting Event (as defined below), the rate shall be 14% per annum. For the first eight quarters dividends are due on the Class I Shares, the

Board of Directors may elect to make payment in Common Stock equal in number to the aggregate cash dividend payable divided by $1.18.

    LIQUIDATION PREFERENCE. In the event of any liquidation, dissolution, or winding up of the Company, voluntary or involuntary, the Series I shares are entitled to preference to the Common Stock of a cash amount equal to the Purchase Price plus dividends accumulated but not paid (the "Liquidation Amount"). A consolidation or merger (other than an Exempted Merger, as defined below) of the Company with or into any other entity or a sale or transfer in a single transaction or a series of related transactions of all or substantially all of the assets of the Company shall be deemed to be a liquidation for purposes hereof. An Exempted Merger shall be a merger of the Company with a United States corporation that is effected for the primary purpose of enabling the Company to migrate to the United States to be able to list its Common Stock on a generally recognized United States securities exchange or on the NASDAQ or similar system, provided a majority of the holders of Series I shares then outstanding give their prior written approval to such a merger, which approval shall not be unreasonably withheld.

    OPTIONAL REDEMPTION. The Company, upon five business days advance notice, shall have the option to redeem any or all of the Series I shares at any time at a cash redemption price per share equal to the Liquidated Amount divided by the number of Series I shares originally issued.

    PUT REDEMPTION. If the Company does not consummate a Qualified Public Offering (as defined below) of the Company's Common Stock within three years from January 23, 1998, the holders of a majority of Series I shares then outstanding may, upon notice to the Company no later than 90 days after the expiration of the three year period, elect to cause the Company to redeem all of the Series I shares at a cash redemption amount per share equal to the Liquidation Amount divided by the number of Series I shares originally issued. A Qualified Public Offering is one or more public offerings of the Company's Common Stock from which the Company received net proceeds of not less than $25.0 million.

    MANDATORY REDEMPTION. If the Series I shares have not been redeemed within five years of being issued, the Company shall be required to redeem the shares at a cash redemption price per share equal to the Liquidation Amount divided by the number of Series I shares originally issued.

    VOTING RIGHTS. The Series I shares have no voting rights, except as set forth below. Upon the occurrence of a Voting Event, the Series I shareholders shall be, voting as a single class, entitled to elect (i) two Directors at any time there are more than 1,200,000 Series I shares, or (ii) one director if there are 1,200,000 Series I shares or less. Any Director so elected shall serve until all Voting Events have ceased to be continuing. Voting Events include: (i) the failure of the Company to pay at least two dividends on the Series I shares as they become due and payable; (ii) the failure of the Company to redeem the Series I shares when required for the put redemption, (iii) the failure of the Company to redeem the Series I shares when required for the mandatory redemption, (iv) bankruptcy, insolvency, appointment of a receiver, liquidator or similar official, monetary judgments in excess of $500,000 not covered by insurance, or writs or warrants of attachment or similar process against all or a substantial part of the Company's assets.

                                 LEGAL MATTERS

    Certain legal matters in connection with the Common Stock offered hereby are being passed upon for the Company by Porter & Hedges, L.L.P., Houston, Texas.

                                    EXPERTS

    The consolidated financial statements at December 31, 1997 and August 31, 1997, included in this Registration Statement have been audited by Merdinger, Fruchler, Rosen & Corso, P.C., independent auditors, as stated in their report appearing herein, and have been so included in reliance upon such reports given upon the authority of that firm as experts in accounting and auditing.

    The Statement of Revenues and Direct Operating Expenses of the Oak Hill and Lisbon Properties for the period from acquisition by Lasco Energy Partners, L.P. (August 14, 1996) to December 31, 1996 and for the year ended December 31, 1997 acquired by Benz Energy, Ltd. included in this Prospectus has been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    Certain information set forth herein relating to the Company's estimated proved oil and gas reserves at January 1, 1998, the related calculations of future net revenues and the discounted future net income thereof have been derived from independent petroleum engineering reports prepared by Ryder Scott Company, petroleum engineers. Such information has been included herein in reliance on such firm as an expert in petroleum engineering.

    Certain information set forth herein relating to the Company's estimated proved oil and gas reserves at January 1, 1998, the related calculations of future net revenues and the net present value thereof have been derived from independent petroleum engineering reports prepared by T.J. Smith & Company, Inc. petroleum engineers. Such information has been included herein in reliance on such firm as an expert in petroleum engineering.

    Certain information set forth herein relating to the Company's estimated proved oil and gas reserves at June 30, 1998, the related calculations of future net revenues and the net present value thereof have been derived from independent petroleum engineering reports prepared by Crocker Company, petroleum engineers. Such information has been included herein in reliance on such firm as an expert in petroleum engineering.

                             AVAILABLE INFORMATION

    As a result of this offering, the Company will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended, (the "Exchange Act"), and in accordance therewith will file reports and other information with the Commission. The reports and other information filed by the Company with the Commission can be inspected and copies can be obtained at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission at 7 World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the Commission maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

    The reports and other information filed by the Company with the VSE can be inspected and copies can be obtained by contacting Warren H. Funt, Vice President, Corporate Finance Services, at P.O. Box 10999, 600 Cranville Street, Vancouver, BC Canada V7Y 1H1 or by telephone at (888) 547-8873. In addition, the VSE maintains a site on the World Wide Web at http://www.vse.ca that contains reports, proxy and information statements and other information regarding registrants that file with the VSE.

    This Prospectus constitutes a part of a Registration Statement on Form SB-2 (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Company with the Commission under the Securities Act. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement for further information with respect to the Company and the Common Stock offered hereby. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance, reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

    The Company intends to furnish its stockholders with annual reports containing audited financial statements and an opinion expressed by independent auditors and with quarterly reports for the first three quarters of each fiscal year containing unaudited summary financial information.

                                    GLOSSARY

    The terms used in this Prospectus are defined as set forth below. All volumes of natural gas referred to herein are stated at the legal pressure base of the state or area where the reserves exist and at 60 degrees Fahrenheit and, in most instances, are rounded to the nearest major multiple.

    In this Offering Memorandum (including the Summary), the following words and phrases shall have the meaning set forth below, unless the context otherwise requires:

    "BBL" means barrel.

    "BCFE" means billion cubic feet equivalent.

    "BCFG" means billion cubic feet of gas.

    "BCPD" means barrels of condensate per day.

    "BO" means barrels of oil.

    "BPD" means barrels per day.

    "BOPD" or "BOD" means barrels of oil per day.

    "COMPANY" means Benz Energy, Ltd. and its subsidiaries.

    "GROSS ACRE" means an acre in which the Company owns a working interest. When used in conjunction with acreage under options, it means an acre in which the Company will acquire a working interest if and when the option is executed.

    "GROSS WELL" means a well in which the Company owns a working interest. The number of gross wells is the total number of wells in which a working interest is owned.

    "LOE" means lease operating expenses.

    "MB"or "MBBLS" means thousand barrels.

    "MBO" means thousand barrels of oil.

    "MCF" means thousand cubic feet.

    "MCFE" means thousand cubic feet equivalent.

    "MCFGPD" or "MCFGD" means a thousand cubic feet of gas per day.

    "MCFPD" means a thousand cubic feet per day.

    "MMBO" means a million barrels of oil.

    "MMCFE" means a million cubic feet equivalent.

    "MMCFG" means a million cubic feet of gas.

    "MMCFGD" or "MMCFGPD" means a million cubic feet of gas per day.

    "NET ACRES" means the sum of the fractional working interest owned in gross acres expressed as whole numbers and fractions thereof.

    "NET WELLS" means the sum of the fractional working interest owned in gross wells expressed as whole numbers and fractions thereof.

    "PAYOUT" means a point in time or the cause of events when the working interests of the applicable parties change, some upwards and others downwards based upon the terms of a contract among such parties. To "pay out" means to achieve Payout.

    "PROSPECT" means a geographic area indicated by geological or geophysical information potentially to have geological structure conducive to the accumulation of oil or gas. A prospect can be an area with limited or no prior exploratory activity if there is geological or geophysical information for nearby or analogous areas that makes it prospective. A prospect can also be an area containing a known geological structure which may provide a potential for further development.

    "PROVED PRODUCING RESERVES" means those reserves estimated as recoverable under current technology and projected economic conditions, from that portion of a reservoir that can reasonably be evaluated as economically productive on the basis of analysis of drilling, geological, geophysical and engineering data, including the reserves to be obtained by enhanced recovery processes demonstrated to be economic and technically successful in the subject reservoir.

    "PROVED UNDEVELOPED RESERVES" means those reserves estimated as recoverable under current technology and projected economic conditions from that portion of a reservoir that can reasonably be evaluated as economically productive, but which requires the drilling and completion of a well to initiate production.

    "PSI" means pounds of pressure per square inch.

    "TCFE" means a trillion cubic feet equivalent.

    "TOTAL PROVED RESERVES" means the sum of both proved producing reserves and proved undeveloped reserves.

    "VSE" means the Vancouver Stock Exchange.

    "WI" or "WORKING INTEREST" means working, or cost bearing, interest in oil and gas leases.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
Independent Auditors' Report...............................................................................        F-2

Audited Balance Sheets as of December 31, 1997 and August 31, 1997.........................................        F-3

Audited Statements of Operations for the periods from September 1, 1997 to December 31, 1997 and October
  31, 1996 (inception) to August 31, 1997..................................................................        F-4

Statement of Stockholders' Equity for the period October 31, 1996 (inception) to August 31, 1997...........        F-5

Statement of Stockholders' Equity for the period from September 1, 1997 to December 31, 1997...............        F-6

Audited Consolidated Statements of Cash Flows for the periods from September 1, 1997 to December 31, 1997
  and October 31, 1996 (inception) to August 31, 1997......................................................        F-7

Notes to Consolidated Financial Statements.................................................................        F-8

OAKHILL AND LISBON PROPERTIES

Independent Accountants Report.............................................................................       F-30

Statement of Revenues and Direct Operating Expenses........................................................       F-31

Notes to Financial Statements..............................................................................       F-32

                          INDEPENDENT AUDITORS' REPORT

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS
  BENZ ENERGY LTD.

    We have audited the accompanying consolidated balance sheets of BENZ ENERGY LTD. as of December 31, 1997 and August 31, 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for the periods from September 1, 1997 to December 31, 1997 and from October 31, 1996 (inception) to August 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of BENZ ENERGY LTD. as of December 31, 1997 and August 31, 1997, and the consolidated results of its operations and its cash flows for the periods from September 1, 1997 to December 31, 1997 and from October 31, 1996 (inception) to August 31, 1997 in conformity with generally accepted accounting principles.

                                       MERDINGER, FRUCHTER, ROSEN & CORSO, P.C.

                                       Certified Public Accountants

New York, New York

July 1, 1998

                                BENZ ENERGY LTD.

                                 BALANCE SHEET

                                                                                     DECEMBER 31,    AUGUST 31,
                                                                                         1997           1997
                                                                                     -------------  -------------
                                                     ASSETS
CURRENT ASSETS
  Cash and Cash Equivalents........................................................  $   3,162,320  $     694,306
  Funds Held in Trust..............................................................       --            1,793,413
  Receivables......................................................................      4,552,053      4,069,042
  Advances to Related Parties......................................................       --              453,132
  Available for Sale Marketable Securities.........................................      1,289,781      1,859,533
  Prepaid Expenses.................................................................        109,016        323,598
                                                                                     -------------  -------------
    Total Current Assets...........................................................      9,113,170      9,193,024
                                                                                     -------------  -------------
OIL AND GAS PROPERTIES, Using Full Cost Accounting
  Costs Being Amortized............................................................     13,341,497      6,046,082
  Costs Not Being Amortized........................................................     12,361,515      5,723,471
                                                                                     -------------  -------------
                                                                                        25,703,012     11,769,553
Less: Accumulated Amortization.....................................................       (993,778)      (413,552)
                                                                                     -------------  -------------
    Net Oil and Gas Properties.....................................................     24,709,234     11,356,001
                                                                                     -------------  -------------
PROPERTY AND EQUIPMENT, Less Accumulated Depreciation of $171,819 and $118,194.....        610,537        560,816
Available for Sale Marketable Securities...........................................         22,872         37,239
Other Assets.......................................................................      1,760,316        373,800
                                                                                     -------------  -------------
    TOTAL ASSETS...................................................................  $  36,216,129  $  21,520,880
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts Payable and Accrued Expenses............................................  $  11,311,982  $   5,838,268
  Drilling Advances................................................................        389,348        811,338
Current Portion of Long-Term Debt, Net of Unamortized Discount of $2,042,555 and
  $-0-.............................................................................     12,702,246        759,343
                                                                                     -------------  -------------
    Total Current Liabilities......................................................     24,403,576      7,408,949
Long-Term Debt.....................................................................          6,057         21,983
                                                                                     -------------  -------------
    Total Liabilities..............................................................     24,409,633      7,430,932
                                                                                     -------------  -------------
Commitments and Contingencies......................................................       --             --

STOCKHOLDERS' EQUITY
  Common Stock, no par value; unlimited shares authorized, 29,878,985 and
    22,714,821 shares issued and outstanding.......................................     16,222,198      7,924,329
  Special Warrants.................................................................       --            7,753,008
  Additional Paid-in Capital.......................................................        367,881       --
  Accumulated Deficit..............................................................     (4,656,463)    (1,917,141)
  Unrealized Gains (Losses) on Available for Sale Marketable Securities............        (90,048)       392,183
  Cumulative Foreign Currency Translation Adjustment...............................        (37,072)       (62,431)
                                                                                     -------------  -------------
    Total Stockholders' Equity.....................................................     11,806,496     14,089,948
                                                                                     -------------  -------------

  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.......................................  $  36,216,129  $  21,520,880
                                                                                     -------------  -------------
                                                                                     -------------  -------------

    The Accompanying Notes are an Integral Part of the Financial Statements.

                                BENZ ENERGY LTD.

                            STATEMENT OF OPERATIONS

                              FOR THE PERIODS FROM

                                                                                                    OCTOBER 31,
                                                                                                       1996
                                                                               SEPTEMBER 1, 1997    (INCEPTION)
                                                                                      TO                TO
                                                                               DECEMBER 31, 1997  AUGUST 31, 1997
                                                                               -----------------  ---------------
REVENUES
  Oil and Gas Sales..........................................................    $     707,987     $     444,203
                                                                               -----------------  ---------------
EXPENSES
  Lease Operating............................................................           42,698            45,550
  Production Taxes...........................................................            7,064            22,961
  Depreciation, Depletion and Amortization...................................          634,493           240,403
  Interest Expense...........................................................          648,885            49,314
  General and Administrative.................................................        2,087,087         2,026,399
                                                                               -----------------  ---------------
    Total Expense............................................................        3,420,227         2,384,627
                                                                               -----------------  ---------------
LOSS FROM OPERATIONS BEFORE OTHER INCOME (EXPENSE) AND PROVISION FOR INCOME
  TAXES......................................................................       (2,712,240)       (1,940,424)
                                                                               -----------------  ---------------
OTHER INCOME (EXPENSE)
  Interest and Other Income..................................................           23,825            59,200
  Loss on Sale of Investments................................................          (50,907)          (35,917)
                                                                               -----------------  ---------------
    Total Other Income (Expense).............................................          (27,082)           23,283
                                                                               -----------------  ---------------
LOSS BEFORE PROVISION FOR INCOME TAXES.......................................       (2,739,322)       (1,917,141)
PROVISION FOR INCOME TAXES...................................................         --                --
                                                                               -----------------  ---------------
NET LOSS.....................................................................    $  (2,739,322)    $  (1,917,141)
                                                                               -----------------  ---------------
                                                                               -----------------  ---------------
BASIC LOSS PER SHARE.........................................................    $        (.10)    $        (.09)
                                                                               -----------------  ---------------
                                                                               -----------------  ---------------
DILUTED LOSS PER SHARE.......................................................    $        (.10)    $        (.09)
                                                                               -----------------  ---------------
                                                                               -----------------  ---------------
WEIGHTED AVERAGE SHARES OUTSTANDING..........................................       27,926,016        21,921,985
                                                                               -----------------  ---------------
                                                                               -----------------  ---------------

    The Accompanying Notes are an Integral Part of the Financial Statements.

                                BENZ ENERGY LTD.
                       STATEMENT OF STOCKHOLDERS' EQUITY
           FOR THE PERIOD FROM SEPTEMBER 1, 1997 TO DECEMBER 31, 1997

                                         COMMON STOCK         SPECIAL WARRANTS                   ADDITIONAL
                                     ---------------------  ---------------------                  PAID IN    ACCUMULATED
                                      SHARES      AMOUNT     NUMBER      AMOUNT    SUBSCRIPTIONS   CAPITAL      DEFICIT
                                     ---------  ----------  ---------  ----------  ------------  -----------  ------------
Balance, August 31, 1997...........  22,714,821 $7,924,329  4,935,800  $7,753,008   $   --        $  --        $(1,917,141)

Conversion of Warrants.............  4,935,800   7,753,008  (4,935,800) (7,753,008)      --          --            --

Exercise of Warrants...............    136,500     108,374     --          --           --           --            --

Exercise of Warrants...............  2,000,000     415,205     --          --           --           --            --

Exercise of Warrants...............     91,864     141,396     --          --           --           --            --

Costs of Issuances.................     --        (120,114)    --          --           --           --            --

Issuance of Warrants in Connection
  with Debt........................     --          --         --          --           --          367,881        --

Foreign Currency Translation
  Adjustment.......................     --          --         --          --           --           --            --

Unrealized Gains (Losses)..........     --          --         --          --           --           --            --

Net Loss...........................     --          --         --          --           --           --        (2,739,322)
                                     ---------  ----------  ---------  ----------  ------------  -----------  ------------

Balance, December 31, 1997.........  29,878,985 $16,222,198    --      $   --       $   --        $ 367,881    $(4,656,463)
                                     ---------  ----------  ---------  ----------  ------------  -----------  ------------
                                     ---------  ----------  ---------  ----------  ------------  -----------  ------------

                                     UNREALIZED     FOREIGN
                                       GAIN OR     CURRENCY       TOTAL
                                      (LOSS) ON   TRANSLATION  STOCKHOLDERS'
                                     SECURITIES   ADJUSTMENTS     EQUITY
                                     -----------  -----------  ------------
Balance, August 31, 1997...........   $ 392,183    $ (62,431)   $14,089,948
Conversion of Warrants.............      --           --            --
Exercise of Warrants...............      --           --           108,374
Exercise of Warrants...............      --           --           415,205
Exercise of Warrants...............      --           --           141,396
Costs of Issuances.................      --           --         ( 120,114)
Issuance of Warrants in Connection
  with Debt........................      --           --           367,881
Foreign Currency Translation
  Adjustment.......................      --           25,359        25,359
Unrealized Gains (Losses)..........    (482,231)      --         ( 482,231)
Net Loss...........................      --           --        (2,739,322)
                                     -----------  -----------  ------------
Balance, December 31, 1997.........   $ (90,048)   $ (37,072)   $11,806,496
                                     -----------  -----------  ------------
                                     -----------  -----------  ------------

    The Accompanying Notes are an Integral Part of the Financial Statements.

                                BENZ ENERGY LTD.
                       STATEMENT OF STOCKHOLDERS' EQUITY
      FOR THE PERIOD FROM OCTOBER 31, 1996 (INCEPTION) TO AUGUST 31, 1997

                                          COMMON STOCK        SPECIAL WARRANTS                   ADDITIONAL
                                      --------------------  ---------------------                  PAID IN    ACCUMULATED
                                       SHARES     AMOUNT     NUMBER      AMOUNT    SUBSCRIPTIONS   CAPITAL      DEFICIT
                                      ---------  ---------  ---------  ----------  ------------  -----------  ------------
Balance, October 31, 1996,            20,201,858 $5,065,277    --      $   --       $1,043,846    $  --        $   --
  Adjustment to Reflect Outstanding
  Shares of Legal Parent at October
  31, 1996 and Net Assets of Parent
  at Fair Values and Texstar at
  Historical Cost

Issuances Pursuant to Private           910,800    881,296     --          --         (296,032)      --            --
  Placements........................

Issued Upon the Exercise of           1,004,300    961,241     --          --           --           --            --
  Options...........................

Issued for Properties...............    343,000    442,923     --          --           --           --            --

Issued for Properties...............    254,863    573,592     --          --           --           --            --

Sale of Stock Purchase Warrants.....     --         --      4,885,800   8,750,447     (747,814)      --            --

Issuance of Stock Warrants for           --         --         50,000     116,571       --           --            --
  Services..........................

Costs of Issuances..................     --         --         --      (1,114,010)      --           --            --

Foreign Currency Translation             --         --         --          --           --           --            --
  Adjustment........................

Unrealized Gains....................     --         --         --          --           --           --            --

Net Loss............................     --         --         --          --           --           --        (1,917,141)
                                      ---------  ---------  ---------  ----------  ------------  -----------  ------------

Balance, August 31, 1997............  22,714,821 $7,924,329 4,935,800  $7,753,008   $   --        $  --        $(1,917,141)
                                      ---------  ---------  ---------  ----------  ------------  -----------  ------------
                                      ---------  ---------  ---------  ----------  ------------  -----------  ------------

                                      UNREALIZED     FOREIGN
                                        GAIN OR     CURRENCY       TOTAL
                                       (LOSS) ON   TRANSLATION  STOCKHOLDERS'
                                      SECURITIES   ADJUSTMENTS     EQUITY
                                      -----------  -----------  ------------
Balance, October 31, 1996,             $  --        $  --        $6,109,123
  Adjustment to Reflect Outstanding
  Shares of Legal Parent at October
  31, 1996 and Net Assets of Parent
  at Fair Values and Texstar at
  Historical Cost
Issuances Pursuant to Private             --           --           585,264
  Placements........................
Issued Upon the Exercise of               --           --           961,241
  Options...........................
Issued for Properties...............      --           --           442,923
Issued for Properties...............      --           --           573,592
Sale of Stock Purchase Warrants.....      --           --         8,002,633
Issuance of Stock Warrants for            --           --           116,571
  Services..........................
Costs of Issuances..................      --           --        (1,114,010)
Foreign Currency Translation              --          (62,431)      (62,431)
  Adjustment........................
Unrealized Gains....................     392,183       --           392,183
Net Loss............................      --           --        (1,917,141)
                                      -----------  -----------  ------------
Balance, August 31, 1997............   $ 392,183    $ (62,431)   $14,089,948
                                      -----------  -----------  ------------
                                      -----------  -----------  ------------

    The Accompanying Notes are an Integral Part of the Financial Statements.

                                BENZ ENERGY LTD.

                            STATEMENT OF CASH FLOWS

                              FOR THE PERIODS FROM

                                                                                                    OCTOBER 31,
                                                                                                        1996
                                                                                SEPTEMBER 1, 1997  (INCEPTION) TO
                                                                                       TO            AUGUST 31,
                                                                                DECEMBER 31, 1997       1997
                                                                                -----------------  --------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Loss....................................................................   $    (2,739,322)   $ (1,917,141)

  Adjustments to Reconcile Net Loss to Net Cash Provided by Operating
    Activities:
  Loss on Sale of Investments.................................................            50,907          35,917
  Depreciation, Depletion and Amortization....................................           634,493         240,403
  Amortization of Debt Issuance Cost..........................................           470,363         --
  Funds Held in Trust.........................................................         1,773,364      (1,819,637)
  (Increase) in Receivables...................................................          (483,011)     (3,606,624)
  (Increase) Decrease in Advances to Related Parties..........................           453,132       ( 453,132)
  Decrease in Advances to Stanford............................................         --                311,699
  Decrease in Prepaid Expenses................................................           214,361          10,718
  (Increase) in Other Assets..................................................        (1,647,237)      ( 360,933)
  Increase in Accounts Payable and Accrued Expenses...........................         5,475,762       5,486,338
  Increase (Decrease) in Drilling Advances....................................          (421,990)        163,188
                                                                                -----------------  --------------
  Net Cash Provided (Used) by Operating Activities............................         3,780,822      (1,909,204)
                                                                                -----------------  --------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds on Sale of Investments.............................................             9,308          74,224
  Sale of Properties..........................................................           408,931         416,060
  Cost of Oil and Gas Properties..............................................       (16,226,706)     (7,136,665)
  Purchase of Property and Equipment..........................................          (103,346)       (375,680)
                                                                                -----------------  --------------
  Net Cash (Used) by Investing Activities.....................................       (15,911,813)     (7,022,061)
                                                                                -----------------  --------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Sale of Stock and Warrants--Net.............................................           544,861       8,551,699
  Proceeds from Borrowings....................................................        14,115,000         375,500
  Repayment of debt...........................................................          (145,468)        (80,128)
                                                                                -----------------  --------------
  Net Cash Provided by Financing Activities...................................        14,514,393       8,847,071
                                                                                -----------------  --------------
  Effect of Exchange Rate Changes on Cash.....................................            84,612          28,484
                                                                                -----------------  --------------
  Net Increase (Decrease) in Cash and Cash Equivalents........................         2,468,014        ( 55,710)

CASH AND CASH EQUIVALENTS--BEGINNING OF PERIOD................................           694,306         750,016
                                                                                -----------------  --------------
CASH AND CASH EQUIVALENTS--END OF PERIOD......................................   $     3,162,320    $    694,306
                                                                                -----------------  --------------
                                                                                -----------------  --------------
CASH PAID DURING THE PERIOD FOR:..............................................
  Interest Expense                                                               $        84,752    $     41,200
                                                                                -----------------  --------------
                                                                                -----------------  --------------
  Income Taxes................................................................   $     --           $    --
                                                                                -----------------  --------------
                                                                                -----------------  --------------

    The Accompanying Notes are an Integral Part of the Financial Statements.

                                BENZ ENERGY LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1997

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF BUSINESS

    Benz Energy LTD. ("Benz" or the "Company") was incorporated on February 9, 1981 under the Company Act (British Columbia) and has been continued under the Business Corporations Act of the Yukon Territory. Benz was originally incorporated as Benz Equities Ltd. and changed its name on July 2, 1997.

    Texstar Petroleum, Inc. ("Texstar"), a wholly owned subsidiary of Benz, formerly Texstar Gas and Oil, Inc., was incorporated on October 31, 1996 under laws of the State of Texas.

    Benz Properties Ltd. ("Benz Properties"), a wholly owned subsidiary of Benz, was incorporated on October 18, 1989 under the laws of the State of Colorado.

    Benz, together with Texstar and Benz Properties (collectively the "Company") is engaged primarily in the acquisition, development, production, exploration for and the sale of oil, gas and natural gas liquids. The Company sells its oil and gas products primarily to domestic pipelines and refineries. The Company conducts its operations primarily from facilities located in Houston, Texas. It also maintains offices in Vancouver, British Columbia. Its oil and gas properties are located in the gulf coast areas of Texas, Mississippi and Louisiana.

    CHANGE IN ACCOUNTING PRINCIPLE

    The Company has changed its method of accounting from the successful efforts method to the full cost method of accounting for oil and gas properties. The periods presented have been restated to reflect the change in accounting.

    BASIS OF CONSOLIDATION

    The consolidated financial statements include the accounts of Benz and its wholly owned subsidiaries Texstar and Benz Properties. Accordingly, all references herein to Benz or the Company include the consolidated results of its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

    BASIS OF PRESENTATION

    Effective October 31, 1996, Benz acquired 100% of the outstanding capital stock of Texstar (See Note 2). As a result, Texstar's former shareholders obtained control of Benz. For accounting purposes, this acquisition has been treated as a recapitalization of Texstar.

    The financial statements presented included only the accounts of the Company since Texstar's inception (October 31, 1996).

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the

                                BENZ ENERGY LTD.

                               DECEMBER 31, 1997

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS

    Cash and Cash Equivalents include cash in banks and other cash equivalents which mature within three months of the date of purchase.

    OIL AND GAS PROPERTIES

    The Company follows the full cost method of accounting for oil and gas property acquisition, exploration, development, and production.

    Capitalization Policies: All oil and gas property acquisition, exploration, and development costs are capitalized as incurred including internal costs directly attributable to such activities. Capitalized internal costs were $335,626 and $412,752 for the periods ended December 31, 1997 and August 31, 1997, respectively. Related interest expense incurred during property exploration and development activities is capitalized as a cost of such activity. Net capitalized costs of unproved property and exploration well costs are reclassified as proved property and well costs when related proved reserves are found. Costs to operate and maintain wells and field equipment are expensed as incurred.

    Amortization Policies: Except for cost of (1) unevaluated, unproved properties and (2) major development projects in progress, all capitalized oil and gas property costs, net of prior accumulated amortization, are amortized by country using the unit-of-production method based on proved reserves. The amortization base includes estimated future costs to develop proved reserves and estimated future dismantlement, reclamation, and abandonment costs, net of equipment salvage values.

    Impairment Policies: Costs not being amortized are periodically assessed for impairment. Any impairment is added to the amortization base. Net capitalized costs of oil and gas properties, less related deferred income taxes are limited, by country, to the sum of (1) future net revenues (using prices and cost rates as of the balance sheet date) from proved reserves and discounted at ten percent per annum, plus (2) costs not being amortized, less (3) related income tax effects. Excess costs are charged to proved property impairment expense.

    Sales and Retirements Policies: No gain or loss is recognized on the sale of oil and gas properties unless nonrecognition would significantly alter the relationship between capitalized costs and remaining proved reserves for the affected amortization base. When gain or loss is not recognized, the amortization base is reduced by the amount of sales proceeds.

    REVENUE RECOGNITION

    Revenues from the sale of oil and gas production are recognized when title passes, net of royalties. Natural gas revenues are generally recognized under the entitlements method of accounting for gas imbalances, i.e., monthly sales quantities that do not match the Company's entitled share of joint production. Entitled quantities in excess of sales quantities are recorded as a receivable from joint venture partners. The receivable is carried at the lower of current market price or the market price at the time the

                                BENZ ENERGY LTD.

                               DECEMBER 31, 1997

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) imbalance occurred. Sales quantities in excess of entitled quantities are recorded as deferred revenue carried at the gas market price received at the time the imbalance occurred.

    HEDGING

    The Company may enter into derivative contracts to hedge the risk of future oil and gas price fluctuations. Such contracts may either fix or support oil or gas prices or limit the impact of price fluctuations with respect to the Company's sales of oil and gas. Gains and losses on such hedging activities are recognized in oil and gas revenues when the hedged production is sold. Hedged oil and gas prices used in computing the year-end standardized measure of discounted future net cash flows relating to proved oil and gas reserves reflect the estimated effects of hedging contracts existing at year end.

    DEPRECIATION AND AMORTIZATION

    Property and equipment are stated at cost and are depreciated using the straight-line method over their estimated useful lives.

    The costs of maintenance and repairs are charged to expense when incurred; costs of renewals and betterments are capitalized. Upon the sales or retirement of property and equipment, the cost and related accumulated depreciation are eliminated from the respective accounts and the resulting gain or loss is included in operations.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments consist of cash, accounts receivable, accounts payable and long-term debt. The carrying amounts of cash, accounts receivable and accounts payable approximate fair value due to the highly liquid nature of these short term instruments. The fair value of long-term borrowings was determined based upon interest rates currently available to the Company for borrowings with similar terms. The fair value of long-term debt approximates the carrying amounts as of December 31, and August 31, 1997.

    LONG-LIVED ASSETS

    Long-Lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. When required, impairment losses on assets to be held and used are recognized based on the fair value of the assets and long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

    INCOME TAXES

    Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed in FASB Statement No. 109, Accounting for Income Taxes. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

                                BENZ ENERGY LTD.

                               DECEMBER 31, 1997

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    CONCENTRATION OF CREDIT RISK

    The Company places its cash in what it believes to be credit-worthy financial institutions. However, cash balances may exceed FDIC insured levels at various times during the year.

    STOCK BASED COMPENSATION

    The Company uses the intrinsic value method of accounting for stock-based compensation in accordance with Accounting Principles Board Opinion No. 25. See
Note 14 for proforma disclosure of net income and earnings per share under the fair value method of accounting for stock-based compensation as proscribed by Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123.

    TRANSLATION OF FOREIGN CURRENCY

    The Company translates the foreign currency financial statements of its foreign parent in accordance with the requirements of Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation". Assets and liabilities are translated at current exchange rates, and related revenues and expenses are translated at average exchange rates in effect during the period. Resulting translation adjustments are recorded as a separate component in stockholders' equity. Foreign currency transaction gains and losses are included in determining net income.

    PER SHARE OF COMMON STOCK

    Per share amounts have been computed based on the average number of common shares outstanding during the period.

    In February 1997, the Financial Accounting Standards Board issued a new statement titled "Earnings Per Share" (SFAS No. 128). This statement is effective for both interim and annual periods ending after December 15, 1997 and specifies the computation, presentation, and disclosure requirements for earnings per share for entities with publicly held common stock or potential common stock. All prior-period EPS data presented has been restated to conform with the provisions for SFAS No. 128.

    Potential common stock has been excluded from the computation of earnings per share since the inclusion of options and warrants would be antidilutive.

    IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

    In June 1997, the Financial Accounting Standards Board issued a new statement titled "Reporting Comprehensive Income" (SFAS No. 130). This statement is effective for both interim and annual periods beginning after December 15, 1997. This statement uses the term "comprehensive income" to describe the total of all components of comprehensive income, including net income. This statement uses the term "other comprehensive net income" to refer to revenues, expenses, gains or losses that under generally accepted accounting principles are included in comprehensive income, but excluded from net income.

    The impact of SFAS No. 130 in the financial statements, had it been adopted as of December 31, 1997 and August 31, 1997, is shown in Note 18.

                                BENZ ENERGY LTD.

                               DECEMBER 31, 1997

NOTE 2--CORPORATE REORGANIZATION

    (a) During the period ended August 31, 1997, Benz issued 8,500,000 common shares to acquire all of the issued and outstanding shares of Texstar (the "Texstar Acquisition").

    As a result of this transaction the former shareholders of Texstar acquired or exercised control over a majority of shares of Benz. Accordingly, the transaction has been treated for accounting purposes as a recapitalization of Texstar and, therefore, these financial statements represent a continuation of the legal subsidiary, Texstar, not Benz, the legal parent. In accounting for this transaction:

        (i) Texstar is deemed to be the purchaser and parent company for accounting purposes. Accordingly, its net assets are included in the consolidated balance sheet at their historical book values;

        (ii) Control of the net assets and business of Benz was acquired effective October 31, 1996 (the "Effective Date"). This transaction has been accounted for as a purchase of the assets and liabilities of Benz by Texstar at the fair value of $5,342,158. The historical cost of the net assets acquired was $4,712,162. A summary of the assigned values of the net assets acquired is as follows:

Net working capital.............................................  $    723,924
Advances to Texstar as at Effective Date, eliminated on
  consolidation.................................................       256,123
Long Term investments...........................................     1,821,596
Petroleum interests.............................................     2,540,515
                                                                  ------------
Net assets acquired.............................................  $  5,342,158
                                                                  ------------
                                                                  ------------

       (iii) The consolidated statements of operations and cash flows include Texstar's results of operations and cash flows from October 31, 1996 (date of inception) and Benz's results of operations from the Effective Date.

    Prior to Benz acquiring Texstar, Texstar acquired certain assets and assumed certain liabilities from Texstar Petroleum L.L.C. ("Texstar L.L.C."), a private company of which certain of Texstar LLC's members, directors and officers are also shareholders, directors and officers of the Company. As a result of the Texstar Acquisition, Texstar LLC's members are also shareholders of the Company. Due to the fact that Texstar and Texstar LLC were under common control, the assets and liabilities assigned have been recorded at their historical costs.

    (b) Prior to the Effective Date, Benz completed a number of agreements with Texstar LLC whereby Benz acquired:

        (i) various working interests in five oil and gas Prospects located in Mississippi and Texas, paid through the issuance of 2,850,000 common shares of Benz, at a deemed price of $1,935,800;

        (ii) an exclusive right of first refusal, at a cost of $300,000, to purchase 50% interests in new oil and gas properties located in the United States Gulf Coast areas of Texas, Louisiana and Mississippi; and

                                BENZ ENERGY LTD.

                               DECEMBER 31, 1997

NOTE 2--CORPORATE REORGANIZATION (CONTINUED)
       (iii) a 32% working interest in the shallow rights and 40% working interest in the deep rights in the LaHinch field (the "LaHinch Prospect"), covering approximately 2,303 acres, located in Duval County, Texas, at a price of $193,506.

NOTE 3--RESTRICTED CASH

    Included in cash and cash equivalents at December 31, 1997 and August 31, 1997 is $721,304 and $421,740, respectively, which is restricted to expenditures on certain petroleum interests.

NOTE 4--PROPERTY AND EQUIPMENT

    Property and equipment consist of the following:

                                                                    DECEMBER 31,  AUGUST 31,
                                                                        1997         1997
                                                                    ------------  -----------
3-D Workstations..................................................   $  313,117   $   313,117
Furniture and Fixtures............................................      180,139       156,394
Telephone and Computer Equipment..................................      274,133       190,692
Leasehold Improvements............................................       14,967        18,807
                                                                    ------------  -----------
                                                                        782,356       679,010
Less: Accumulated Depreciation....................................     (171,819)     (118,194)
                                                                    ------------  -----------
Net Property and Equipment........................................   $  610,537   $   560,816
                                                                    ------------  -----------
                                                                    ------------  -----------
Depreciation Expense recorded in the statement of operations......   $   53,625   $    91,254
                                                                    ------------  -----------
                                                                    ------------  -----------

NOTE 5--OIL AND GAS PROPERTIES

    All of the Company's oil and gas properties are located in the United States. Amortization expense was $2.32 and $1.07 per Mcf production during the four month period ended December 31, 1997 and the initial 10 month period ended August 31, 1997, respectively. Amortization expense for the period ended December 31, 1997 includes a ceiling test write-down of $221,028.

    The $9,389,316 and $4,514,379 cost of unproved oil and gas leases held at December 31, 1997 and August 31, 1997, respectively, have been excluded in computing amortization of the full cost pool.

    Costs excluded from amortization consist of the following:

                                                                   DECEMBER 31,    AUGUST 31,
                                                                       1997           1997
                                                                   -------------  ------------
Acquisition Costs................................................  $   9,389,316  $  4,514,379
Exploration costs................................................      2,972,199     1,209,092
                                                                   -------------  ------------
                                                                   $  12,361,515  $  5,723,471
                                                                   -------------  ------------
                                                                   -------------  ------------

                                BENZ ENERGY LTD.

                               DECEMBER 31, 1997

NOTE 6--SALES OF INTERESTS IN OIL AND GAS PROPERTIES

    During the periods ended December 31, 1997 and August 31, 1997, the Company sold partial interests in various unproved prospects for net proceeds of $408,931 and $416,060, respectively. No gain has been recognized; capitalized oil and gas property costs have been reduced by the amount of sales proceeds.

NOTE 7--INVESTMENTS IN EQUITY SECURITIES

    The Company accounts for its investments in equity securities under the provisions of SFAS No. 115. This standard provides that available-for-sale investments in securities that have readily determinable fair values be measured at fair value in the balance sheet and that unrealized holding gains and losses for these investments be reported in a separate component of stockholders' equity until realized. At December 31, 1997 and August 31, 1997, $(90,048) and $392,183, respectively was reported as a separate component of stockholders' equity representing the unrealized holding gains or losses, net of deferred income taxes.

    At December 31, 1997 and August 31, 1997, marketable investments classified as available for sale was comprised of the following:

                                                                   DECEMBER 31,   AUGUST 31,
                                                                       1997          1997
                                                                   ------------  ------------
Common Stocks:
  Market Value...................................................   $1,312,653   $  1,896,772
  Cost...........................................................    1,402,701      1,504,589
                                                                   ------------  ------------
Gross Unrealized Holding Gains (Losses)..........................   $  (90,048)  $    392,183
                                                                   ------------  ------------
                                                                   ------------  ------------

NOTE 8--DRILLING ADVANCES

    As of December 31, 1997 and August 31, 1997, the Company has received drilling advances from joint interest owners in the amounts of $389,348 and $811,338, respectively. These advances will be applied toward the payment of drilling costs to be incurred in the future.

NOTE 9--LONG-TERM DEBT

    Long-term debt consists of the following:

                                                                     DECEMBER 31,   AUGUST 31,
                                                                         1997          1997
                                                                     -------------  ----------
EnCap Credit Agreement.............................................  $  11,957,445  $   --
(Face Value $14,000,000)
Bank One--Credit Facility..........................................        702,000     720,000
Cogniseis Development..............................................         48,858      61,326
                                                                     -------------  ----------
  Total............................................................     12,708,303     781,326
Current Portion....................................................     12,702,246     759,343
                                                                     -------------  ----------
  Total Long-Term Debt.............................................  $       6,057  $   21,983
                                                                     -------------  ----------
                                                                     -------------  ----------
Maturities of long-term debt are as follows:

Year Ended December 31, 1999.......................................  $       6,057  $   21,983
                                                                     -------------  ----------
                                                                     -------------  ----------

                                BENZ ENERGY LTD.

                               DECEMBER 31, 1997

NOTE 9--LONG-TERM DEBT (CONTINUED)
    ENCAP CREDIT AGREEMENT

    The Company has entered into a $20 million credit agreement with EnCap Capital Fund III, L.P. ("EnCap") consisting of a promissory note for $12,000,000 (the "Original Note") and a promissory note for $8,000,000 (the "Supplemental Note") (collectively the "Notes"). The Original Note bears interest at 10% per annum and is due, with accrued interest, on December 31, 1998. The Supplemental Note bears interest at 10% per annum until July 1, 1998 and at 18% per annum thereafter, and is due, with accrued interest, on December 24, 2003.

    Under the terms of the Supplemental Note, EnCap was issued 1.5 million warrants for the purchase of common shares of the Company, at a price of $1.28 per share. In connection with the issuance of the warrants associated with the Supplemental Note, the Company recorded a discount on the Supplemental Note of $367,881 as of December 31, 1997. This discount will be amortized over the term of the Supplemental Note. The Company has borrowed the full $12,000,000 under the Original Note. The proceeds were applied towards the acquisition of the Oakvale Dome Prospect ($8,000,000), and applied to the acquisition of the Old Ocean Prospect and the drilling and completion of certain development wells ($4,000,000).

    An additional $2,000,000 has been borrowed under the Supplemental Note and the proceeds were used for the drilling of certain development and exploratory wells and the purchase of certain leases and seismic data. All amounts borrowed under the Supplemental Note were repaid in 1998. (See Note 20(10). The Notes are secured by a first lien on the properties acquired and a second lien on certain other properties. The Notes have been guaranteed by the CEO/Chairman of the Company and by Calibre Energy, LLC., a private limited liability company owned by certain directors and officers of the Company.

    Under the terms of the Original Note, the Company agreed to convey to EnCap, on January 1, 1999, a 25% net profit interest from the properties acquired (the "NPI"). EnCap also required Slattery Trust, a private trust, with the CEO/Chairman of the Company as the beneficiary, and Texstar Holdings, L.L.C., a private limited liability company owned by certain directors and officers of the Company (collectively the "Benz Shareholders"), to enter into a put/call agreement (the "Put/Call Agreement"), whereby the Benz Shareholders, under certain conditions, have the right to obtain or "call" the NPI in exchange for
1.5 million shares of their holdings in the Company. The Put/Call agreement also gives EnCap the right, under certain conditions, to sell, or put, portions of the NPI to the Benz Shareholders for amounts of Company shares aggregating 1.5 million shares as of December 31, 1998, or 3.5 million shares as of March 31, 1999 if not exercised earlier. The Company has entered into an agreement with the Benz Shareholders which transfers the rights and obligations of the Put/Call Agreement to the Company. In connection with the granting of the NPI to EnCap, the Company recorded a discount on the Original Note of $2,102,180 as of December 31, 1997. This discount is being amortized over the term of the Original Note. The carrying amount of the petroleum interests has been reduced by the same amount.

    Violations of the terms and conditions of the Bank One Credit Facility constitute an event of default under the terms of the Notes (see Bank One Credit Facility below). The Company obtained a waiver as of December 31, 1997 of this event of default from EnCap. However, the Company is in default under the terms of the Notes as the Company violated certain covenants in the Bank One Credit Facility subsequent to December 31, 1997 and the Company violated a covenant regarding limitations of credit extensions under the Notes. Consequently, the borrowings under the Notes have been classified as current. The

                                BENZ ENERGY LTD.

                               DECEMBER 31, 1997

NOTE 9--LONG-TERM DEBT (CONTINUED)
Company has requested a waiver of these violations. The Notes also contain a provision which provides for the accelerations of the maturity of all amounts outstanding in the event of a material and adverse change in the Company's financial condition, operations or properties, or the ability of the Company or the guarantors to repay the amounts outstanding.

    BANK ONE CREDIT FACILITY

    The Company has a credit facility with Bank One, Texas NA. The line of credit is established by reference to proven producing oil and gas reserves, to a maximum of $10,000,000 (borrowing base of $771,000, as of December 31, 1997). The loan is repayable in monthly installments of $29,000. Interest accrues at prime plus 2.0% and is payable monthly. The loan is secured by certain oil and gas properties and has been guaranteed by the CEO/Chairman of the Company. Under the terms of the credit facility, the loan matures June 30, 2000. The Company obtained a waiver as of December 31, 1997 for violations of certain financial and administrative covenants and Bank One has informed the Company that it intends to amend the credit facility; however, the borrowings under this facility have been classified as current as the Company was in violation of certain covenants subsequent to December 31, 1997. The Company intends to negotiate new covenants with Bank One. The credit facility also contains a provision which provides for the acceleration of the maturity of all amounts outstanding in the event of a material and adverse change in the Company's financial condition, operations or properties, or the ability of the Company or the guarantors to repay the amounts outstanding.

    COGNISEIS DEVELOPMENT

    On May 1, 1996, Texstar LLC purchased equipment and financed the purchase through the vendor. The amount financed was $110,365. As of October 31, 1996, $100,395 was assigned to the Company and was outstanding. The equipment has also been assigned to the Company. The amount financed is collaterized by the equipment. Under the terms, monthly payments of principal and interest are due. The interest rate is 15% per annum.

                                BENZ ENERGY LTD.

                               DECEMBER 31, 1997

NOTE 10--INCOME TAXES

    The components of the provision for income taxes is as follows:

                                                                   DECEMBER 31,   AUGUST 31,
                                                                       1997          1997
                                                                   ------------  ------------
Current Tax Expense
  U.S. Federal...................................................   $   --       $    --
  State and Local................................................       --            --
                                                                   ------------  ------------
Total Current....................................................       --            --
                                                                   ------------  ------------

Deferred Tax Expense
  U.S. Federal...................................................       --            --
  State and Local................................................       --            --
                                                                   ------------  ------------
  Total Deferred.................................................       --            --
                                                                   ------------  ------------
  Total Tax Provision from Continuing Operations.................   $   --       $    --
                                                                   ------------  ------------
                                                                   ------------  ------------

    The reconciliation of the effective income tax rate to the Federal statutory rate is as follows:

Federal Income Tax Rate......................................      (34.0)%     (34.0)%
Deferred Tax Charge (Credit).................................     --         --
Effect of Valuation Allowance................................       34.0%      34.0%
State Income Tax, Net of Federal Benefit.....................     --         --
                                                               ---------  ---------
Effective Income Tax Rate....................................        0.0%       0.0%
                                                               ---------  ---------
                                                               ---------  ---------

    At December 31, 1997 and August 31, 1997 the Company had net carryforward losses of approximately $11,029,000 and $4,535,000, respectively. A valuation allowance equal to the tax benefit for deferred taxes has been established due to the uncertainty of realizing the benefit of the tax carryforward.

                                BENZ ENERGY LTD.

                               DECEMBER 31, 1997

NOTE 10--INCOME TAXES (CONTINUED)
    Deferred tax assets and liabilities reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. Significant components of the Company's deferred tax assets (liabilities) are as follows:

                                                                   DECEMBER 31,    AUGUST 31,
                                                                       1997           1997
                                                                   -------------  ------------
Non-Current Deferred Tax Assets (Liabilities)....................        193,062        86,614
  Exploration and development costs capitalized for financial
    purposes, expensed for tax purposes..........................  $  (2,436,117) $   (968,546)
  Depreciation Expense...........................................
  Impairment Expense.............................................      3,749,860     1,541,900
                                                                   -------------  ------------
  Loss Carryforwards.............................................      1,506,805       659,968
  Less: Valuation Allowance......................................     (1,506,805)     (659,968)
                                                                   -------------  ------------
  Net Deferred Tax Assets (Liabilities)..........................  $    --        $    --
                                                                   -------------  ------------
                                                                   -------------  ------------
Net operating loss carryforwards expire as follows:

  2011...........................................................  $   4,535,000
  2012...........................................................      6,494,000

NOTE 11--EMPLOYEE BENEFIT PLAN

    The Company sponsors a 401(k) Profit Sharing Plan (the "401(k) Plan") under
Section 401(k) of the Internal Revenue Code. This plan covers all employees of the Company. The Company matches $.50 for each $1.00 of employee deferral, subject to limitations imposed by the Internal Revenue Service. Company contributions to the 401(k) Plan during the periods ended December 31, 1997 and August 31, 1997 totaled $12,024 and $23,452, respectively.

NOTE 12--SEGMENTED INFORMATION

    The Company's principal activity is the exploration and development of petroleum properties in the United States. The principal assets in Canada consist primarily of cash, funds held in trust, amounts receivable, prepaid expenses and investments. The allocation of the total assets of the Company between the two segments are as follows:

                                                                 DECEMBER 31,    AUGUST 31,
                                                                     1997           1997
                                                                 -------------  -------------
Canada.........................................................  $   1,337,237  $   3,345,347
United States..................................................     34,878,892     18,175,533
                                                                 -------------  -------------
                                                                 $  36,216,129  $  21,520,880
                                                                 -------------  -------------
                                                                 -------------  -------------

                                BENZ ENERGY LTD.

                               DECEMBER 31, 1997

NOTE 13--WARRANTS

    During the period ended December 31, 1997, the Company issued 4,885,800 common shares on the exercise of the following special warrants:

        (i) CLASS A SPECIAL WARRANTS

        556,000 common shares and 139,000 non-transferable share purchase warrants (the "Class A Warrants") on the exercise of 556,000 Class A Special Warrants. Each Class A Warrant entitles the holder to purchase an additional common share at CDN $1.80 per share on or before February 11, 1998 and at CDN $2.07 on or before February 11, 1999. As at December 31, 1997, the Class A Warrants remained unexercised.

        (ii) CLASS B SPECIAL WARRANTS

        1,540,000 common shares and 1,540,000 non-transferable share purchase warrants (the "Class B Warrants") on the exercise of 1,400,000 Class B Special Warrants. Two Class B Warrants entitle the holder to purchase an additional common share at CDN $2.15 per share on or before March 17, 1998 and at CDN $2.47 per share on or before March 17, 1999. The Company has also granted the agent special options to acquire, without additional consideration, 400,000 Class B Warrants. During the period ended December 31, 1997, an additional 91,864 common shares were issued for proceeds of $141,396 on the exercise of 183,728 Class B Warrants. As at December 31, 1997, 1,756,272 Class B Warrants remained unexercised.

       (iii) CLASS C SPECIAL WARRANTS

        432,300 common shares and 216,000 non-transferable share purchase warrants (the "Class C Warrants") on the exercise of 393,000 Class C Special Warrants. Each Class C Warrant entitles the holder to purchase an additional common share at CDN $2.55 per share on or before April 13, 1998 and at CDN $2.95 per share on or before April 12, 1999. The Company has also granted the agent special options to acquire, without additional consideration, 40,000 Class C Warrants. As at December 31, 1997, the Class C Warrants remained unexercised.

        (iv) FIRST TRANCHE CLASS D SPECIAL WARRANTS

        2,101,000 common shares and 1,050,000 non-transferable share purchase warrants (the "First Tranche Class D Warrants") on the exercise of 1,910,000 First Tranche Class D Special Warrants. Each First Tranche Class D Warrant entitles the holder to purchase an additional common share at a price of CDN $3.50 per share on or before April 18, 1998 and at CDN $4.25 per share on or before October 18, 1998. The Company has issued 50,000 common shares, at an ascribed price of $116,571 to the agents and has also granted the agents 191,000 share purchase warrants (the "Agents' First Tranche Warrants"). Each Agents' First Tranche Warrant is exercisable to purchase one common share at a price of CDN $3.25 per share on or before April 18, 1998 and at CDN $3.75 per share thereafter until October 18, 1998, subject to certain exercise restrictions. As at December 31, 1997, the First Tranche Class D Warrants and the Agents' First Tranche Warrants remained unexercised; and

        (v) SECOND TRANCHE CLASS D SPECIAL WARRANTS

        256,500 common shares and 128,250 non-transferable share purchase warrants (the "Second Tranche Class D Warrants") on the exercise of 256,500 Second Tranche Class D Special Warrants. Each Second Tranche Class D Warrant entitles the holder to purchase an additional common share at

                                BENZ ENERGY LTD.

                               DECEMBER 31, 1997

NOTE 13--WARRANTS (CONTINUED)
    a price of CDN $3.50 per share on or before June 26, 1998 and at CDN $4.25 per share on or before December 28, 1998. The Company has also granted the agents 25,650 share purchase warrants (the "Agents' Second Tranche Warrants"). Each Agents' Second Tranche Warrant is exercisable to purchase one common share at CDN $3.25 per share until June 26, 1998 and at CDN $3.75 per share thereafter until December 28, 1998, subject to certain exercise restrictions. As at December 31, 1997, the Second Tranche Class D Warrants and the Agents' Second Tranche Warrants remained unexercised.

        Proceeds from the issuance of the special warrants totaling $8,750,447 were received during the period ended August 31, 1997. No additional consideration was received on the exercise of the special warrants. For the periods ended December 31, 1997 and August 31, 1997, the Company incurred a total of $120,114 and $1,114,010, respectively, for commissions and issue and prospectus costs related to the special warrant offerings.

        As of December 31, 1997, the Company had the following additional warrants outstanding:

            (i) 488,500 warrants to purchase common shares at CDN $1.30 per share on or before December 5, 1998;

            (ii) 142,900 warrants to purchase common shares at CDN $2.05 per share on or before December 15, 1998.

NOTE 14--STOCK OPTIONS

    Stock option activity is summarized as follows:

                                                                        OUTSTANDING AND
                               OUTSTANDING AND                          EXERCISABLE AT
FISCAL YEAR       PER SHARE $  EXERCISABLE AT    OPTIONS     OPTIONS/    DECEMBER 31,      DATE OF
GRANTED               CDN      AUGUST 31, 1997   GRANTED     CANCELED        1997        EXPIRATION
----------------  -----------  ---------------  ----------  ----------  ---------------  -----------
1995............        0.21          45,000        --          --             45,000      01/30/98
1996............        0.33          42,000        --          --             42,000      07/17/99
1997............        2.30          40,000        --          --             40,000      11/21/98
1997............        2.60         298,700        --          --            298,700      01/16/00
1997............        3.45         750,000        --        (200,000)       550,000      04/25/00
1997............        1.95         --          1,738,764      --          1,738,764      12/19/02
1997............        2.98         --            300,000      --            300,000      10/17/00
                               ---------------  ----------  ----------  ---------------
                                   1,175,700     2,038,764    (200,000)     3,014,464
                               ---------------  ----------  ----------  ---------------
                               ---------------  ----------  ----------  ---------------

                                BENZ ENERGY LTD.

                               DECEMBER 31, 1997

NOTE 14--STOCK OPTIONS (CONTINUED)

                             OUTSTANDING AND
                             EXERCISABLE AT                 OPTIONS    OUTSTANDING AND
FISCAL YEAR     PER SHARE $    OCTOBER 31,     OPTIONS     OPTIONS/    EXERCISABLE AT     DATE OF
GRANTED             CDN           1996         GRANTED     CANCELED    AUGUST 31, 1997  EXPIRATION
--------------  -----------  ---------------  ----------  -----------  ---------------  -----------
1995..........        0.21         85,000         --          (40,000)        45,000      01/30/98
1996..........        0.33        527,000         --         (485,000)        42,000      07/17/99
1996..........        0.50         42,000         --          (42,000)       --             --
1997..........        2.30         --             80,000      (40,000)        40,000      11/21/98
1997..........        2.60         --            736,000     (437,300)       298,700      01/16/00
1997..........        3.45         --            750,000      --             750,000      04/25/00
                                  -------     ----------  -----------  ---------------
                                  654,000      1,566,000   (1,044,300)     1,175,700
                                  -------     ----------  -----------  ---------------
                                  -------     ----------  -----------  ---------------

                                                                   DECEMBER 31,   AUGUST 31,
                                                                       1997          1997
                                                                   ------------  ------------
                                                                       CDN           CDN
Weighted Average Option Price Per Share:
  Granted........................................................     $2.10         $2.99
  Exercised......................................................      --            1.32
  Canceled.......................................................     3.45           2.30
  Outstanding at End of Period...................................     2.35           2.96
  Exercisable at End of Period...................................     2.35           2.96
Weighted Average Remaining Life of Options
  Outstanding....................................................   32 Months     29 Months

    The Company accounts for its stock option transactions under the provisions of APB No. 25. The following proforma information is based on estimating the fair value of grants based upon the provisions of SFAS No. 123. The fair value of each option granted during the periods ending December 31, 1997 and August 31, 1997 has been estimated as of the date of grant using the Black-Scholes option pricing model with the following assumptions: risk free interest rate of 5.57%, life of options of 2-3 years, expected dividend yield of 0%, and expected volatility of 30%. Under these assumptions, the weighted average fair value of options granted during the periods ending December 31, 1997 and August 31, 1997 was $0.40 and $0.60, respectively. Accordingly, the Company's proforma net loss and net loss per share assuming compensation cost was determined under SFAS No. 123 would have been the following:

                                                                                OCTOBER 31,
                                                           SEPTEMBER 1, 1997       1996
                                                                  TO                TO
                                                           DECEMBER 31, 1997  AUGUST 31, 1997
                                                           -----------------  ---------------
Net Loss.................................................    $  (2,864,698)    $  (2,059,798)
Net Loss Per Share.......................................            (0.10)            (0.09)

                                BENZ ENERGY LTD.

                               DECEMBER 31, 1997

NOTE 15--RELATED PARTY TRANSACTIONS

    At August 31, 1997, the Company had advanced funds to Calibre Energy, L.L.C. ("Calibre") ($453,132) and Calibre Ecuador, Inc. ($213,187). Calibre is owned by Benz' controlling shareholders and Calibre Equador, Inc. is owned 50% by Benz. The advances to Calibre Ecuador in the amount of $213,187 have been written off as of August 31, 1997, as Calibre Ecuador has no assets or other means with which to repay the advances. The Calibre advances bear no interest and are due upon demand. Included in this amount is an overhead reimbursement charge to Calibre of $66,276. This amount has been reflected in the financial statements as a reduction of general and administrative expense.

    During the four month period ended December 31, 1997, the Company made additional advances to Calibre Ecuador of $189,005. These advances have been written off as of December 31, 1997.

    Additionally, during the four month period ended December 31, 1997, the Company's net advances to Calibre increased to $1,768,772. At December 31, 1997, $1,450,000 of this amount has been reclassified as a prepayment relating to an acquisition of properties from Calibre, scheduled to be completed in 1998. The balance of $318,772 has been written off as a bad debt.

    The Company participates in various oil and gas activities with related parties. All transactions related to such activities are in the normal course of business. As of December 31, 1997 and August 31, 1997, balances with related parties were as follows:

                                                                     DECEMBER 31,  AUGUST 31,
                                                                         1997         1997
                                                                     ------------  ----------
Joint Interest Billing Receivable..................................   $  418,679   $  391,478
Other Receivables..................................................       95,000       --
Drilling Advances Payable..........................................      214,776      715,907

    During the periods ended December 31, 1997 and August 31, 1997, the Company was charged $14,250 and $106,113, respectively for management, professional and office services provided by companies under significant influence of former directors of the Company.

    During the period ended August 31, 1997, the Company acquired CDN $200,000 unsecured convertible debenture (the "Stanford Debenture") issued by Stanford. The Stanford Debenture bore interest at a rate of 8% per annum, payable quarterly, maturing in April 2000, and was convertible, at the option of the Company, into 340,000 common shares of Stanford and 170,000 non-transferrable share purchase warrants. Each warrant entitled the Company to purchase an additional flow-through common share of Stanford at CD $0.60 per share, expiring one year after issue. On August 6, 1997, the Stanford Debenture was retired and the Company was repaid CDN $222,937.

    During the period ended August 31, 1997, the Company completed certain agreements with Calibre whereby the Company:

        (i) acquired 20% working interests in each of four oil and gas Prospects located in Mississippi, paid through the issuance of 254,863 common shares of the Company; at a deemed price of $573,592. In addition, the Company reimbursed Calibre $80,000 for data costs, and

        (ii) acquired a 5.5% working interest in and to lease options, seismic permits and contracts relating to the White Castle field located in Iberville Parish, Louisiana through the issuance of 343,000

                                BENZ ENERGY LTD.

                               DECEMBER 31, 1997

NOTE 15--RELATED PARTY TRANSACTIONS (CONTINUED) common shares of the Company, at a deemed price of $442,925, plus $425,000 cash, for a total of $867,925.

NOTE 16--EARNINGS PER SHARE

    Securities that could potentially dilute basic earnings per share in the future that were not included in the computation of diluted earnings per share because their effect would have been antidilutive are as follows:

                                                                   DECEMBER 31,   AUGUST 31,
                                                                       1997          1997
                                                                   ------------  ------------
Warrants.........................................................    3,407,572      9,896,350
Options..........................................................    3,014,464      1,175,700
                                                                   ------------  ------------
  Total Shares...................................................    6,422,036     11,072,050
                                                                   ------------  ------------
                                                                   ------------  ------------

NOTE 17--COMMITMENTS AND CONTINGENCIES

    (i) The Company has entered into a certain noncancelable operating lease agreement for office space in Houston, Texas. The lease term expires on January 31, 2003. The lease terms are subject to certain operating expense escalations.

    Rent expense recorded in the statement of operations is $49,977 and $105,158 for the periods ended December 31, 1997 and August 31, 1997, respectively.

    Future minimum lease payments under the lease agreement for each of the years ended December 31, are as follows:

    1998........................................................  $    396,187
    1999........................................................       396,187
    2000........................................................       396,187
    2001........................................................       396,187
    2002........................................................       396,187
    2003........................................................        33,016
                                                                  ------------
Total Minimum Lease Payments....................................  $  2,013,951
                                                                  ------------
                                                                  ------------

    (ii) A former officer of the Company has initiated a lawsuit seeking specific performance or, alternatively, damages for breach of contract regarding the issuance of 200,000 shares pursuant to an option agreement. The former officer has also initiated a claim for wrongful dismissal.

    On April 22, 1998, the Company and a representative of the former officer reached a settlement to dismiss all claims wherein the representative of the former officer was paid $200,000 and the Company recognized the option agreement. At that time, the former officer used the proceeds of the settlement to exercise the option and purchased 200,000 shares of the Company's common stock under the terms of the original option agreement.

                                BENZ ENERGY LTD.

                               DECEMBER 31, 1997

NOTE 17--COMMITMENTS AND CONTINGENCIES (CONTINUED)
    As had been previously agreed to, the Chairman/CEO indemnified the Company for the amount of the settlement. This was accomplished by the Chairman foregoing a bonus accrued to him at December 31, 1997 in the amount of $200,000. The funds allocated for the payment of the bonus were used to pay the settlement.

NOTE 18--COMPREHENSIVE INCOME

    Comprehensive income is comprised of the following:

                                                                                OCTOBER 31,
                                                           SEPTEMBER 1, 1997       1996
                                                                  TO                TO
                                                           DECEMBER 31, 1997  AUGUST 31, 1997
                                                           -----------------  ---------------
Net Loss.................................................    $  (2,739,322)    $  (1,917,141)
Other Comprehensive Income, net of tax:
  Foreign currency translation adjustments...............           25,359           (62,431)
  Unrealized gains (losses) on marketable securities.....         (482,231)          392,183
                                                           -----------------  ---------------
Comprehensive Income.....................................    $  (3,196,194)    $  (1,587,389)
                                                           -----------------  ---------------
                                                           -----------------  ---------------

NOTE 19--SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCIAL ACTIVITIES

    At October 31, 1996, the following assets and liabilities were assigned to Texstar in exchange for the issuance of 100% of Texstar's common stock.

Cash............................................................  $ 559,386
Receivables.....................................................     94,914
Prepaid Expenses................................................    321,542
Oil and Gas.....................................................  1,225,909
Property and Equipment, Net.....................................    276,390
Organization Costs, Net.........................................      8,447
Other Assets....................................................      6,025
                                                                  ---------
  Total Assets Assigned.........................................  2,492,613
                                                                  ---------
Accounts Payable and Accrued Expenses...........................    335,421
Drilling Advances...............................................    648,150
Debt............................................................    485,954
Due to Related Parties..........................................    256,123
                                                                  ---------
  Total Liabilities Assigned....................................  1,725,648
                                                                  ---------
Net Assets Assigned.............................................  $ 766,965
                                                                  ---------
                                                                  ---------

    During the initial period ended August 31, 1997, the Company:

        1)  Acquired properties in exchange for stock valued at $1,016,516.

                                BENZ ENERGY LTD.

                               DECEMBER 31, 1997

NOTE 19--SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCIAL ACTIVITIES (CONTINUED)
        2) Issued options to acquire common stock, for no additional consideration, for services valued at $116,571.

NOTE 20--SUBSEQUENT EVENTS

         1) Pursuant to the terms of an agreement dated September 15, 1997 (the "Escrow Agreement"), a total of 12,155,202 common shares were placed in escrow to comply with the requirements of the Ontario Securities Commission (the "OSC"). Of this amount, 5,402,312 common shares subject to the Escrow Agreement will be released over a period of three years, subject to earlier release from escrow in certain circumstances. The remaining 6,752,890 common shares will be released from escrow in certain circumstances.

    Subsequent to December 31, 1997, the Company:

         2) agreed, subject to regulatory approval, to acquire certain assets and assume certain liabilities from Calibre Energy, L.L.C., a private limited liability company owned by certain directors and officers of the Company and to acquire certain petroleum interests owned by certain directors and officers of the Company. The Company paid 261,000 in cash, forgave $1,450,000 of Calibre accounts payable to the Company, assumed $2,300,000 of debt, issued promissory notes totaling $2,000,000 and issued 1,927,426 shares of the Company at an ascribed price of CDN $2.80 per share;

         3) sold $27.5 million of 9% Convertible Debentures, Series 1 general obligation notes and $10 million of 9% Special Notes, Series A and Series B exercisable into $10,000,000 principal amount of 9% Convertible Debentures, Series 2 and Series 3. The Special Notes entitle the holder to acquire the same principal amount of 9% convertible debentures, Series 2 and Series 3. The Series 1, 2 and 3 Convertible Debentures bear interest at a rate of 9% per annum payable in arrears in equal semi-annual installments on March 31st and September 30th of each year with the first semi-annual installment to be paid on September 30, 1998. The Series 1 Convertible Debentures have a maturity date of March 31, 2003 and the Series 2 and 3 Convertible Debentures have a maturity date of August 31, 2003.

        The Convertible Debentures are convertible at a conversion price of CDN $1.70 per Common Share subject to adjustment in certain circumstances. If any holder elects to convert the Series 1, 2 or 3 Debentures prior to the date of the third semi-annual coupon, the holder will receive a 5% premium on the number of common shares issued upon conversion. The holders of the Special Notes are entitled to receive an additional 10% of the common shares issuable upon conversion if the Company fails to complete an effective registration statement covering the shares in the United States by September 21, 1998. Under the terms of the debentures, the Company has agreed to limit borrowings under the EnCap Credit Agreement to $12,000,000;

         4) executed a secured short-term interest-bearing note with Starbucks Trust ("Starbucks"), a trust controlled by the wife of the Chairman & CEO, in an amount of up to $2,500,000. The Chairman & CEO disclaims beneficial ownership or control of the trust. Starbucks Trust invested the funds with brokerage accounts which used a portion of the funds to purchase the Company's stock. All outstanding advances and accrued interest are due on December 31, 1998. Interest accrues at the rate of 9% per annum on outstanding advances.

                                BENZ ENERGY LTD.

                               DECEMBER 31, 1997

NOTE 20--SUBSEQUENT EVENTS (CONTINUED)
         5) agreed to acquire certain producing properties from LASCO Energy Partners for a purchase price of $15,000,000. The Company issued a note payable which, subsequent to shareholder approval, was converted to $12,000,000 of an issue of newly authorized preferred stock and $3,000,000 of common stock. The purchase price is subject to adjustment through September 1998. The common stock was priced at $1.185;

         6) entered into natural gas forward sales contracts beginning in January 1998 and ending in October 1998 covering approximately 1,036,000 MMBtu's of natural gas at a price of $2.52 per MMBtu. These natural gas contracts are covered by the Company's existing production of natural gas volumes;

         7) entered into a property swap agreement with Southern Gas Company. The Company will convey to Southern Gas the Company's entire interest in White Castle Dome (5.5%) and $1,250,000 in cash. In exchange, Southern Gas will convey to the Company Southern Gas's entire interest in the Oakvale Dome, Wausau and Moselle Dome Prospects;

         8) the borrowing base under the Bank One Credit Facility was increased to $3,600,000 effective March 1, 1998. Advances were made to pay down Calibre debt assumed ($450,000) and to retire the $2,000,000 demand note from Bank One. The borrowing base will be reduced by $75,000 per month, commencing April 1998, continuing until the next borrowing base review. Monthly principal repayments remain at $29,000. Additional covenants have also been added to the facility.

         9) sold approximately 1.6 million shares of Stanford at prices ranging from CDN $0.40 to $0.83 per share. These shares had a fair value of approximately CDN $0.73 (US $0.51) per share at December 31, 1997;

        10) in January 1998, an additional $1,000,000 was funded under the Supplemental Note with EnCap. In March 1998, an additional $2,000,000 was funded under the Supplemental Note with EnCap. In March 1998, $5,000,000 was repaid to EnCap, extinguishing the Supplemental Note;

        11) instituted a stock option plan (the "Plan") covering eligible directors and employees, as defined in the Plan. The maximum aggregate number of common shares which may be made subject to options under the Plan shall be 3,020,988.

        12) authorized a new issue of Class A Preferred Shares, Series I. Dividends are payable at 10% per annum of the amount paid or deemed to have been paid for the shares, payable quarterly. Dividends are cumulative. For the first eight quarterly dividends, the Company may elect to pay the dividends in common shares, at a price of $1.18 per common share. The Company has the option to redeem the Preferred Shares at any time. If a qualified public offering of the Company's common stock is not consummated within the three year period commencing January 23, 1998, the holders of a majority of the Preferred Shares may elect to cause the Company to redeem all of the Preferred Shares. On the fifth anniversary of the sale of the Preferred Shares, the Company is required to redeem all of the Preferred Shares.

        13) entered into a purchase and sale agreement with Starbucks to acquire all of Starbucks' interest in certain oil and gas leases and properties, along with associated other assets. The purchase price is $2,882,547, payable $2,332,537 in cash and 600,000 common shares of the Company, such price subject to adjustments. Starbucks has guaranteed that the assets acquired, on January 1, 2000 or

                                BENZ ENERGY LTD.

                               DECEMBER 31, 1997

NOTE 20--SUBSEQUENT EVENTS (CONTINUED)
    such earlier date as Starbucks may request, will have a value of not less than $3,032,537, such valuation defined in the agreement. In the event that the valuation is less than the amount guaranteed, Starbucks will pay the difference to the Company.

NOTE 21--SUPPLEMENTAL INFORMATION ON OIL AND GAS OPERATION

    The following supplemental unaudited information regarding the Company's oil and gas activities is presented pursuant to the disclosure requirements of Statement of Financial Accounting Standards No. 69.

    Capitalized costs Relating to Oil and Gas Producing Activities at:

                                                                                 AUGUST 31,
                                                            DECEMBER 31, 1997       1997
                                                            -----------------  --------------
Unproved Oil and Gas Properties...........................    $  12,361,515     $  5,723,471
Proved Oil and Gas Properties.............................       13,341,497        6,046,082
                                                            -----------------  --------------
                                                                 25,703,012       11,769,553
Less: Accumulated Amortization............................         (993,778)        (413,552)
                                                            -----------------  --------------
Net Capitalized Costs.....................................    $  24,709,234     $ 11,356,001
                                                            -----------------  --------------
                                                            -----------------  --------------

    Costs Incurred in Oil and Gas Producing Activities for the Periods:

                                                                                OCTOBER 31,
                                                           SEPTEMBER 1, 1997       1996
                                                                  TO                TO
                                                           DECEMBER 31, 1997  AUGUST 31, 1997
                                                           -----------------  ---------------
Property Acquisition Costs:
Proved...................................................    $   3,193,197     $   1,533,047
Unproved.................................................        4,874,937         3,852,226
Exploration Costs........................................        1,680,446         2,311,404
Development Costs........................................        4,184,879         1,604,343
                                                           -----------------  ---------------
                                                             $  13,933,459     $   9,301,020
                                                           -----------------  ---------------
                                                           -----------------  ---------------

RESERVE INFORMATION AND RELATED STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET
  CASH FLOWS

    The following supplemental unaudited presentation of proved and proved developed reserve quantities and related standardized measure of discounted future net cash flow provides estimates only and does not purport to reflect realizable values or fair market values of the Company's reserves. Volumes reported for proved reserves are based on reasonable estimates. These estimates are consistent with current knowledge of the characteristics and production history of the reserves. The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of producing oil and gas properties. Accordingly, significant changes to these estimates are expected as future information becomes available. All of the Company's reserves are located in the United States.

    Proved reserves are those estimated reserves of crude oil (including condensate and natural gas liquids) and natural gas that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

                                BENZ ENERGY LTD.

                               DECEMBER 31, 1997

NOTE 21--SUPPLEMENTAL INFORMATION ON OIL AND GAS OPERATION (CONTINUED)
Proved developed reserves are those expected to be recovered through existing wells, equipment, and operating methods.

    The standardized measure of discounted future net cash flows is computed by applying year-end prices of oil and gas (with consideration of price changes only the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves, less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, less estimated related future income tax expenses (based on year-end statutory tax rates, with consideration of future tax rates already legislated), and assuming continuation of existing economic conditions. Future income tax expenses give effect to permanent differences and tax credits but do not reflect the impact of continuing operations including property acquisitions and exploration. The estimated future cash flows are then discounted using a rate of ten percent a year to reflect the estimated timing of the future cash flows.

                                             DECEMBER 31, 1997           AUGUST 31, 1997
                                          ------------------------  -------------------------
                                          OIL (BBLS)   GAS (MCF)    OIL (BBLS)    GAS (MCF)
                                          ----------  ------------  ----------  -------------
Proved Developed and Undeveloped
  Reserves:
  Beginning of period...................     470,940     3,239,867     229,185     10,953,770
  Revisions of previous estimates.......    (226,887)       60,966     244,749     (9,122,960)
  Improved recovery.....................      --           --           --           --
  Purchases of minerals in place........      18,500     4,536,528      --           --
  Extensions and discoveries............      --           --            6,287      1,492,867
  Production............................      (4,506)     (223,683)     (9,281)       (83,810)
  Sales of mineral in place.............      --           --           --           --
                                          ----------  ------------  ----------  -------------
  End of period.........................     258,047     7,613,678     470,940      3,239,867
                                          ----------  ------------  ----------  -------------
                                          ----------  ------------  ----------  -------------

Proved developed reserves:
  Beginning of period...................     157,240     2,462,000      34,372        857,000
  End of period.........................     141,940     3,922,000     157,240      2,462,000

                                BENZ ENERGY LTD.

                               DECEMBER 31, 1997

NOTE 21--SUPPLEMENTAL INFORMATION ON OIL AND GAS OPERATION (CONTINUED) Standardized Measure of Discounted Future Net Cash Flows at:

                                                                 DECEMBER 31,    AUGUST 31,
                                                                     1997           1997
                                                                 -------------  -------------
Future cash inflows............................................  $  23,483,000  $  16,197,000
Future production costs........................................     (3,368,000)    (2,749,000)
Future development costs.......................................     (2,648,000)    (2,003,000)
Future income taxes expenses...................................     (5,938,800)    (3,891,300)
                                                                 -------------  -------------
Future net cash flows..........................................     11,528,200      7,553,700
10% annual discount for estimated timing of cash flows.........     (3,321,800)    (2,393,160)
                                                                 -------------  -------------
Standardized measure of discounted future net cash flows
  relating to proved oil and gas reserves......................  $   8,206,400  $   5,160,540
                                                                 -------------  -------------
                                                                 -------------  -------------

    The following reconciles the change in the standardized measure of discounted future net cash flows from proved reserves:

                                                           SEPTEMBER 1, 1997  OCTOBER 31, 1996
                                                                  TO                 TO
                                                           DECEMBER 31, 1997  AUGUST 31, 1997
                                                           -----------------  ----------------
Beginning of period......................................    $   5,160,540     $    9,092,160
                                                           -----------------  ----------------
Increase (decrease) due to:
  Sales oil and gas produced, net of production costs....         (658,000)          (376,000)
  Net changes in prices and production costs.............         (195,000)           (36,000)
  Extensions, discoveries, and improved recovery, less
    related costs........................................         --                1,979,000
  Development costs incurred during the year which were
    previously estimated.................................         --                 --
  Net change in estimated future development costs.......         (559,000)          (741,000)
  Revisions of previous quantity estimates...............       (1,635,000)        (8,532,000)
  Net change from purchases and sales of minerals in
    place................................................        6,676,000           --
  Accretion of discount..................................          782,000          1,378,000
  Net change in income taxes.............................       (1,569,140)         2,025,380
  Other..................................................          204,000            371,000
                                                           -----------------  ----------------
  Net increase (decrease)................................        3,045,860         (3,931,620)
                                                           -----------------  ----------------
  End of period..........................................    $   8,206,400     $    5,160,540
                                                           -----------------  ----------------
                                                           -----------------  ----------------

                          INDEPENDENT AUDITORS' REPORT

To the Partners of Lasco Energy Partners, L.P., and
  The Board of Directors and Stockholders of Benz Energy Ltd.

    We have audited the accompanying Statement of Revenues and Direct Operating Expenses of the Oak Hill and Lisbon Properties for the period from acquisition by Lasco Energy Partners, L.P. (August 14, 1996) to December 31, 1996 and for the year ended December 31, 1997. This statement is the responsibility of the management of the owners of the properties. Our responsibility is to express an opinion on the statement based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement. We believe that our audits provide a reasonable basis for our opinion.

    The accompanying statement as described in Notes 1 and 2 was prepared for the purpose of complying with certain rules and regulations of the Securities and Exchange Commission for inclusion in a registration statement on Form SB-2 to be issued in connection with an offering by Benz Energy Ltd. under the Securities Act of 1933. It is not intended to be a complete presentation of the financial condition, operations and cash flows of the properties.

    In our opinion, the statement audited by us presents fairly, in all material respects, the revenues and direct operating expenses of the Oak Hill and Lisbon Properties as described in Notes 1 and 2 for the period from inception to December 31, 1996 and for the year ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          PRICEWATERHOUSECOOPERS LLP

Houston, Texas

July 31, 1998

                         OAKHILL AND LISBON PROPERTIES
              STATEMENT OF REVENUES AND DIRECT OPERATING EXPENSES

                                                                                                  PERIOD FROM
                                                                                                  ACQUISITION
                                                                                               (AUGUST 14, 1996)
                                                                               YEAR ENDED       TO DECEMBER 31,
                                                                            DECEMBER 31, 1997         1996
                                                                            -----------------  ------------------
Revenues:
  Oil and gas revenues....................................................    $   2,728,390        $  971,107
                                                                            -----------------        --------
Direct operating expenses:
  Lease operating expenses................................................          742,962           170,095
  Severance taxes.........................................................           93,805            42,396
                                                                            -----------------        --------
    Total direct operating expenses.......................................          836,767           212,491
                                                                            -----------------        --------
Excess of revenues over direct operating expenses.........................    $   1,891,623        $  758,616
                                                                            -----------------        --------
                                                                            -----------------        --------

         The accompanying notes are an integral part of this statement

              NOTES TO STATEMENT OF REVENUES AND DIRECT OPERATING
                 EXPENSES OF THE OAKHILL AND LISBON PROPERTIES

NOTE 1--THE PROPERTIES

    On January 23, 1998, and effective December 1, 1997, Benz Energy Ltd. ("Benz") purchased interests in Oakhill and Lisbon oil and gas properties located in Texas and Louisiana, respectively (the Properties) from Lasco Energy Partners, L.P. (Lasco or the Partnership). Only the Partnership's net interests in these properties are presented herein and are referred to as the Properties.

NOTE 2--BASIS OF PRESENTATION

    During the periods presented, the Properties were not accounted for as a separate entity. Certain costs were not allocated to the Properties by Lasco. Accordingly, full separate financial statements prepared in accordance with generally accepted accounting principles do not exist and are not practicable to obtain in these circumstances.

    The Statement of Revenues and Direct Operating Expenses (the "Statement") was derived from the historical accounting records of the Partnership and represents only the net interests in the Properties acquired by Benz. Depreciation, depletion and amortization, general and administrative expenses and other non-operating expenses are not included. Accordingly, the Statement is not intended to present financial position and results of operations in accordance with generally accepted accounting principles.

    Revenues in the Statement are recognized on the entitlement method.

    The accompanying Statement has been prepared on the accrual basis in accordance with generally accepted accounting principles. Preparation of the Statement in conformity with generally accepted accounting principles and estimation of oil and gas reserves require management to make estimates and assumptions that affect the amounts reported in the Statement and accompanying notes. Actual results could differ from those estimates.

NOTE 3--RELATED PARTY TRANSACTIONS

    Willow Springs Production Services, L.L.C. ("WSPS") had been the general partner and operator of the Partnership from acquisition (August 14, 1996) to August 31, 1997 when it was removed from this capacity. From September 1, 1997 to December 31, 1997, Riverhill Energy Corporation has been the general partner and Coastal Management Corporation ("Coastal"), an affiliate of Riverhill Energy Corporation, has been the operator. In their capacity as the operators for the related periods, as stated above, WSPS and Coastal receive certain revenues and pay expenses associated with the Lasco's properties and then allocate such activity as appropriate to the respective working interest and royalty owners. The two limited partners in the Partnership were EnCap Equity 1996 Limited Partnership and Energy Capital Investment Company PLC. EnCap Investments L.C. ("EnCap") is the general partner of EnCap Equity 1996 Limited Partnership.

NOTE 4--COMMITMENT AND CONTINGENCIES

    In the course of their operations, the properties are subject to possible contingencies arising from federal, state and local environmental, health and safety laws and regulations. Additionally, the Properties were subject to possible title issues which could affect the legal title of Benz to the Properties. There are no such matters which, in the opinion of Encap management, will have a material adverse impact on the revenues and direct operating expenses in the Statement.

              NOTES TO STATEMENT OF REVENUES AND DIRECT OPERATING
           EXPENSES OF THE OAKHILL AND LISBON PROPERTIES (CONTINUED)

NOTE 4--COMMITMENT AND CONTINGENCIES (CONTINUED)
    While there are certain claims related to the Properties and operations of the Partnership, none of these matters, in the opinion of EnCap management, could have a material adverse effect on the revenues and direct operating expenses in the Statement.

NOTE 5--SUPPLEMENTAL OIL AND GAS INFORMATION (UNAUDITED)

    OIL AND GAS RESERVE INFORMATION--Proved oil and gas reserve quantities are based on estimates prepared by the Company's engineers in accordance with guidelines established by the Securities and Exchange Commission ("SEC"). There are numerous uncertainties inherent in estimating quantities of proved reserves and projecting future rates of production and timing of development expenditures. The following reserve data represent estimates only and should not be construed as being exact.

                                                                               CRUDE OIL,
                                                                               CONDENSATE   NATURAL GAS
                                                                               AND NATURAL   (MILLIONS
                                                                               GAS LIQUIDS   OF CUBIC
                                                                                (BARRELS)      FEET)
                                                                               -----------  -----------
Total proved reserves:
  Balance August 14, 1996....................................................      46,881       11,157
    Production...............................................................      (2,552)        (250)
                                                                               -----------  -----------
  Balance December 31, 1996..................................................      44,329       10,907
    Production...............................................................      (5,550)        (767)
                                                                               -----------  -----------
  Balance December 31, 1997..................................................      38,779       10,140
                                                                               -----------  -----------
                                                                               -----------  -----------
Proved developed reserves:
  August 14, 1996............................................................      46,881       11,157
  December 31, 1996..........................................................      44,329       10,907
  December 31, 1997..........................................................      38,779       10,140

    FUTURE NET CASH FLOWS--Future cash inflows are based on period-end prices. Operating costs, production and ad valorem taxes and future development costs are based on current costs with no escalation.

    The following table sets forth unaudited information concerning future net cash flows for oil and gas reserves. This information does not purport to present fair market value of the Company's oil and gas

              NOTES TO STATEMENT OF REVENUES AND DIRECT OPERATING
           EXPENSES OF THE OAKHILL AND LISBON PROPERTIES (CONTINUED)

NOTE 5--SUPPLEMENTAL OIL AND GAS INFORMATION (UNAUDITED) (CONTINUED) assets, but does present a standardized disclosure concerning possible future net cash flows that would result under the assumptions used.

                                                                                                TOTAL
                                                                                             -----------
                                                                                             (UNAUDITED)
December 31, 1997
  Cash inflows.............................................................................   $  30,159
  Production and development costs.........................................................     (14,543)
                                                                                             -----------
  Net cash flows...........................................................................      15,616
  10 percent annual discount rate..........................................................      (7,474)
                                                                                             -----------
  Discounted future net cash flows.........................................................   $   8,142
                                                                                             -----------
                                                                                             -----------
December 31, 1996
  Cash inflows.............................................................................   $  33,129
  Production and development costs.........................................................     (16,389)
                                                                                             -----------
  Net cash flows...........................................................................      16,740
  10 percent annual discount rate..........................................................      (7,434)
                                                                                             -----------
  Discounted future net cash flows.........................................................   $   9,006
                                                                                             -----------
                                                                                             -----------
August 14, 1996
  Cash inflows.............................................................................   $  28,299
  Production and development...............................................................     (16,098)
                                                                                             -----------
  Net cash flows...........................................................................      12,201
  10 percent annual discount rate..........................................................      (5,907)
                                                                                             -----------
  Discounted future net cash flows.........................................................   $   6,294
                                                                                             -----------
                                                                                             -----------

    The following table sets forth the principal sources of change in the discounted future net cash flows:

                                                                                            PERIOD FROM
                                                                                            ACQUISITION
                                                                             FOR THE YEAR   (AUGUST 14,
                                                                                ENDED        1996) TO
                                                                             DECEMBER 31,  DECEMBER 31,
                                                                                 1997          1996
                                                                             ------------  -------------
Sales, net of production costs.............................................   $   (1,892)    $    (759)
Net change in prices and production costs..................................          390         2,949
Change in future development costs.........................................          (25)          -0-
Accretion of discount......................................................          941           629
Other......................................................................         (278)         (107)
                                                                             ------------       ------
                                                                              $     (864)    $   2,712
                                                                             ------------       ------
                                                                             ------------       ------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, SUCH SECURITIES IN ANY CIRCUMSTANCE IN WHICH SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Summary...................................................................     3
Cautionary Statement Regarding Forward-looking Statements.................    12
Risk Factors..............................................................    12
Dividend Policy...........................................................    19
Price Range of Securities.................................................    19
Capitalization............................................................    20
Pro Forma Financial Statements............................................    21
Selected Financial Data...................................................    24
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................    25
Business and Properties...................................................    31
Management................................................................    50
Certain Transactions......................................................    54
Description of Securities.................................................    60
Legal Matters.............................................................    61
Experts...................................................................    61
Available Information.....................................................    62
Glossary..................................................................    63
Index to Financial Statements.............................................   F-1

                            ------------------------

    UNTIL            , 1998 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), DEALERS
EFFECTING TRANSACTIONS IN THE COMMON STOCK MAY BE REQUIRED TO DELIVER A PROSPECTUS.

                               36,849,575 SHARES
                                  COMMON STOCK

                                     [LOGO]

                                BENZ ENERGY LTD.

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                OCTOBER   , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Yukon Business Corporations Act ("YBCA"), section 126, and section 7.03 of the Company's bylaws, paragraph 1, allow the Company to indemnify a director or officer of the Company, a former director or officer of the Company or a person who acts or acted at the Company's request as a director or officer of a body corporate or which the Company is or was a shareholder or creditor, and heirs and legal representatives against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect to any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Company or body corporate, if:

    (i) he acted honestly and in good faith with a view to the best interests of the Company, and

    (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

    The Company may also, with the approval of the Yukon Supreme Court, indemnify such a person in respect of an action by or on behalf of the Company or body corporate to procure a judgment in its favor, to which he is made a party by reason of his being or having been a director or an officer of the Company or body corporate, against all costs, charges and expenses reasonably incurred by him in connection with the action if he fulfills the conditions set forth above in (i) and (ii).

    Notwithstanding anything contained in YBCA section 126, a person referred to above is entitled to indemnity for the Company in respect of all costs, charges and expenses reasonably incurred by him in connection with the defense of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Company or body corporate, if the person seeking indemnity was substantially successful on the merits in his defense of the action or proceeding, he fulfills the conditions set out in (i) and (ii) above, and is fairly and reasonably entitled to indemnity.

    The Company may purchase and maintain insurance for the benefit of any person referred to above against any liability incurred by him in his capacity as a director or officer of the Company, or in his capacity as a director or officer of another body corporate (if he acts or acted in that capacity at the Company's request), except when the liability relates to his failure to act honestly and in good faith with a view to the best interests of the body corporate.

    The Company or a person referred to above may apply to the Yukon Supreme Court for an order approving an indemnity, and the Yukon Supreme Court may so order and make any further order it sees fit.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND REGISTRATION

    The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered. All expenses of registration of the Shares will be borne by the Company. All of the amounts shown are estimates except the registration fee.

Securities and Exchange Commission registration fee.............  $   4,711
Legal fees and expenses.........................................    175,000
Accounting fees and expenses....................................    175,000
Printing expenses...............................................    125,000
Blue sky fees and expenses......................................     10,000
Miscellaneous...................................................     50,000
                                                                  ---------
  TOTAL EXPENSES:...............................................  $ 539,711
                                                                  ---------
                                                                  ---------

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

                     PERSONS TO WHOM
     DATE OF         SECURITIES WERE                            AMOUNT OF         DESCRIPTION OF THE
   TRANSACTION            SOLD          TYPE OF SECURITIES   SECURITIES SOLD          TRANSACTION
-----------------  -------------------  -------------------  ---------------  ---------------------------
March 26, 1998                          Convertible Debt     $  10.0million        Private Placement
March 16, 1998                          Convertible Debt     $  27.5million        Private Placement

ITEM 27. EXHIBITS

  EXHIBIT
  NUMBER     DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
     +2.1......................  Share Purchase Agreement Between Slattery Trust, Ruston Trust, Houston Trust, Starbucks Trust, Todd
               Grabois, Robert Novak and Benz Equities Ltd.
     *3.1.............................................................................  Certificate of Incorporation of the Company.
     +3.2..................................................................................................  By-Laws of the Company.
     +5.1.......................................................................................  Opinion of Porter & Hedges, L.L.P.
    *10.1....................................................................................................  The Stock Option Plan
    *10.2....................................................................................  Employment Agreement Robert S. Herlin
    *10.3...................................................................................  Employment Agreement Ernest J. LaFlure
    +10.4...................  Credit Agreement--Texstar Petroleum, Inc., as Borrower, Benz Energy Ltd. and Calibre Energy, L.L.C. as
               Guarantors and Encap Energy Capital Fund III, L.P. as Lender.
    +10.5.................................................................................................  Bank One Credit Facility
    +10.6...................  Purchase and Sale Agreement Among Slattery Trust, Starbucks Trust, Todd Grabois, Robert Novak, Prentis
               B. Tomlinson, Jr., Calibre Oil & Gas, Inc., Calibre Energy, L.L.C., and Benz Energy.

    +10.7..................  Purchase and sale of oil and gas properties in Claiborne Parish, Louisiana and Gregg and Rusk Counties,
               Texas

    *10.8..................  Purchase Agreement dated May 19, 1998 between Texstar Petroleum, Inc. and Southern Gas Co. of Delaware,
               Inc.

    *10.9..................  Purchase and Sale Agreement by and between Starbucks Trust as seller and Benz Energy, Ltd. as buyer and
               Texstar Petroleum, Inc.

    *21.1.................................................................................................  Schedule of Subsidiaries

    +23.1.............................................................  Consent of Porter & Hedges, L.L.P. (included in Exhibit 5.1)

    *23.2......................................................................  Consent of Merdinger, Fruchter, Rosen & Corso, P.C.

    *23.3......................................................................................  Consent of Price Waterhouse Coopers

    *23.4...........................................................................................  Consent of Ryder Scott Company

    *23.5.....................................................................................  Consent T.J. Smith and Company, Inc.

    *23.6...............................................................................................  Consent of Crocker Company

    *24.1.........................................................................  Power of Attorney (included herein at page II-4)

    *27.1..................................................................................................  Financial Data Schedule

    *99.1.................................................................................................................  Form F-X

------------------------

*   Filed herewith

+   To be filed by amendment

ITEM 28. UNDERTAKINGS

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

   (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

    The undersigned Registrant hereby undertakes:

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to officers, directors and controlling persons of the Registrant pursuant to the provisions described under Item 24 of this registration statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the Securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereon duly authorized in the City of Houston, State of Texas on September 4, 1998.

                                BENZ ENERGY LTD.

                                By:        /s/ PRENTIS B. TOMLINSON, JR.
                                     -----------------------------------------
                                             Prentis B. Tomlinson, Jr.
                                     CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE
                                                      OFFICER

    In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form SB-2 has been signed below by the following persons in the capacities and on the dates indicated and each of the undersigned officers and directors of Benz Energy LTD hereby severally constitutes and appoints Prentis B. Tomlinson, Jr. and Robert S. Herlin, his true and lawful attorney-in-fact, and each of them, to sign for him, and in his name in the capacity indicated below, such Registration Statement on Form SB-2 and for the purpose of registering such securities under the Securities Act of 1933, as amended, and any and all amendments (including post-effective amendments) thereto, hereby ratifying and confirming our signatures as they may be signed by our attorneys-in-fact to such Registration Statement and any and all amendments thereto.

             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------

  /s/ PRENTIS B. TOMLINSON,
             JR.                Chairman of the Board and
------------------------------    Chief Executive Officer    September 4, 1998
  Prentis B. Tomlinson, Jr.

    /s/ ERNEST J. LAFLURE
------------------------------  Director, President and      September 4, 1998
      Ernest J. LaFlure           Chief Operating Officer

                                Director, Senior Vice
     /s/ ROBERT S. HERLIN         President and Chief
------------------------------    Financial Officer          September 4, 1998
       Robert S. Herlin           (Principal Financial
                                  Officer)

     /s/ KIRSTON A. HINK
------------------------------  Controller                   September 4, 1998
       Kirston A. Hink

     /s/ ROBERT L. ZORICH
------------------------------  Director                     September 4, 1998
       Robert L. Zorich

       /s/ L.E. WALKER
------------------------------  Director                     September 4, 1998
         L.E. Walker

------------------------------  Director                     September 4, 1998
         Yale Fisher

      /s/ ROBERT DESPRES
------------------------------  Director                     September 4, 1998
        Robert Despres

                                 EXHIBIT INDEX

  EXHIBIT
  NUMBER     DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
+2.1......   Share Purchase Agreement Between Slattery Trust, Ruston Trust, Houston Trust, Starbucks Trust, Todd
               Grabois, Robert Novak and Benz Equities Ltd.

*3.1......   Certificate of Incorporation of the Company

+3.2......   By-Laws of the Company

+5.1......   Opinion of Porter & Hedges, L.L.P.

*10.1.....   The Stock Option Plan

*10.2.....   Employment Agreement Robert S. Herlin

*10.3.....   Employment Agreement Ernest J. LaFlure

+10.4.....   Credit Agreement--Texstar Petroleum, Inc., as Borrower, Benz Energy Ltd. and Calibre Energy, L.L.C. as
               Guarantors and Encap Energy Capital Fund III, L.P. as Lender

+10.5.....   Bank One Credit Facility

+10.6.....   Purchase and Sale Agreement Among Slattery Trust, Starbucks Trust, Todd Grabois, Robert Novak, Prentis
               B. Tomlinson, Jr., Calibre Oil & Gas, Inc., Calibre Energy, L.L.C., and Benz Energy

+10.7.....   Purchase and Sale of Oil and Gas Properties in Claiborne Parish, Louisiana and Grell and Rusk Counties,
               Texas

*10.8.....   Purchase Agreement dated May 19, 1998 between Texstar Petroleum, Inc. and Southern Gas Co. of Delaware,
               Inc.

*10.9.....   Purchase and Sale Agreement by and between Starbucks Trust as seller and Benz Energy, Ltd. as buyer and
               Texstar Petroleum, Inc.

*21.1.....   Schedule of Subsidiaries

+23.1.....   Consent of Porter & Hedges, L.L.P. (included in Exhibit 5.1)

*23.2.....   Consent of Merdinger, Fruchter, Rosen & Corso, P.C.

*23.3.....   Consent of PriceWaterhouseCoopers

*23.4.....   Consent of Ryder Scott Company

*23.5.....   Consent T.J. Smith and Company, Inc.

*23.6.....   Consent of Crocker Company

*24.1.....   Power of Attorney (included herein at page II-4)

*27.1.....   Financial Data Schedule

*99.1.....   Form F-X

------------------------

*   Filed herewith

+   To be filed by amendment